Exhibit 2.1

Certain information contained in this document, marked by [***], has been omitted because it is (i) not material and (ii) customarily and actually treated by the registrant as private or confidential.

STOCK PURCHASE AGREEMENT
by and among
JOBY AVIATION, INC.,
STRIX HOLDINGS, INC.,
STRIX PARENT, LLC,
and
THE MANAGEMENT MEMBER PARTIES HERETO
dated
AUGUST 8, 2026
This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, nor will it be deemed to create, a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to, executed and delivered by all parties hereto.

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Exhibit A	List of Persons to Enter into Restrictive Covenant Agreements and Alternative Restrictive Covenant Agreements
Exhibit B-1	Restrictive Covenant Agreements
Exhibit B-2	Alternative Restrictive Covenant Agreements
Exhibit C-1	Management Members
Exhibit C-2	Form of Joinder, Lock-up and Release Agreement
Exhibit C-3	Form of Investor Questionnaire
Exhibit D	Sponsor Support Agreement
Exhibit E	Accounting Principles
Exhibit F	Sample Net Working Capital Calculation
Exhibit G	Form of Escrow Agreement
Exhibit H	FIRPTA Certificate

Annex A	Pre-Closing Restructuring Plan

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 8, 2026, by and among Joby Aviation, Inc., a Delaware corporation (“Buyer”), Strix Holdings, Inc., a Delaware corporation (the “Company”), Strix Parent, LLC, a Delaware limited liability company (“Seller”) and those certain Management Members (as defined herein) party to this Agreement by reason of their joinder hereto, as provided herein (such Management Members collectively with the Seller, the “Seller Parties” and each, a “Seller Party”). Each of Buyer, the Company, and each of the Seller Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
RECITALS
1.As of the date hereof, (i) Seller owns 100% of the outstanding capital stock (the “Shares”) of the Company, and (ii) the Company, indirectly through its Subsidiaries, owns 100% of the Equity Interests of Resonant Sciences, LLC, an Ohio limited liability company (the “OpCo”).
2.As of the date hereof, the Management Members collectively own 100% of the outstanding membership interests in RS Seller Holdco, LLC (the “Management Holdco”, and, collectively with Seller and the Company, the “Seller Entities”), and the Management Holdco collectively owns 28.2% of outstanding Equity Interests of Seller.
3.In connection with the Pre-Closing Restructuring and prior to the Closing, the Management Members’ equity interests in the Seller Entities shall be reorganized so that each of the Management Members directly holds the Equity Interests of the Company provided in the Closing Distribution Spreadsheet.
4.Following the Pre-Closing Restructuring, the Seller Parties shall collectively own 100% of the Shares, which shall constitute 100% of the issued and outstanding Equity Interests in the Company.
5.At the Closing and on the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Seller Parties, and the Seller Parties desire to sell to Buyer, the Shares.
6.On the date hereof, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Persons set forth on paragraph 1 of Exhibit A has entered into a restrictive covenant agreement (collectively, the “Restrictive Covenant Agreements”) with Buyer, each of which becomes effective upon the Closing and which are collectively attached to this Agreement as Exhibit B-1.
7.On the date hereof, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the Persons set forth on paragraph 2 of Exhibit A has entered into an alternative restrictive covenant (collectively the “Alternative Restrictive Covenant Agreements”) with Buyer, each of which becomes effective upon the Closing and which are collectively attached to this Agreement as Exhibit B-2.
8.On the date hereof, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each member of the Management Holdco listed on Exhibit C-1 (collectively, the “Management Members”) has entered into a joinder, lock-up and release agreement in the form attached hereto as Exhibit C-2 (the “Joinder, Lock-up and Release Agreement”) and an accredited investor questionnaire in the form attached hereto as Exhibit C-3 (the “Investor Questionnaire”).
9.On the date hereof, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, Cerberus Strix Equity Investor, L.P., Cerberus Strix Debt Investor, L.P. and certain funds affiliated therewith have entered into a support agreement with Buyer attached hereto as Exhibit D (the “Sponsor Support Agreement”).
10.On or prior to the date hereof, Seller has obtained and delivered to Buyer a true, correct and complete copy of the consents, approvals and authorizations from its members and any other Persons required under Seller’s Organizational Documents or any applicable Law, in each case, that evidences the approval of this Agreement, the Ancillary Agreements, and the Transaction, and to perform Seller’s obligations hereunder and thereunder and to consummate the Transaction contemplated hereby and thereby.
11.On or prior to the date hereof, Buyer has obtained and delivered to Seller a true, correct and complete copy of the consents, approvals and authorizations from its board of directors to the extent required under Buyer’s Organizational Documents or any applicable Law, in each case, that evidences the approval of this Agreement, the Ancillary Agreements, and the Transaction, and to perform Buyer’s obligations hereunder and thereunder and to consummate the Transaction contemplated hereby and thereby.
In consideration of the representations, warranties and covenants set forth in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS; INTERPRETATION
Section 1.1    Certain Terms Defined. The following terms will have the meanings set forth below for purposes of this Agreement:
“2026 Audited Financial Statements” has the meaning set forth in Section 6.19(b).
“Accounting Principles” means the specific accounting practices, policies, judgments and methodologies set forth on Exhibit E.
“Acquired Companies” means the Company and each of its Subsidiaries, and “Acquired Company” means any of the Acquired Companies.

“Acquisition Proposal” means, other than the Transaction, any bona fide, written offer, proposal or indication of interest relating to (a) the sale, license, disposition or acquisition of a material portion of the assets of the Acquired Companies taken as a whole (other than sales, licenses, dispositions or acquisitions of assets in the Ordinary Course of Business), (b) the issuance, disposition or acquisition of (i) any of the Equity Interests of the Company or any Equity Interests of its Subsidiaries (other than issuances, dispositions and acquisitions of Equity Interests by the Company in the Ordinary Course of Business), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any Equity Interests of the Company or any Equity Interests of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any Equity Interests of the Company or any of its Subsidiaries, or (c) any merger, consolidation, business combination, reorganization or similar transaction involving any of the Acquired Companies.
“Action” means any claim, action, cause of action, arbitration, litigation, charge, claim, complaint, investigation, audit, mediation, suit or proceeding (whether in contract, tort or otherwise, whether civil, administrative or criminal and whether brought at law or in equity), in each case, that is commenced, brought, conducted or heard by or before or otherwise involving any Governmental Entity or any arbitrator or arbitration panel.
“Adjustment Escrow Deposit” means $7,500,000.
“Adjustment Escrow Funds” means the Adjustment Escrow Deposit together with any interest earned thereon.
“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that, in no event (a) will Seller be considered an Affiliate of the Company following the Closing nor (b) will Buyer be considered an Affiliate of the Company prior to the Closing.
“Affiliates Loans” has the meaning set forth in Section 3.19(b).
“Aggregate Closing Payment” has the meaning set forth in Section 2.3(b)(i).
“Agreement” has the meaning set forth in the Preamble.
“AI Models” means, in addition to any definition of “artificial intelligence” or “artificial intelligence system” or any similar term under applicable Law, an engineered or machine-based system, software, model, tool, utility or other technology (whether developed in-house or by a third party) that, for a given set of human-defined objectives, generates outputs such as predictions, recommendations or decisions, influencing real or virtual environments, and that operates (in whole or in part) through data-driven, learning-based, or otherwise non-deterministic or adaptive methods. This includes, but is not limited to, (i) artificial intelligence, automated decision making, machine learning, deep learning, neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, and k-means clustering), reinforcement learning, natural language processing (including large language models), automation and other artificial intelligence technologies, and (ii) Software, services, tools or systems that make use of, incorporate or employ any of the foregoing.
“Alternative Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
“Ancillary Agreements” means the Escrow Agreement, the Restrictive Covenant Agreements, the Alternative Restrictive Covenant Agreements, the Joinder, Lock-up and Release Agreements, and all other agreements contemplated by this Agreement in connection with the Transaction.
“Anti-Corruption Laws” means, collectively, (a) the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), (b) the U.K. Bribery Act of 2010, (c) Laws enacted in accordance with the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (d) any other Laws prohibiting bribery or corruption.
“Antitrust Laws” means any Laws or Orders of any jurisdiction that are designed to govern competition, or to prohibit, restrict or regulate actions with the purpose or effect of unlawful monopolization or restraint of trade, but excluding International Trade Laws and Regulations, Laws and regulations administered by DCSA or other cognizant U.S. security agencies relating to the national industrial security program, national security or defense matters (including Approvals of other Governmental Entities related to transfer of Contracts, facilities and equipment used on classified programs), and Laws and regulations administered by the Committee on Foreign Investment in the United States (CFIUS).
“Approvals” means any consent, approval or authorization of, permit or license issued or granted by, Order, waiver or exemption by, negative clearance from, or the expiration or early termination of any waiting period imposed by, any Person (including any third party or Governmental Entity (including any Governmental Antitrust Entity)).
“Assets” has the meaning set forth in Section 3.24(a).
“Audited Financial Statements” has the meaning set forth in Section 3.6(a).
“Baird” means Robert W. Baird & Co. Incorporated.
“Base Purchase Price” means Five Hundred Million Dollars ($500,000,000.00).
“Burdensome Condition” means any terms, conditions, liabilities, obligations, commitments or sanctions imposed upon or otherwise affecting Buyer, its Affiliates, the business of the Acquired Companies or the Acquired Companies in any Action, judgment or Order of any Governmental Entity with respect to the Transaction in connection with obtaining the Required

Regulatory Approvals, that (a) requires the sale, divestiture, or disposition of any business, assets, product lines, properties, or services of Buyer or its Affiliates or of the Acquired Companies; (b) requires Buyer or its Affiliates to conduct, restrict, operate, invest or otherwise change the assets, the business or a portion of the business of the Buyer or any Subsidiary of Buyer, other than the Acquired Companies; or (c) requires Buyer or its Affiliates to conduct, restrict, operate, invest or otherwise change the assets, the business or a portion of the business of the Acquired Companies, in each of clauses (a) through (c) inclusive, in a manner that materially and adversely impacts the economic benefits to Buyer of the Transaction; [***].
“Business Data” means all information, data, and data compilations, including Personal Data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, Processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by the Company, its Data Processors, any of the Computer Systems, or is necessary to the business of the Acquired Companies.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Santa Cruz, California are authorized or obligated by Law or Order to close.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Common Stock” means the Common Stock, par value $0.0001, of Buyer.
“Buyer SEC Documents” has the meaning set forth in Section 5.9.
“Buyer Stock Price” means an amount equal to $7.4752, which represents the VWAP of Buyer Common Stock for the twenty (20) consecutive Business Days ending on (and including) the Business Day that is two (2) Business Days prior to the date hereof, calculated to four decimal places.
“CAS” has the meaning set forth in Section 3.21(e).
“Cash” means cash and cash equivalents (that are immediately convertible into cash) held by or on behalf of the Acquired Companies determined in accordance with GAAP, but excluding Restricted Cash; provided, that “Cash” shall (a) include checks received (but not yet cashed) and wire transfers received (but not yet cleared) and (b) exclude all (i) outstanding, uncashed or uncleared outbound checks, money orders or similar instruments and (ii) outstanding or uncleared outbound wire transfers. To the extent that any Cash of any Person is denominated in other than U.S. dollars as of such time, such amount of Cash will be translated into U.S. dollars using the currency exchange rate published in the U.S. east coast edition of The Wall Street Journal on such day (or, if such day is not a Business Day, on the Business Day immediately preceding such day). For the avoidance of doubt, Cash shall be reduced for (i) any distributions of cash and cash equivalents between the Reference Time and immediately prior to the Closing and (ii) any payments made to reduce Indebtedness or Transaction Expenses between the Reference Time and immediately prior to Closing.

“Cash Purchase Price” means an amount in cash equal to (i) the Estimated Purchase Price, minus (ii) the Management Holdco Equity Value.
“Cerberus Note” means that certain Unsecured Term Promissory Note dated as of September 1, 2023 and made by the Company, in favor of Cerberus Strix Debt Investor, L.P., a Delaware limited partnership.
“CFIUS Approval” means (i) a written determination from CFIUS to the effect that the Transaction does not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.213, (ii) a written notice issued by CFIUS indicating that CFIUS has made a determination there are no unresolved national security concerns with respect to the Transaction and that CFIUS has concluded its review or investigation, or (iii) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision, then (A) the President has announced a decision not to take any action to suspend or prohibit the Transaction or (B) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.
“Chosen Courts” has the meaning set forth in Section 9.8.
“Classified Contract or Bid” has the meaning set forth in Section 3.21(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Agents” has the meaning set forth in Section 6.18(c).
“Closing Agent Materials” means, for each Seller Party, (i) a valid IRS Form W-9 or appropriate Form W-8 as applicable, (ii) a completed letter of transmittal and instructions (which letter of transmittal will be in customary form and have such other provisions as the Closing Agents may reasonably specify) and (iii) any other reasonably requested materials of the Closing Agents required to complete the Closing Issuance and the Closing Payment.
“Closing Company Cash” means the aggregate amount of all Cash as of the Reference Time.
“Closing Company Indebtedness” means the Company Indebtedness as of immediately prior to the Closing.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Date Payment Documents” has the meaning set forth in Section 2.4(a).
“Closing Distribution Spreadsheet” has the meaning set forth in Section 6.18(b).
“Closing Issuances” has the meaning set forth in Section 2.3(b)(ii).
“Closing Net Working Capital” means the Net Working Capital as of the Reference Time.

“Closing Statement” has the meaning set forth in Section 2.4(b).
“Closing Payments” has the meaning set forth in Section 2.3(b)(i).
“Code” means the Internal Revenue Code of 1986.
“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with a Union.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” has the meaning set forth in Section 3.12(a).
“Company Audited Financial Statements” means consolidated audited financial statements consisting of the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2025 and the related statements of operations, comprehensive income (loss), members’ equity and cash flows for the fiscal year then ended, together with the report thereon of an independent registered public accounting firm, which financial statements shall be prepared in accordance with GAAP applied on a consistent basis.
“Company Indebtedness” means, as of a given time, the aggregate amount of all Indebtedness of the Acquired Companies.
“Company Intellectual Property” means any and all Intellectual Property that is used or held for use in, or that is necessary for, the operation of the business of the Acquired Companies (including all Registered Intellectual Property). Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned by or licensed to the Acquired Companies.
“Company Owned Intellectual Property” means any and all Intellectual Property that is owned by or purported to be owned (solely or jointly) by any of the Acquired Companies.
“Company Permits” has the meaning set forth in Section 3.9(a).
“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned (either solely or jointly) by or filed in the name of any of the Acquired Companies.
“Company Related Person” has the meaning set forth in Section 3.19(a).
“Company Service Provider” means any current or former employee, officer, director, or other individual service provider of any of the Acquired Companies.
“Computer Systems” means all computer hardware, peripheral equipment, Software and firmware, Software-enabled services, Cloud-based services, networks, processed data, information technology infrastructure and other computer systems and services that are used by or accessible to the Acquired Companies to receive, store, process or transmit data to carry on their respective businesses or to carry on their day to day operations and affairs.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 12, 2025, by and between OpCo and Buyer.
“Continuation Period” has the meaning set forth in Section 6.7(a).
“Continuing Employee” has the meaning set forth in Section 6.7(a).
“Contract” means any legally binding written or oral contract, subcontract, statement of work, memorandum of understanding, purchase order, indenture, bond, loan, guaranty, settlement agreement, lease, instrument, note, option, warranty, license, sublicense, insurance policy or other legally binding arrangement or agreement (including any amendments, restatements, supplements and other modifications thereto).
“Current Government Contracts” means a Government Contract (a) the period of performance of which has not yet expired or terminated or (b) for which final payment has not yet been received.
“D&O Indemnified Parties” has the meaning set forth in Section 6.6(a).
“D&O Tail Policy” has the meaning set forth in Section 6.6(c).
“Damages” means all damages, losses, liabilities and expenses including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Action, whether involving a third party claim or a claim solely between the Parties.
“Data Processor” means any Person that Processes Business Data on behalf of or at the direction of any of the Acquired Companies, including a “service provider,” “contractor,” or “processor,” as those terms are defined by Privacy Laws.
“Data Treatment” means the access, collection, use, Processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any Personal Data.
“DCSA” means the Defense Counterintelligence and Security Agency within the U.S. Department of War (f/k/a the Department of Defense).
“DCSA Approval” means either (i) the Parties shall have obtained written acknowledgement from DCSA indicating acceptance of Buyer’s FOCI Mitigation Commitment to operate the Acquired Companies, which mitigation may require up to and include a Security Control Agreement or Special Security Agreement (as defined in 32 C.F.R. § 117.11(d)(iii)) and any additional procedures for FOCI mitigation or negation required by DCSA pursuant to 32 C.F.R. § 117.11(h) as well as additional policies, including, without limitation, an Affiliated Operating Procedure, Technology Control Plan, Electronics Communications Plan, and Facilities Operating Plan (as those terms are defined in 32 C.F.R. § 117.11(h)(1)-(4)), or lesser form of FOCI mitigation, or (ii) DCSA shall have waived, in writing, the requirement that Buyer adopt a

FOCI Mitigation Commitment prior to closing in connection with this Transaction, or otherwise indicated to the Parties, in writing, that DCSA is not requiring Buyer to adopt a FOCI Mitigation Commitment, prior to closing, in connection with this Transaction.
“DDTC” means the U.S. Department of State’s Directorate of Defense Trade Controls.
“Designated Person” has the meaning set forth in Section 9.13(a).
“DFARS” has the meaning set forth in Section 3.17(v).
“Disclosure Schedules” has the meaning set forth in Article III.
“Disputed Items” has the meaning set forth in Section 2.4(e).
“DPA” means Title VII of the Defense Production Act of 1950 (50 U.S.C. § 4501 et seq), as amended by the Foreign Investment Risk Review Modernization Act of 2018 (codified at 50 U.S.C. § 4565), including the implementing regulations thereof at 31 C.F.R. Part 800.
“EAR” means the Export Administration Regulations (15 C.F.R. Parts 730-774) administered by the U.S. Department of Commerce.
“Effect” has the meaning set forth in the definition of “Material Adverse Effect”.
“Enforceability Exception” has the meaning set forth in Section 3.2.
“Environment” means soil, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata, ambient air or indoor air, including any material or substance used in the physical structure of any building or improvement.
“Environmental Claim” means any Action, demand, notice of violation, notice of potential responsibility, or proceeding of any kind, or any written intention to initiate any of the foregoing, by any Person alleging liability arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials, (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit, (iii) harm or damage to the environment, natural resources, or any Person arising under Environmental Law or relating to Hazardous Materials, or (iv) any obligation to investigate, remediate, monitor or otherwise respond to any Release of Hazardous Materials.
“Environmental Laws” means all applicable Laws, Orders, decrees, judgments, permits, licenses and any binding agreement with any Governmental Entity, relating to (a) human health and safety (including worker health and safety) or the indoor or outdoor environment, including the ambient air, indoor air, soil, soil vapor, surface water, groundwater, drinking water or natural resources, (b) the protection of human health, natural resources or the environment from exposure to Hazardous Materials, or (c) the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, control, investigation, remediation, or cleanup of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and amendments and any similar state Laws): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Clean Air Act of 1963, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.
“Environmental Notice” means any written notice of violation or infraction, or notice of any Environmental Claim relating to actual or alleged non-compliance with or liability pursuant to any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permits” means all Permits required under or issued, granted, given, authorized by or made pursuant to any Environmental Laws.
“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, units, partnership interests and joint venture interests, and (c) any warrants, stock appreciation rights, phantom equity, phantom units, restricted stock, profits interests, options, units, or any other equity, equity-based or equity-linked compensation, convertible or exchangeable securities, or call rights to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business which, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.
“Escrow Agent” means Western Alliance Bank, an Arizona corporation.
“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, in the form attached hereto as Exhibit G.
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).
“Exchange Act” means the Securities Exchange Act of 1934.
“Extended Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Export Control Authorization” means any and all Approvals, including Approvals under the ITAR or the EAR, required for the lawful conduct of the business of the Acquired Companies following the Closing Date in substantially the same manner as conducted as of the date of this Agreement pursuant to the International Trade Laws and Regulations as administered by the relevant Governmental Entities, including (a) the U.S. Department of Commerce, Bureau of Industry and Security, (b) DDTC, and (c) any other non-U.S. Governmental Entity responsible for the administration of International Trade Laws and Regulations. This shall also mean any import permits under 27 C.F.R. Part 447, as administered by the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives.
“FAR” has the meaning set forth in Section 3.17(v).
“FAR Rights” has the meaning set forth in Section 3.17(v).
“FAR Ethics Rules” means the ethical rules and suspension/debarment regulations in FAR Parts 3 and 9 and FAR 52.203-13, including but not limited to all mandatory disclosure obligations.
“FCLs” means a Facility Security Clearance as defined in 32 C.F.R. § 117.3(b).
“Filings” means any registrations, applications, declarations, notifications, certifications, reports, submissions, responses to requests for information, or other filings with, or any notices to, any Person (including any third party or Governmental Entity, including any Governmental Antitrust Entity), whether required by Law, Contract, Permit or otherwise.
“Final Purchase Price” means the Purchase Price as finally determined in accordance with Section 2.4.
“Financial Statements” has the meaning set forth in Section 3.6(a).
“FIRPTA Certificate” means a statement and accompanying IRS notice, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), in the form attached hereto as Exhibit H, certifying that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code.
“FOCI Mitigation Commitment” has the meaning set forth in Section 6.11(b).
“Founder” means Micah North.
“Fractional Share Payment” has the meaning set forth in Section 2.6.
“Fraud” means actual and intentional common law fraud under Delaware law with respect to the representations and warranties set forth in Article III (Representations and Warranties Regarding the Acquired Companies), Article IV (Representations and Warranties Regarding Seller), or any certificate delivered pursuant to this Agreement. For the avoidance of doubt, “Fraud” shall not include any claim based on negligence, gross negligence, recklessness, equitable, constructive, promissory or negligent fraud.

“Funded Indebtedness” means Indebtedness of the Acquired Companies of the type set forth in clauses (a) through (d) and, solely to the extent it relates to clauses (a) through (d), clause (i) in the definition of Indebtedness.
“GAAP” means generally accepted accounting principles in the United States as in effect as of the applicable period of determination.
“Government Bid” means any offer, quotation, bid or proposal to sell products or services made by any of the Acquired Companies to any Governmental Entity or any prime contractor that, if accepted, could reasonably be expected to lead to a Government Contract.
“Government Contract” means any Contract (including any purchase, delivery or task order, basic ordering agreement, pricing agreement, letter contract, teaming agreement, joint venture, grant, cooperative agreement, or other transactional authority agreement) (a) between any of the Acquired Companies and any Governmental Entity, (b) entered into by any Acquired Company as a subcontractor or prospective subcontractor (at any tier) to provide supplies or services in furtherance of a Contract between another entity and a Governmental Entity, or (c) entered into by any Acquired Company with a lower tier subcontractor in support of a Contract set forth in clauses (a) or (b) (such contracts, “Government Subcontracts”). For purposes hereof, a task, purchase, delivery, change or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.
“Governmental Antitrust Entity” means any of the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the Transaction pursuant to applicable Antitrust Laws.
“Governmental Entity” means (a) any government, foreign or domestic, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel (public or private), or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of clauses (a) through (d), whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign.
“Governmental Entity Approval” means any Approval of a Governmental Entity.
“Governmental List” means any list of any Governmental Entity of denied, restricted or designated parties, including (a) OFAC’s Specially Designated Nationals and Blocked Persons List or Consolidated List, (b) the U.S. State Department’s Debarred Parties List or list of parties subject to nonproliferation sanctions, (c) the U.S. Commerce Department’s Entity List, Denied Persons List, or Unverified List, (d) the Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions maintained by the European Commission, (e) the Consolidated List of Financial Sanctions Targets in the UK maintained by HM Treasury and (f) the United Nations Security Council Consolidated List.

“Governmental Official” means any official, employee, representative, or any person acting in an official capacity for or on behalf of any Governmental Entity (or agency, instrumentality, or entity owned or controlled by any Governmental Entity) or public international organization, any political party or employee thereof or any candidate for political office.
“Hazardous Material” means (a) any material, substance, chemical, waste, pollutant, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, including a “hazardous substance,” “hazardous waste”, “toxic substance”, or “toxic material”, that is regulated by or under, or that would reasonably be expected to give rise to liability under, any Environmental Laws and (b) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, lead-based paint, urea formaldehyde foam insulation, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
“HSR Act” has the meaning set forth in Section 3.5(b).
“Indebtedness” of any Person means, without duplication, all outstanding indebtedness, principal, interest and reimbursement (or other) obligations (a) for borrowed money, (b) evidenced by notes, bonds, debentures, mortgage or other similar instruments, (c) under any debt security, interest rate, currency, futures, commodity or other hedging or swap, derivative obligation or other similar arrangement (valued at the termination cost thereof) or under any factoring or similar arrangement, (d) under letters of credit, surety bonds, performance bonds, appeal bonds, bankers acceptances or similar facilities (in each case solely to the extent drawn), (e) under capital or finance lease obligations that are required to be classified as a capital or finance lease under ASC 842, (f) in respect of deferred purchase price payments for property or services (including any holdback, earnout or contingent payments at the maximum amount thereof, but excluding current trade account payables incurred in the Ordinary Course of Business), (g) in respect of any guarantees related to any of the foregoing, (h) to the extent any of the foregoing is secured by a Lien (other than a Permitted Lien) on any property or asset of any member of any Acquired Company, (i) in respect of outstanding prepayment and redemption premiums (including any make-whole premiums or payments) and penalties, and any other fees, interest, breakage charges and other similar amounts payable as a result of the prepayment or discharge in full related to any of the foregoing (but solely to the extent the same become due and payable as a result of repayment of such Indebtedness at Closing), and (j) the Pre-Closing Income Tax Amount, (k) all accrued but unpaid severance or similar obligations with respect to any employee of any Acquired Company whose employment is terminated at or prior to Closing and other accrued but unpaid bonuses or bonus obligations that relate to performance period(s) that concluded in a prior fiscal year (including the employer portion of any applicable payroll Taxes in respect of such amounts), (l) all legal expense obligations related to the matters set forth on Section 3.8 of the Disclosure Schedules incurred as of or solely as a result of the Closing, and (m) the aggregate amount of any loss reserves or known losses on fixed price contracts that should be reserved in accordance with GAAP; provided, that in no event will Indebtedness include any item included in Transaction Expenses or Closing Net Working Capital, in each case as finally determined pursuant to Section 2.4. To the extent that any Indebtedness is denominated in other than U.S. dollars as of such time, such amount of Indebtedness will be translated into U.S. dollars using the currency exchange rate published in the U.S. east coast edition of the Wall Street Journal on such day (or, if such day is not a Business Day, on the Business Day immediately preceding such day).
“Independent Accountant” has the meaning set forth in Section 2.4(e).
“Information Security Program” means a written information security program that complies with Privacy Requirements, that when appropriately implemented and maintained would constitute reasonable security procedures and practices appropriate to the nature of Business Data and Computer Systems that includes, at a minimum: (a) written policies and procedures regarding Business Data, and the Processing thereof, (b) administrative, technical and physical safeguards designed to protect the security, confidentiality, availability and integrity of any Business Data and Computer Systems, (c) disaster recovery, business continuity, incident response, and security plans, procedures and facilities, (d) commercially reasonable measures to manage Data Processor cybersecurity and privacy risk, and (e) protections against Security Incidents, malicious code, and against loss, misuse, unauthorized access to, or disruption of, the Processing of Business Data.
“Infringement” or “Infringe” has the meaning set forth in Section 3.17(f).
“Insurance Policies” has the meaning set forth in Section 3.15.
“Intellectual Property” means collectively, all intellectual property and proprietary rights, titles or interests, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction throughout the world, including (a) all inventions, whether patentable or not, all improvements thereto, industrial designs, patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, and corporate names including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all mask works, all copyrights, exclusive exploitation rights, design rights, moral rights, and all copyright applications, registrations and renewals in connection therewith, (d) all trade secrets, confidential information, know-how, technologies, databases, data collections (including knowledge databases, customer lists and customer databases), processes, techniques, recipes, protocols, methods, formulae, algorithms, layouts, designs and specifications, (e) all social media identifiers, domain names, URLs, and registrations in respect thereof, (f) all Software, (g) all other intellectual property rights recognized in any jurisdiction, and (h) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
“Interim Financial Statements” has the meaning set forth in Section 3.6(a).
“Interim Period” has the meaning set forth in Section 6.1(a).

“International Trade Laws and Regulations” means (i) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including (a) the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, and the ITAR, (b) the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, (c) the Export Control Reform Act of 2018 (Pub. L. 115-232), and the EAR, (d) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), (e) Section 999 of the Internal Revenue Code, and (f) applicable customs and import Laws administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, U.S. Department of the Treasury and any other relevant U.S. government agencies, including the U.S. customs laws at Title 19 of the U.S. Code and the Foreign Trade Regulations (15 C.F.R. Part 30), and (ii) any applicable non-U.S. export controls, customs and import Laws, except to the extent inconsistent with U.S. Law.
“Investor Questionnaire” has the meaning set forth in the Recitals and in the form attached hereto as Exhibit C-3.
“IRS” means the U.S. Internal Revenue Service.
“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130) administered by DDTC at the U.S. Department of State.
“ITAR Notification” has the meaning set forth in Section 6.11(a).
“Joinder, Lock-up and Release Agreement” has the meaning set forth in the Recitals.
“K&S” has the meaning set forth in Section 9.13(a).
“Knowledge” means (a) with respect to Buyer, the actual knowledge, after reasonable inquiry, of Stephan Baral and John Wetzel, and (b) with respect to Seller or the Company, the actual knowledge, after reasonable inquiry, of Founder, Ron Miller, Sean McBee and Muzzammil Ahmed.
“Latest Balance Sheet” has the meaning set forth in Section 3.6(a).
“Latest Balance Sheet Date” has the meaning set forth in Section 3.6(a).
“Law” means any federal, state or local law (whether local or common), statute, code, act, ordinance, regulation, treaty (including any Tax treaty) or rule of any Governmental Entity.
“Leased Real Property” means all real property leased, subleased, licensed or occupied (whether as a tenant, subtenant, licensee or occupant) by any of the Acquired Companies.
“Liens” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, license, sublicense, restriction, encroachment, adverse claim, title defect, option, right of first refusal, covenant or similar encumbrance.

“Management Holdco” has the meaning set forth in the Recitals.
“Management Holdco Equity Value” means an amount equal to (i) the amount of the Estimated Purchase Price payable to the Management Members, multiplied by (ii) 40%.
“Management Members” has the meaning set forth in the Recitals.
“Material Adverse Effect” means any fact, condition, circumstance, occurrence, effect, change, event or development (“Effect”) that, individually or in combination with any other Effects, (x) prevents or is reasonably likely to prevent the ability of any of the Seller Parties to consummate the Transactions prior to the Outside Date, or (y) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, that no such Effect resulting or arising from any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) any change to the extent resulting from, relating to, or attributable to (i) local, regional or global economic conditions (including any changes in political conditions), (ii) conditions generally affecting any of the industries in which any of the Acquired Companies operate and (iii) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction, (b) any failure by the Acquired Companies to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided, that this clause (b) will not be construed as implying that Seller or the Acquired Companies is making any representation or warranty herein with respect to any internal, Buyer or analyst projections, forecasts or budgets and no such representations or warranties are being made; provided, further, that any underlying Effect that caused such failure described in this clause (b) (that is not otherwise excluded from this definition of Material Adverse Effect) may be independently considered in determining whether or not a Material Adverse Effect has occurred), (c) the negotiation, execution, announcement or pendency of the Transaction or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (d) any change after the date of this Agreement in GAAP or in any applicable Law or the interpretation thereof, (e) any acts of war (whether declared or not), sabotage or terrorism, cyberterrorism or cyberattack, or any escalation or cessation of any such acts, (f) landslides, hurricanes, earthquakes, floods or similar causes, any acts of God or natural disasters, (g) pandemics, (h) compliance with the terms of, or the taking of any action required by, this Agreement or the Ancillary Agreements, (i) any acts or omissions of Buyer or its Affiliates, or any acts or omissions taken with the consent or upon the request of Buyer, or (j) (A) the process of obtaining the required National Security Approvals, (B) any conditions, restrictions, limitations, mitigation measures, commitments or other requirements imposed by CFIUS, DCSA or any other Governmental Entity in connection with the required National Security Approvals or (C) any actions taken or omitted to be taken by or at the direction of CFIUS, DCSA or any other Governmental Entity in connection with the required National Security Approvals (including, in each of clauses (A) through (C) inclusive, which would constitute a Burdensome Condition); provided, that the exceptions in the foregoing clauses (a), (d), (e) and (g), may be taken into account in determining whether there has been a

Material Adverse Effect to the extent, and only to the extent, that they have or would reasonably be expected to have a disproportionate effect on the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Material Customer” has the meaning set forth in Section 3.20(a).
“Material Supplier” has the meaning set forth in Section 3.20(b).
“National Security Approvals” means the CFIUS Approval, the DCSA Approval, and approval pursuant to the United Kingdom’s National Security and Investment Act 2021.
“National Security Laws” means any Laws or Orders of any jurisdiction that are designed to govern International Trade Laws and Regulations, Laws and regulations administered by DCSA or other cognizant U.S. security agencies relating to the national industrial security program, national security or defense matters (including Approvals of other Governmental Entities related to transfer of Contracts, facilities and equipment used on classified programs), Laws and regulations administered by the Committee on Foreign Investment in the United States (CFIUS), and the United Kingdom’s National Security and Investment Act 2021.
“Net Adjustment Amount” means an amount, which may be positive, zero or negative, equal to: the Final Purchase Price less the Estimated Purchase Price.
“Net Working Capital” means the amount, whether positive or negative, equal to (a) the aggregate value of the current assets of the Acquired Companies, minus (b) the aggregate value of the current liabilities of the Acquired Companies, in each case calculated in accordance with the Accounting Principles; provided, that Net Working Capital shall exclude (i) any amounts included in the definition of Cash or Restricted Cash, (ii) any income Tax assets or liabilities or (iii) any deferred Tax assets or liabilities.
“Net Working Capital Excess” means the amount (if any) by which the Closing Net Working Capital, as finally determined pursuant to Section 2.4, is greater than the Target Net Working Capital.
“Net Working Capital Shortfall” means the amount (if any) by which the Closing Net Working Capital, as finally determined pursuant to Section 2.4, is less than the Target Net Working Capital.
“New Plans” has the meaning set forth in Section 6.7(b).
“NISPOM” means the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, and any supplements, amendments, and revisions thereof.
“Notice of Disagreement” has the meaning set forth in Section 2.4(d).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OpCo” has the meaning set forth in the Recitals.
“Open Source Materials” means Software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms, or is subject to any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any similar license.
“Order” means any order, writ, judgment, ruling, injunction, assessment, stipulation, determination, award or decree of any Governmental Entity.
“Ordinary Course of Business” means any action taken by the Acquired Companies in the ordinary course of its business and consistent with the past practices of the Acquired Companies.
“Organizational Documents” means the articles of incorporation, certificate of incorporation, bylaws, operating agreement and other organizational documents governing any Person.
“Other Interested Party” has the meaning set forth in Section 6.8(b).
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Party” and “Parties” has the meaning set forth in the Preamble.
“Payoff Amount” has the meaning set forth in the definition of Payoff Letters.
“Paying Agent” has the meaning set forth in Section 6.18(c).
“Payoff Letters” means customary payoff letters in form and substance reasonably satisfactory to Buyer from the administrative agent (or other similar agents) or creditors with respect to the Funded Indebtedness (including all such Funded Indebtedness listed on Section 3.10(a)(viii) of the Disclosure Schedules) other than the Equipment Finance Agreements, which (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar liabilities related to any obligations with respect to such Funded Indebtedness as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (b) state that upon receipt of the Payoff Amount, such Funded Indebtedness and related instruments evidencing such Funded Indebtedness shall be satisfied, and all obligations thereunder will be automatically terminated (other than indemnity and contingent liabilities for which no claim has been made), and (c) state that all Liens, collateral, guaranties and agreements to subordinate in connection therewith relating to the assets, rights and properties of the Acquired Companies party thereto securing such obligations thereunder will be, upon the payment of the Payoff Amount, automatically and irrevocably released and terminated with no ongoing liabilities with respect to the Acquired Companies (other than customary surviving obligations expressly described therein). For the avoidance of doubt, “Payoff Letters” shall include payoff letters satisfying the requirements of clauses (a) through (c) in this definition in respect of indebtedness under (i) the Strix Buyer Credit

Agreement and Financing Documents (as such term is defined in the Strix Buyer Credit Agreement), (ii) the Cerberus Note and related documents and (iii) the MUFG Receivables Purchase Agreement.
“PCL” means a Personnel Security Clearance as defined in 32 C.F.R. § 117.3(b).
“Permits” means all permits, approvals, concessions, grants, franchises, licenses, identification numbers and other authorizations and approvals of or by any Governmental Entity.
“Permitted Liens” means (a) statutory liens for current Taxes, assessments or levies imposed upon the Acquired Companies that are not yet due and payable or Liens for Taxes that are being contested in good faith by appropriate Actions and for which adequate reserves have been established on the Latest Balance Sheet in accordance with GAAP, (b) Liens imposed by Law that relate to obligations that are not yet delinquent and have arisen in the Ordinary Course of Business and for which adequate reserves have been established in accordance with GAAP on the Latest Balance Sheet, (c) pledges or deposits in the Ordinary Course of Business to secure obligations under workers’ compensation, unemployment insurance or other types of social security Laws or similar legislation or to secure public or statutory obligations, (d) validly existing statutory liens of landlords, mechanics’, carriers’, workers’, repairers’, vendors’ and similar Liens imposed by Law upon the Acquired Companies arising or incurred in the Ordinary Course of Business not yet delinquent or that are being contested in good faith by appropriate Actions and for which adequate reserves have been established in accordance with GAAP on the Latest Balance Sheet, (e) Liens, whether or not of record, that relate to zoning, ordinances, variances, conditional use permits, entitlement and other land use laws and similar regulations, permits, approvals and conditions, in each case, promulgated by any Governmental Entity which are not violated by the current use and operation of the property to which they relate, (f) other imperfections or irregularities in title, declarations, covenants, conditions and restrictions of record, easements, rights-of-way, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property of record, in each case that would be shown by a current survey, that would be readily apparent upon physical inspection of any Leased Real Property, and/or that do not negatively impact the current usage of such real property in any material respect, (g) Liens that affect the fee interest of any Leased Real Property (but which do not secure any Indebtedness), (h) Liens created by Buyer or its Affiliates, (i) nonexclusive licenses of Intellectual Property entered into in the Ordinary Course of Business, (j) Liens that will be terminated or released at the Closing, and (k) the Liens relating to the arrangements set forth on Section 1.1 of the Disclosure Schedules (the “Equipment Finance Agreements”).
“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.
“Personal Data” means information in any form that is capable, directly or indirectly, of being associated with, related to or linked to, or used to identify, describe, contact or locate a natural person and/or is considered “personal information,” “personal data,” “personally identifiable information” or any similar term under applicable Law and/or Privacy Requirements.

“Post-Closing Expense Fund” means an amount equal to $100,000.
“Post-Closing Representation” has the meaning set forth in Section 9.13(a).
“Pre-Closing Income Tax Amount” shall mean an amount (which shall be calculated separately and shall not be less than zero, with respect to each type of income Tax, Tax period, and jurisdiction) of unpaid income Taxes of the Acquired Companies for any Pre-Closing Tax Period for which a Tax Return has not been filed as of the Closing Date or for which a Tax Return has been filed but the income Taxes shown as due thereon have not been paid as of the Closing Date. The “Pre-Closing Income Tax Amount” shall be calculated (i) in a manner consistent with past practices of the Acquired Companies except as otherwise required by applicable Law, (ii) by taking into account any Transaction Tax Deductions in the Pre-Closing Tax Period to the extent permitted at a “more likely than not” or higher level of support, (iii) by taking into account and applicable prepayments of Tax, estimated Tax payments, overpayments of Tax, and Tax refunds, (iv) by excluding any deferred Tax assets or liabilities, (v) by including as taxable income for a Pre-Closing Tax Period any deferred revenue or prepaid amounts for applicable Tax purposes not otherwise already recognized or included in taxable income for a Pre-Closing Tax Period and that will be included in income following the Closing, (vi) with respect to any Straddle Periods, on a closing of the books basis as if the taxable period of each Acquired Company (and any partnership or other flow-through entity that any Acquired Company holds an interest in) ended on the end of the day on the Closing Date and (vii) including Taxes (if any) of the Acquired Companies attributable to the Pre-Closing Restructuring.
“Pre-Closing Restructuring” has the meaning set forth in Section 6.17.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.
“Preferred Bidding Status” has the meaning set forth in Section 3.21(c).
“Preliminary Distribution Spreadsheet” has the meaning set forth in Section 6.18(a).
“Privacy Laws” means all Laws and binding guidance, guidelines, or standards, relating to privacy, data security, the Processing of Personal Data, data breach notification, website and mobile application privacy policies and practices, consumer protection, content moderation, online safety, online platform regulation, the Processing and security of payment card information (including the Payment Card Industry Data Security Standard and other applicable card association rules), restrictions on access to Personal Data or other protected information (including the Department of Justice’s Data Security Program Rule), DFARS, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, data- or web-scraping, advertising or marketing, and email, text message, or telephone communications.
“Privacy Policy” has the meaning set forth in Section 3.17(q).
“Privacy Requirements” has the meaning set forth in Section 3.17(q).

“Processing” or “Processed” means any operation or set of operations which is performed on information, including Business Data and Personal Data, such as the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination or disposal of such information, and/or is considered “processing” by any applicable Privacy Requirements.
“Proprietary Software” means all Software owned or purportedly owned by any of the Acquired Companies.
“Purchase Price” has the meaning set forth in Section 2.1(b).
“R&W Insurance Policy” has the meaning set forth in Section 6.10.
“R&W Insurer” has the meaning set forth in Section 6.10.
“Real Property Leases” has the meaning set forth in Section 3.11(b).
“Reference Time” means 11:59 p.m. eastern time on the day immediately prior to the Closing Date.
“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, trade dress and service marks and any domain name registrations, (c) registered copyrights and applications for copyright registration, (d) any mask work registrations and applications to register mask works, (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority, and (f) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the rights referred to in the foregoing as applicable.
“Related Party Agreement” has the meaning set forth in Section 3.19(b).
“Release” means any spill, leak, pumping, pouring, emptying, emission, discharge, injection, escape, leaching, migration, disposal, deposit, dumping or release of any Hazardous Material to, on, onto or into the Environment (including the abandonment or discarding or barrels, containers and other closed receptacles containing any Hazardous Material) and any condition that results in the exposure of a person to a Hazardous Material.
“Representatives” means with respect to any Person its respective directors, members of its board of managers, officers, employees, agents, advisors, Affiliates and representatives (including attorneys, accountants, consultants, bankers and financial advisors).
“Required Regulatory Approvals” has the meaning set forth in Section 6.3(a).
“Restricted Cash” means any cash which is not freely usable by the Acquired Companies because it is subject to restrictions, limitations or Taxes on use or distribution by applicable Law,

Contract or otherwise (including cash collateralizaing any obligations or cash held in reserve or escrow accounts), including restrictions on dividends and repatriations or any other form of restriction.
“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.
“Review Period” has the meaning set forth in Section 2.4(c).
“Sample Net Working Capital Calculation” means the illustrative calculation of Net Working Capital as of the Latest Balance Sheet Date that is included in Exhibit F.
“Sanctioned Jurisdiction” means any jurisdiction that is the subject or target of comprehensive, jurisdiction-wide economic, financial, and trade sanctions, including at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, the non-governmental controlled portions of the Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran, and North Korea.
“Sanctioned Persons” means (a) Persons identified on a Governmental List administered by the U.S. government, the European Union, the United Kingdom, or the United Nations Security Council, (b) the government of a Sanctioned Jurisdiction, (c) the Government of Venezuela, (d) a Person located, incorporated, organized, operating or ordinarily resident in a Sanctioned Jurisdiction, or (e) a Person that is, directly or indirectly, 50% or more owned or controlled by, or acting on behalf or at the direction of, one or more Persons referenced in clause (a), (b), (c) or (d).
“Sanctions” means all Laws relating to economic or financial sanctions or trade embargoes administered or enforced from time to time by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, or the United Kingdom.
“SBIR” has the meaning set forth in Section 3.17(v).
“Securities Act” means the Securities Act of 1933.
“Security Incident” means any (i) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Business Data, (ii) accidental, unlawful or unauthorized occurrence or series of related occurrences on or conducted through the Company’s Computer Systems that jeopardizes or impacts the confidentiality, integrity, or availability of the Company’s Computer Systems or any Business Data stored or otherwise Processed therein, or (iii) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.
“Seller” has the meaning set forth in the Preamble.
“Seller Entities” has the meaning set forth in the Recitals.

“Seller Group” has the meaning set forth in Section 9.13(a).
“Seller Party” and “Seller Parties” has the meaning set forth in the Preamble.
“Seller R&W Parties” has the meaning set forth in Section 6.10.
“Shares” has the meaning set forth in the Recitals.
“Software” means any and all (a) computer programs, operating systems, drivers, applications systems, firmware or software code of any nature, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form or byte code form, whether operational or under development, and any derivations, updates, enhancements and customizations of any of the foregoing, (b) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts, technical and functional specifications, related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, and (d) all documentation, including technical, end user, training and troubleshooting manuals and materials, operating procedures, methods, tools, developers’ kits, build scripts, test scripts, utilities, developers’ notes, and comments and annotations, relating to any of the foregoing, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.
“Sponsor Support Agreement” has the meaning set forth in the Recitals.
“Stock Purchase Price” means a number of shares of Buyer Common Stock determined by dividing (i) an amount equal to the Management Holdco Equity Value by (ii) the Buyer Stock Price.
“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.
“Strix Buyer” means Strix Buyer, Inc., a Delaware corporation.
“Strix Buyer Credit Agreement” means that certain Credit Agreement dated as of September 1, 2023, by and among Strix Buyer, Inc., LBC Credit Agency Services, LLC, as agent and sole lead arranger, and the lenders from time to time party thereto, as amended by that certain First Amendment to Credit Agreement dated as of August 14, 2024, as further amended by that certain Second Amendment to Credit Agreement dated as of April 9, 2026, and as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Strix Intermediate” means Strix Intermediate, Inc., a Delaware corporation.
“Subsidiary” means, with respect to any party, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such party or any other

Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership), or (b) at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such party or by any one or more of such party’s Subsidiaries, or by such party and one or more of its Subsidiaries.
“Subsidiary Securities” has the meaning set forth in Section 3.4(b).
“Target Net Working Capital” means $18,500,000.
“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, escheat, unclaimed property, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, duty, levy, fee, assessment or charge of any kind whatsoever imposed by a Governmental Entity, including any interest, penalty, or addition thereto, whether disputed or not.
“Tax Authority” means the IRS and any other domestic or foreign Governmental Entity responsible for the administration or collection of any Taxes.
“Tax Proceeding” means any audit, assessment, claim, examination, notice, proceeding or inquiry relating to Taxes by or before any Tax Authority or any judicial or administrative proceeding relating to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Tax Authority.
“Transaction” means the transactions contemplated by this Agreement and the Ancillary Agreements.
“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses incurred by or on behalf of the Acquired Companies that have not been paid by or on behalf of the Acquired Companies as of immediately prior to the Closing, whether or not invoiced and whether accruing before, on or after the Closing Date, in connection with this Agreement and the consummation of the Transaction and any similar transaction (with other potential acquirers), if any, in connection with the transactions leading hereto, including: (a) all costs, fees and expenses relating to the negotiation, execution and delivery of the Agreement and Ancillary Agreements or the consummation of the Transaction, including (i) all brokerage fees, commissions, finders’ fees, financial advisory fees and related expense reimbursement so incurred and payable to Baird and any other advisor and (ii) the fees and expenses of King & Spalding LLP and all other legal counsel, accountants, consultants or other experts and advisors engaged in connection with the Transaction, (b) all fees and expenses due and payable by any of the Acquired Companies to any equityholder or Affiliate under any management or similar services agreement, (c) 50% of the fees and expenses payable to the Escrow Agent, (d) 50% of any Transfer Taxes incurred in connection with the Transaction, (e) amounts to be paid by any Acquired Company in connection with the termination of each Related Party Agreement required to be terminated pursuant to Section 6.15, (f) the amount of all bonuses, incentive compensation, commissions, severance or other termination payments, retention, transaction or other change in control, separation, tax gross up or other transaction related payments to be paid to any Company Service Provider in connection with the Transaction whether paid or provided before, on or following the Closing Date and whether or not in connection with any other event (including any termination of service (other than a termination by, or at the direction or request of, the Buyer)) but excluding any amount payable solely at the direction of Buyer, or its Affiliates, as a result of any action taken by Buyer or its Affiliates at or after the Closing, or pursuant to an arrangement entered into at or after the Closing by Buyer or any of its Affiliates (including, after the Closing, the Acquired Companies), plus (i) the employer portion of any payroll, employment or similar Taxes payable in respect of such amounts and (ii) any matching or other employer contributions under any 401(k) or other defined contribution plan of any Acquired Company or Buyer attributable to any such amounts, (g) 50% of the premiums and any related fees, costs and expenses associated with the D&O Tail Policy; (h) all costs and expenses in connection with the preparation of the Company Audited Financial Statements (as provided in Section 6.19); and (i) all other miscellaneous out-of-pocket expenses or costs, in each case, incurred by or on behalf of any Acquired Company arising from, incurred in connection with or related to the Transaction. For the avoidance of doubt, Transaction Expenses will not include any fees or expenses (i) incurred by Buyer or any of its financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, regardless of whether any such fees or expenses may be paid after the Closing by the Acquired Companies at the direction of Buyer, (ii) Buyer expressly agrees to pay pursuant to this Agreement (including, without limitation, the premiums, fees, costs and expenses related to the R&W Insurance Policy and the filing fees required in connection with obtaining the required National Security Approvals), (iii) arising in connection with the termination of the Company 401(k) Plan pursuant to Section 6.7(c), or (iv) of the Paying Agent and Transfer Agent; provided, however, that in no event will Transaction Expenses include amounts to the extent deducted from the Purchase Price as Indebtedness or included as a current liability in the determination of Closing Net Working Capital.
“Transaction Tax Deductions” means any Tax deductions of the Acquired Companies attributable to, or arising as a result of, (i) all fees, expenses and interest (including amounts treated as interest for income Tax purposes), original issue discount, breakage fees, accelerated deferred or unamortized financing fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par, in each case included in Closing Company Indebtedness, (ii) the payment of Transaction Expenses (or amounts that would have been Transaction Expenses but for their payment prior to the Closing Date), or (iii) any amounts in connection with the consummation of the transactions contemplated by this Agreement which are economically borne by Seller; provided that, in connection with the foregoing, the Acquired Companies, as applicable, shall be treated as having made an election under Revenue Procedure 2011-29, 2011-18 IRB, to treat 70% of any success-based fees as deductible in the taxable year that includes the Closing Date for U.S. federal and applicable state and local income Tax purposes.

“Transfer Agent” has the meaning set forth in Section 6.18(c).
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes.
“Unaudited Financial Statements” has the meaning set forth in Section 3.6(a).
“Union” means any union, works council or other labor organization or employee representative or association.
“Unissued Fractional Shares” has the meaning set forth in Section 2.6.
“VWAP” means, for any Business Day, the volume-weighted average price per share of Buyer Common Stock on the NYSE as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Buyer and Seller, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours.
“Waived 280G Benefits” has the meaning set forth in Section 6.14.
“WARN Act” has the meaning set forth in Section 3.13(e).
“Willful Breach” means a material breach that is a consequence of an act taken by the breaching Party, or the failure by the breaching Party to take an act it is required to take under this Agreement, in each case with knowledge that the taking of, or the failure to take, such act would, or would reasonably be expected to, cause a breach of this Agreement.
Section 1.2    Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein or the context otherwise requires, for purposes of this Agreement, the following rules of interpretation apply:
(a)    References herein to Articles, Sections, Annexes, Exhibits or Schedules refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.
(b)    The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement, including the Disclosure Schedules, Exhibits and Annexes hereto, as a whole and not merely to a subdivision in which such words appear.
(c)    The word “including”, or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(d)    The word “or” will be construed in the inclusive sense of “and/or” unless otherwise specified.

(e)    The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement.
(f)    Any reference in this Agreement to gender includes all genders, and words imparting the singular number only will include the plural and vice versa.
(g)    References to “$” and “dollars” are to the currency of the United States of America.
(h)    The word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such phrase does not simply mean “if.”
(i)    “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(j)    (i) References to any statute refer to such statute as amended from time to time and to any rules and regulations promulgated thereunder and to any successor statutes, rules or regulations and (ii) references to any Person include the successors and permitted assigns of that Person; provided, that nothing contained in this clause (ii) is intended to authorize or permit any assignment or transfer not otherwise permitted by this Agreement.
(k)    When calculating periods of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(l)    All references herein to the Subsidiaries of a Person include all direct and indirect Subsidiaries of such Person.
(m)    Any document that is described as being “delivered,” “furnished,” “made available” or similarly means that the Company has (i) posted such materials to the virtual data room entitled “Project Ripple” maintained by Datasite or any other virtual data room to which the Company provided Buyer access, in each case, in a manner that enables viewing of such materials by Buyer or its Representatives in a form viewable by Buyer no later than 12:01 a.m. Eastern Time on the date that is one (1) Business Day prior to the date hereof and has been made available on a continuous basis by or on behalf of Seller for review therein by the Buyer and its Representatives since such time, (ii) to the extent such terms apply to materials required to be delivered to Buyer or its Representative at or prior to Closing (or the Closing Date), provided such materials to the Buyer or its Representatives electronically at or prior to the Closing, as applicable, or (iii) set forth a true and complete copy of such materials in the Disclosure Schedules (provided that the construction of any such terms used in Section 5.11 will not be limited by this Section 1.2(m)).
(n)    The Disclosure Schedules are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the

Disclosure Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation or warranty that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any Section of Disclosure Schedules will be deemed to be referred to and incorporated in any other Section to which it is specifically referenced or cross-referenced. Nothing contained in any Section of the Disclosure Schedules should be construed as an admission of liability or responsibility of any party to any third party in connection with any pending or threatened Action or otherwise. Except as otherwise expressly set forth in any Section of the Disclosure Schedules, in no event will the listing or disclosure of any information or document in any Section of the Disclosure Schedules or in the documents referred to or incorporated by reference in any such Section of the Disclosure Schedules constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of the Company not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement. In disclosing the information in the Disclosure Schedules, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. Any capitalized terms used in any Section of the Disclosure Schedules or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.
(o)    The Parties agree that they have participated jointly in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1    Purchase and Sale.
(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, in exchange for the Purchase Price, Buyer will purchase from the Seller Parties, and the Seller Parties will transfer to Buyer, the Shares, free and clear of all Liens (other than those arising under applicable securities Laws).
(b)    The aggregate purchase price for Shares is equal to (x) (A) the Base Purchase Price, plus (B) the Closing Company Cash, minus (C) the Closing Company Indebtedness, minus (D) any unpaid Transaction Expenses, plus (E) the Net Working Capital Excess (if any), and minus (F) the Net Working Capital Shortfall (if any) (this clause (x) only, the “Purchase Price”).

(c)    Strix Buyer Debt Payoff; Funded Indebtedness Payoff. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall, on behalf of Seller, repay in full all obligations outstanding under the Strix Buyer Credit Agreement (and any other Funded Indebtedness of the Acquired Companies (including all such Funded Indebtedness listed on Section 3.10(a)(viii) of the Disclosure Schedules) other than the Equipment Finance Agreements), and Seller shall cause all commitments thereunder to be terminated and any Liens securing such obligations to be released pursuant to the terms of the applicable Payoff Letter.
(d)    Cerberus Note Payoff. On the terms and subject to the conditions set forth in this Agreement and the Sponsor Support Agreement, at the Closing, Buyer shall, on behalf of the Company, repay in full all amounts outstanding under, and Seller shall cause all commitments thereunder to be terminated and any Liens securing the Cerberus Note (if any) to be released pursuant to the applicable Payoff Letter.
Section 2.2    Closing. The closing of the transactions contemplated in Section 2.1 (the “Closing”) will take place remotely on the fifth (5th) Business Day after the conditions set forth in Article VII (excluding those conditions intended to be satisfied at the Closing but subject to their satisfaction or, to the extent permitted by applicable Law, waiver at such time) are satisfied (or, to the extent permitted by applicable Law, waived) or at such other place, time and date as Seller and Buyer may mutually agree in writing; provided, however, that unless the Buyer provides prior written consent (at Buyer’s sole election), the Closing shall not occur during the last two (2) weeks of the last calendar month of any fiscal quarter of the Buyer (the “Blackout Period”), in which case the Closing shall occur within three (3) Business Days following the last day of such fiscal quarter. If the Outside Date occurs during a Blackout Period and the Buyer does not consent to a Closing during the Blackout Period, the Outside Date shall automatically be extended by three (3) weeks with respect to each Party’s right to terminate this Agreement pursuant to Section 8.1(b)(i). Notwithstanding anything to the contrary in the foregoing sentence, in the event the Blackout Period applies in accordance with this Section 2.2, if the condition to Buyer’s obligation to close the Transaction set forth in Section 7.2(a)(ii), Section 7.2(d), Section 7.2(e) and Section 7.2(f) are satisfied as of the date during the Blackout Period on which the Closing would have otherwise occurred, then such conditions shall continue to be deemed to be satisfied through and including the date that the Closing Date occurs in accordance with this Section 2.2; provided that, if any Material Adverse Effect that is within the control of a Seller Party or an Acquired Company occurs, such condition will not be deemed to be satisfied. The date on which the Closing occurs is referred to as the “Closing Date.” Except as otherwise explicitly specified, all transactions taking place at the Closing shall be deemed to occur simultaneously. Unless the Parties otherwise agree in writing, the Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.
Section 2.3    Deliveries at the Closing.
(a)    Deliveries by Seller. At the Closing (or in those cases where a specified period of time before the Closing is indicated in this Agreement, by no later than such time), the Seller shall have delivered or caused to have been delivered to Buyer:
(i)    the Escrow Agreement, duly executed by Seller and Escrow Agent;

(ii)    the duly executed written resignation of each person who serves as a director or officer (or in a comparable capacity) of each Acquired Company in his or her capacity as such, in form and substance reasonably acceptable to Buyer;
(iii)    the closing certificate contemplated by Section 7.2(c);
(iv)    duly executed Payoff Letters;
(v)    the FIRPTA Certificate, duly executed by the Company;
(vi)    the Closing Agent Materials, having been delivered no later than two (2) Business Days prior to the Closing Date as provided in Section 6.18(d);
(vii)    the Closing Distribution Spreadsheet, having been delivered no later than two (2) Business Days prior to the Closing Date as provided in Section 6.18(b);
(viii)    evidence reasonably satisfactory to Buyer that the Pre-Closing Restructuring steps have been completed in accordance with Section 6.17 and Annex A.
(ix)    a certificate signed by a duly authorized officer of each of the Company and the Seller, dated as of the Closing Date, certifying as to (A) the good standing of the Acquired Companies in their jurisdictions of organization and in each other jurisdiction where the Acquired Companies are qualified to do business and (B) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent governing body of Seller and the Acquired Companies, as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller or an Acquired Company is a party and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction (the “Secretary Certificate”);
(x)     evidence reasonably satisfactory to Buyer that all Related Party Agreements except for those set forth on Section 2.3(a)(x) of the Disclosure Schedules have been terminated without any further obligation binding on, or liability of, any Acquired Company (other than obligations that expressly survive the termination of any such agreement pursuant to the written terms thereof); and
(xi)    the Company Audited Financial Statements having been delivered in accordance with Section 6.19(a).
(b)    Deliveries by Buyer. At the Closing (or in those cases where a specified period of time before the Closing is indicated in this Agreement, by no later than such time), Buyer will:
(i)    instruct the Paying Agent to pay (or cause to be paid) to the Seller Parties, by wire transfer of immediately available funds to the accounts specified in the Closing Agent Materials, an aggregate amount in cash equal to (A) the Cash Purchase

Price, less (B) the Adjustment Escrow Deposit, less (C) the Post-Closing Expense Fund, plus (D) the total amount of any Fractional Share Payments (such total amount, the “Aggregate Closing Payment”), in the specific allocations provided in the Closing Distribution Spreadsheet (such payments, the “Closing Payments”);
(ii)    instruct the Transfer Agent to, and cause the issuance of, the Stock Purchase Price to the Management Members (less the total number of any Unissued Fractional Shares) in book entry form, in the specific allocations and to the specific Management Member provided in the Closing Distribution Spreadsheet (such issuances, the “Closing Issuances”);
(iii)    deposit (or cause to be deposited) with the Escrow Agent, by wire transfer of immediately available funds to the account specified by the Escrow Agent to Buyer and Seller at least two (2) Business Days prior to the Closing Date, the Adjustment Escrow Deposit;
(iv)    deposit (or cause to be deposited) with the Seller, by wire transfer of immediately available funds to the account specified by the Seller at least two (2) Business Days prior to the Closing Date, the Post-Closing Expense Fund;
(v)    pay on behalf of the Company, (A) the Payoff Amount and (B) the Transaction Expenses unpaid as of the Closing, in each case to accounts specified in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date; provided, however, any amounts treated as wages or compensation to a current or former employee of the Acquired Companies will be paid to the applicable Acquired Company, for further payment by the applicable Acquired Company to the respective payee, less applicable withholding Taxes, through the applicable Acquired Company’s payroll system, and amounts paid as compensation to service providers who are not current or former employees will be paid to the Company for further payment by the Company to such service providers;
(vi)    deliver to Seller the closing certificate contemplated by Section 7.3(c);
(vii)    deliver to Seller the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and
(viii)    deliver to Seller each other Ancillary Agreement to which Buyer is a party, duly executed by Buyer.
(c)    Delivery of Purchase Price by Buyer. At, or as promptly as possible following, the Closing, Buyer shall (i) pay to the Paying Agent the Aggregate Closing Payment, for further distribution to the Seller Parties in accordance with Section 2.3(b)(i), and (ii) issue and deliver to the Transfer Agent the Stock Purchase Price, for further distribution to the Seller Parties in accordance with Section 2.3(b)(ii).

Section 2.4    Purchase Price Adjustment.
(a)    Estimated Purchase Price. No later than five (5) Business Days prior to the Closing Date, Seller will deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth Seller’s estimate of (i) Closing Company Cash, (ii) Closing Company Indebtedness, (iii) Transaction Expenses outstanding as of the Closing, (iv) Closing Net Working Capital (and any Net Working Capital Shortfall or Net Working Capital Excess), and (v) the Purchase Price calculated in accordance with Section 2.1(b) (the “Estimated Purchase Price”) in each case, prepared and calculated in accordance with the Agreement and, where applicable, the Accounting Principles. Seller shall also provide, not later than two (2) Business Days prior to the Closing, wire instructions and final invoices (with respect to Transaction Expenses) for all of the payments to be made pursuant to Section 2.3(b)(iv) (which must in each case be reasonably acceptable to Buyer, the “Closing Date Payment Documents”). Following the delivery of the Estimated Closing Statement, Seller (A) will provide, upon reasonable advance notice, Buyer and its Representatives with reasonable access during normal business hours to the books and records solely to the extent relevant to, and for purposes of, Buyer’s review of the Estimated Closing Statement and (B) will, and will cause its Representatives to, use its commercially reasonable efforts to cooperate with and respond as promptly as practicable to any reasonable inquiries of Buyer related to the Estimated Closing Statement; provided, that such access will not unreasonably interfere with the normal business operations of the Acquired Companies. Seller will consider in good faith any proposed changes to the Estimated Closing Statement proposed by Buyer and update the Estimated Closing Statement if and to the extent so agreed with Buyer in response to such comments; provided, that if Seller disagrees with any such changes, the position of Seller with respect to such changes will control for purposes of calculating the Estimated Purchase Price, and provided that Buyer’s failure to timely comment on the Estimated Closing Statement will not delay the Closing; provided, further, that such failure to agree will not prejudice or limit Buyer’s rights pursuant to this Section 2.4. Buyer and its Affiliates may rely on, and make payments in accordance with, the Estimated Closing Statement and the Closing Date Payment Documents; provided, that in no event will Buyer have any liability to Seller, its Affiliates or any other Person on account of payments made in accordance with the Estimated Closing Statement and the Closing Date Payment Documents so long as such payments were made without gross negligence or willful misconduct on the part of Buyer.
(b)    Determination of Final Purchase Price and Closing Net Working Capital. Following the Closing, but no later than ninety (90) days after the Closing Date, Buyer will cause to be prepared and delivered to Seller a statement (the “Closing Statement”), which shall either confirm Seller’s calculation of the Purchase Price set forth in the Estimated Closing Statement or set forth Buyer’s calculation of the Purchase Price, calculated in accordance with Section 2.1(b), prepared and calculated in accordance with the Agreement and, where applicable, the Accounting Principles. Buyer’s calculation of (a) Closing Company Cash will be calculated in accordance with GAAP and (b) Closing Net Working Capital will be calculated in accordance with the Accounting Principles. The Closing Statement will include reasonable detail showing Buyer’s calculations of (i) Closing Net Working Capital (including any Net Working Capital Excess or Net Working Capital Shortfall), (ii) Closing Company Cash, (iii) Transaction Expenses and (iv) Closing Company Indebtedness. Buyer agrees and acknowledges that, except as explicitly stated in the Accounting Principles, all effects arising from the consummation of the Transaction (except with respect to Indebtedness and Transaction Expenses), including any purchase accounting, as well as any act or decision arising or occurring on or after the Closing, including but not limited to, transactions outside the ordinary course of business that are taken by Buyer and its Subsidiaries (including the Company), will be disregarded for the purpose of making any determination as of the Closing.
(c)    Review Period. During the sixty (60)-day period following the receipt by Seller of the Closing Statement (the “Review Period”), upon reasonable advance notice to Buyer, Seller and its Representatives will be permitted to review books and records (including work papers, subject to the execution of customary access letters) of Buyer and the Acquired Companies, and their respective independent accountants (and any outside accountants of Buyer engaged in the preparation of the Closing Statement), as applicable, and will have reasonable access during normal business hours to their respective Representatives in connection with the preparation of the Closing Statement and Buyer’s calculation of the Purchase Price; provided, that such access will not unreasonably interfere with the normal business operations of the Acquired Companies. The Parties will not introduce different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Purchase Price under this paragraph from those described in the Accounting Principles.
(d)    Closing Statement Disputes. If Seller disagrees with Buyer’s calculation of the Purchase Price as set forth in the Closing Statement, Seller may, during the Review Period, deliver a written notice (the “Notice of Disagreement”) to Buyer with reasonable supporting detail, including calculations, specific rationale and disputed amount as to any such disagreement. If no Notice of Disagreement is delivered to Buyer on or prior to the expiration of the Review Period, then the Closing Statement and the Purchase Price set forth therein will be deemed to have been accepted by Seller and will be deemed the Final Purchase Price and binding for all purposes.
(e)    Independent Accountant’s Determination. If a Notice of Disagreement is timely delivered pursuant to Section 2.4(d), each of Seller and Buyer will, during the twenty (20) days following such delivery, use their respective reasonable best efforts to reach an agreement on the disputed items or amounts set forth in such Notice of Disagreement (the “Disputed Items”) in order to determine the Final Purchase Price. If, during such period, Seller and Buyer are unable to reach such an agreement, they will promptly thereafter submit remaining Disputed Items to FTI Consulting (the “Independent Accountant”) to review the relevant portions of this Agreement and the Disputed Items for the purpose of calculating the Final Purchase Price (it being understood that, in making such calculation, the Independent Accountant will be functioning as an expert and not as an arbitrator); provided; however, that if the Independent Accountant has a conflict or is otherwise unable or unwilling to serve in this capacity, the Parties will mutually agree upon an independent internationally recognized public accounting firm to serve as Independent Accountant hereunder. The Independent Accountant’s role in completing such review will be limited to reviewing each Party’s position on each Disputed Item (including any corresponding calculations and supporting documentation submitted by either Party) and selecting, with respect to each Disputed Item, either one Party’s position or a position in between those put forth by Buyer, on the one hand, and Seller, on the other hand, and determining the resulting calculation of Final Purchase Price. Such calculation will be made by the Independent Accountant in accordance with this Agreement, the Accounting Principles and the Sample Net Working Capital Calculation. For purposes of its review, Buyer and Seller will furnish to the Independent Accountant such working papers and other relevant documents and information relating to the Disputed Items referred to the Independent Accountant pursuant to this Section 2.4(e), and will provide other information as the Independent Accountant may reasonably request in connection with its determination of such Disputed Items; provided, that neither Party shall have any ex parte communications, discussions or inquires with the Independent Accountant without the prior written consent of the other Party. Buyer and Seller may make written submissions to and may consult with the Independent Accountant and may furnish the Independent Accountant with such information as such Party considers relevant in connection with the subject matter of the expert; provided, that any such submission, consultation or communication shall be made jointly or in writing with a concurrent copy to the other Party (and the other Party shall have the right to respond thereto). The Independent Accountant will deliver to Seller and Buyer, as promptly as practicable (and Buyer and Seller will use their respective reasonable best efforts to cause the Independent Accountant to deliver no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth, as applicable, its determinations of all Disputed Items, the Purchase Price and the basis of such determinations in accordance with the terms of this Agreement (which will be deemed the Final Purchase Price on the date such report from the Independent Accountant is delivered to Seller and Buyer), and a summary of the Independent Accountant’s reasons for its determination of each Disputed Item; provided, that the Independent Accountant will not assign a value to any Disputed Item greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand. Such report will, absent manifest error or fraud, be final and binding upon the Parties. The cost of any such review and report by the Independent Accountant will be paid on a proportionate basis by Buyer, on the one hand, and Seller, on the other hand, based on the percentage which the portion of each contested amount not awarded to such Party bears to the amount contested, as finally determined by the Independent Accountant.
(f)    Adjustment.
(i)    If the Net Adjustment Amount is positive or zero, (1) Buyer will promptly pay to the Seller Parties, by wire transfer of immediately available funds to the accounts specified in the Closing Agent Materials in the specific allocations indicated in the Closing Distribution Spreadsheet for payments under this Section 2.4(f), the Net Adjustment Amount, if any (provided that Buyer shall not pay an amount pursuant to this clause (1) in excess of the amount of the Adjustment Escrow Deposit), and (2) Buyer and Seller will jointly instruct the Escrow Agent to promptly (and in any event, within five (5) Business Days after the determination of the Final Purchase Price pursuant to Section 2.4) deliver to the Seller Parties the Adjustment Escrow Funds, to the accounts specified in the Closing Agent Materials in the specific allocations indicated in the Closing Distribution Spreadsheet for payments under this Section 2.4(f).

(ii)    If the Net Adjustment Amount is negative, (1) Buyer and Seller will jointly instruct the Escrow Agent to promptly (and in any event, within five (5) Business Days after the determination of the Final Purchase Price pursuant to Section 2.4) deliver (x) to Buyer a dollar amount from the Adjustment Escrow Funds equal to the lesser of the absolute value of the Net Adjustment Amount, and the Adjustment Escrow Funds, to the account specified in writing by Buyer to the Escrow Agent and (y) to the Seller Parties, if any portion of the Adjustment Escrow Funds thereafter remains, the amount of such remaining Adjustment Escrow Funds, to the accounts specified in the Closing Agent Materials in the specific allocations indicated in the Closing Distribution Spreadsheet for payments under this Section 2.4(f). The Adjustment Escrow Funds will be Buyer’s sole and exclusive recourse for any Net Adjustment Amount that is negative and neither the Seller Parties nor any other Person will have any liability for any portion of such negative Net Adjustment Amount, the absolute value of which is in excess of the Adjustment Escrow Funds.
(iii)    The Parties will treat any payment made pursuant to this Section 2.4(f) as an adjustment to the Purchase Price for federal income (and other applicable) Tax purposes, unless, and only to the extent, otherwise required by applicable Law.
(iv)    For the avoidance of doubt, any adjustment pursuant to this Section 2.4(f) shall only be in cash in accordance with clauses (i) and (ii) above and shall not impact the Stock Purchase Price paid by Buyer at Closing.
Section 2.5    Withholding. Buyer (and its Affiliates), any Acquired Company and the Closing Agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Except for any withholding required with respect to amounts treated as compensation for U.S. federal income tax purposes, U.S. federal backup withholding, or any withholding required as a result of the failure of any Seller to deliver an IRS Form W-9 or appropriate IRS Form W-8 or the Company to deliver the FIRPTA Certificate pursuant to Section 2.3(a)(v), Buyer shall provide Seller with (a) prior written notice of any intended deduction or withholding with respect to payments to Seller in respect of the Shares and (b) an opportunity to provide any additional documentation or forms to reduce, eliminate, or otherwise mitigate such withholding to the extent permitted by applicable Law. Any amounts so deducted or withheld and paid to the applicable Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.6    Fractional Shares. If at any time shares of Buyer Common Stock are issued to the Seller Parties pursuant to this Agreement, the total number of shares of Buyer Common Stock so issued to each Seller Party will be rounded down to the nearest whole number of shares. Notwithstanding anything to the contrary in this Agreement, no fractional interest in a share of Buyer Common Stock will be issued, and if, after aggregating all shares of Buyer Common Stock (including fractional shares) issued to any Seller Party in an issuance of shares of

Buyer Common Stock pursuant to this Agreement, such aggregate number of shares of Buyer Common Stock includes a fraction of a share of Buyer Common Stock, no certificates or scrip for any such fractional shares will be issued hereunder and such Seller Party, as applicable, will receive an amount in cash equal to the product of (a) such fraction of a share of Buyer Common Stock multiplied by (b) the Buyer Stock Price (such payment in substitution of a fractional share of Buyer Common Stock, a “Fractional Share Payment”, and any fractional shares so substituted, the “Unissued Fractional Shares”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES
Except as set forth in the disclosure schedules supplied by Seller to Buyer, dated as of the date of this Agreement (the “Disclosure Schedules”), Seller represents and warrants to Buyer, as follows:
Section 3.1    Due Organization, Standing and Power.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and the Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(b)    Strix Intermediate is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Strix Intermediate has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(c)    Strix Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and Strix Buyer has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(d)    OpCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Ohio, and OpCo has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(e)    Each of the Acquired Companies is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified and in good standing would not reasonably be expected to be material to the Acquired Companies taken as a whole. True, correct and complete copies of the Organizational Documents of the Acquired Companies have been provided to Buyer.

(f)    There has not been any material violation of any of the provisions of the Organizational Documents of the Acquired Companies, and no Acquired Company has taken any action that is materially inconsistent with any resolution adopted by the equityholders, members or unitholders of the Acquired Companies, the governing boards, board of directors, managers or managing members of the Acquired Companies or any committee thereof.
Section 3.2    Power and Authority of the Company. The Company has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Transaction, have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each Ancillary Agreement, as applicable, has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other Party, this Agreement and each Ancillary Agreement, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally, (b) the availability of injunctive relief and other equitable remedies and (c) the effect of general principles of equity, whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exception”).
Section 3.3    Capitalization.
(a)    Section 3.3(a) of the Disclosure Schedules sets forth a complete and accurate list as of the date of this Agreement of all of the issued and outstanding Equity Interests of each Acquired Company, and the record owners thereof. All of the issued and outstanding Equity Interests (including the Shares) (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) are held of record by the Persons and in the amounts set forth in Section 3.3(a) of the Disclosure Schedules, (iii) were not issued or acquired by the holders thereof in violation of any applicable Law, Contract, Organizational Documents or the preemptive rights of any Person and (iv) are owned by the holders thereof free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws).
(b)    Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no (i) outstanding or authorized (A) options, warrants, convertible securities or other rights, arrangements or commitments of any character, including any preemptive rights, redemption rights, rights of first offer, rights of first refusal, repurchase or call rights or other similar arrangements, relating to membership interests or any other Equity Interests which obligate the Company or any of its predecessors in interest or Affiliates to repurchase, redeem, or otherwise acquire, issue or sell any Equity Interests or (B) equity appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its Affiliates and (ii) voting trusts, member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Shares. Except as set forth in Section 3.3(b) of the Disclosure

Schedules, the Company has not adopted, sponsored or maintained any equity-based or profits interest plan or any other plan or agreement providing for equity compensation to any Person.
(c)    All outstanding Equity Interests of the Company have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in the Organizational Documents of the Company and any applicable Contracts.
Section 3.4    Subsidiaries.
(a)    Section 3.4(a) of the Disclosure Schedules sets forth a complete and accurate list as of the date of this Agreement of all Company Subsidiaries and their respective jurisdictions of incorporation. Other than the Company Subsidiaries, neither the Company nor any Subsidiary owns, directly or indirectly, any Equity Interests in any other Person. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and authority required to carry on the business of the Company in all material respects as currently conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except in such jurisdictions where the failure to be so duly qualified and in good standing would not reasonably be expected to be material to the Acquired Companies, taken as a whole.
(b)    Section 3.4(b) of the Disclosure Schedules sets forth a complete and accurate list as of the date of this Agreement of all of the issued and outstanding Equity Interests of each Company Subsidiary (the “Subsidiary Securities”). All of the Subsidiary Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) are held of record by the Persons and in the amounts set forth in Section 3.4(b) of the Disclosure Schedules, (iii) were not issued or acquired by the holders thereof in violation of any applicable Law, Contract or the preemptive rights of any Person and (iv) after giving effect to the payment of the Payoff Amount and the release of all applicable Liens in accordance with the terms of the Payoff Letters, are owned by the Company, directly or indirectly, free and clear of all Liens (other than restrictions on transfer imposed by applicable securities Laws).
(c)    There are no (i) Equity Interests of any Company Subsidiary that are held as treasury shares, (ii) outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any Subsidiary Securities, (iii) dividends that have accrued or been declared but are unpaid on the Subsidiary Securities or (iv) voting Contracts or other Contracts relating to the management of any Subsidiary (other than the Organizational Documents of the Acquired Companies). There are no outstanding obligations or agreements of any Company Subsidiary to provide funds to, or make investments in, any Person (other than a Company Subsidiary).
Section 3.5    Non-Contravention; Governmental Consents.
(a)    None of the execution, delivery or performance by the Company of this Agreement and each other Ancillary Agreement to which the Company is a party, nor the consummation of the Transaction, will, with or without the giving of notice or the lapse of time or both (i) assuming compliance with Section 3.5(b), contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to the Acquired Companies or by which any property or asset of any Acquired Company is bound or affected, (ii) violate any provision of the Organizational Documents of any Acquired Company, (iii) (A) require any consent, approval or notice under, (B) result in any breach of or any loss of any benefit under, (C) constitute a default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, or otherwise affect any right or obligation under, any Material Contract or Permit, or (iv) result in the creation or imposition of any Lien on any asset of any Acquired Company, except in the case of clauses (i) and (iii) only, as would not reasonably be expected to be material to the Acquired Companies (taken as a whole).
(b)    Except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) filings with, and submissions as may be advisable to, the DCSA or other agency of the U.S. government in accordance with the NISPOM or other applicable U.S. national industrial security requirements and in order to obtain the DCSA Approval, (iii) filings with, and submissions as may be required to, CFIUS in order to obtain the CFIUS Approval, (iv) filings or notifications to DDTC as are required under the ITAR, (v) approval pursuant to the United Kingdom’s National Security and Investment Act 2021, (vi) any Governmental Entity Approvals set forth in Section 3.5 of the Disclosure Schedules and (vii) any Governmental Entity Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no Governmental Entity Approvals required in connection with the Company’s execution and delivery of this Agreement or any Ancillary Agreement to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation of the Transaction.
Section 3.6    Financial Statements; Undisclosed Liabilities.
(a)    Copies of (i) consolidated audited financial statements consisting of the consolidated balance sheet of Strix Intermediate and its Subsidiaries as of December 31, 2024 and the related statements of operations, members’ equity and cash flows for the years then ended (the “Audited Financial Statements”), (ii) the consolidated unaudited financial statements consisting of the consolidated balance sheet of the Acquired Companies as of December 31, 2024 and the related statements of operations, members’ equity and cash flows for the years then ended and (iii) consolidated unaudited financial statements consisting of the consolidated balance sheet of the Acquired Companies as of December 31, 2025 and the related statements of operations, members’ equity and cash flows for the years then ended (collectively, (ii) and (iii), the “Unaudited Financial Statements”), and (iv) consolidated unaudited financial statements consisting of the consolidated unaudited balance sheet (the “Latest Balance Sheet”) of the Acquired Companies as of June 30, 2026 (the “Latest Balance Sheet Date”) and the related consolidated unaudited statements of operations, members’ equity, income and cash flows for the six (6) month period then ended June 30, 2026 (the “Interim Financial Statements” and together with the Audited Financial Statements and Unaudited Financial Statements, the “Financial

Statements”) are attached to Section 3.6(a) of the Disclosure Schedules. The Financial Statements (i) have been prepared from, and are consistent with, the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated and consistent with each other, and (iii) fairly present, in all material respects, the consolidated financial position of the Acquired Companies as of the respective dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (none of which would be material to the Acquired Companies, individually or in the aggregate) and the absence of notes. The Company maintains internal controls over financial reporting that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements in accordance with GAAP.
(b)    The Company does not (A) hold, and has never held, any assets, interests or investments in any other entities, except for its holdings in the Acquired Companies, and does not have and has never had any operations, business or liabilities of any kind whatsoever, other than (i) its direct ownership of Strix Intermediate, (ii) issuances of equity interests in the Company and (iii) activities in connection with its governance and organization and maintaining its existence under Delaware law, in each case, including any activities incidental thereto; (B) have any outstanding indebtedness or other commitments or liabilities; (C) directly or indirectly own any interest in any asset, including the equity interests of any Person, other than the Acquired Companies; (D) has never entered into any agreements or arrangements with any Person (other than agreements or arrangements relating to its formation, governance, organization or maintenance of its existence); or (E) prior to the Closing, will not incur, directly or indirectly, any obligations or liabilities or engage in any business activities other than in connection with the Transaction.
(c)    None of the Acquired Companies is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(d)    None of the Acquired Companies has any liabilities required by GAAP to be reflected in a balance sheet, other than: (i) liabilities that are specifically set forth and adequately reserved for in the Financial Statements (or notes thereto), (ii) liabilities that have been incurred since the Latest Balance Sheet Date in the Ordinary Course of Business, (iii) Transaction Expenses, (iv) executory obligations under any Contract to which any Acquired Company is a party incurred in the Ordinary Course of Business (none of which have arisen out of or relate to a breach of Contract by an Acquired Company), or (v) liabilities set forth on Section 3.6(d) of the Disclosure Schedules.
(e)    As of June 30, 2026, the total consolidated assets of the Acquired Companies, as calculated in accordance with GAAP (including taking into account any Tax attributes of the Acquired Companies), is less than the amount set forth on Section 3.6(e) of the Disclosure Schedules.
(f)    All Cash of the Acquired Companies is held in deposit or other accounts maintained with financial institutions in the United States.

Section 3.7    Absence of Changes. Since the Latest Balance Sheet Date:
(a)    the Acquired Companies have conducted their business in the Ordinary Course of Business in all material respects;
(b)    none of the Acquired Companies has taken any action that, if taken during the period from the date of the Agreement through the Closing Date without Buyer’s consent, would constitute a breach or violation of Section 6.1; and
(c)    there has not been any Effect that has had or would reasonably be expected to have a Material Adverse Effect.
Section 3.8    Litigation.
(a)    There are no Actions pending, or to the Knowledge of the Company, threatened, that, if adversely determined, would reasonably be expected to result in, individually or in the aggregate, material liability to or a material impact on the Acquired Companies, taken as a whole, or that challenge or would reasonably be expected to prevent, materially delay or materially impair the consummation of the Transaction.
(b)    Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order that would reasonably be expected to (i) result in material liability to or a material impact on the Acquired Companies, taken as a whole, or (ii) prevent, materially delay or materially impair the consummation of the Transaction.
(c)    In the past three (3) years except for any audit, inspection, investigation or examination in the Ordinary Course of Business, to the Knowledge of the Company, no Action by any Governmental Entity relating to any Acquired Company has been threatened or undertaken. To the Knowledge of the Company, no event has occurred and no circumstances exist that would reasonably give rise to or serve as the basis for commencement of any Action against any Acquired Company. There are no Actions by any Governmental Entity pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies that challenge, or would reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the ability of Seller or the Company to consummate the Transaction and the other transactions contemplated hereby and by the Ancillary Agreements.
(d)    Each Acquired Company has submitted each currently pending or currently threatened Action for which there is insurance coverage to its applicable insurance carrier. No former direct or indirect holder of any equity interests of any Acquired Company has any Action against any Acquired Company that remains unresolved.
(e)    There is no Action by any of the Acquired Companies pending, or for which any of the Acquired Companies has commenced preparations to initiate, against any other Person that would reasonably be expected to (i) result in, individually or in the aggregate, material liability to or a material impact on the Acquired Companies or (ii) materially prevent or delay the consummation of the Transaction.
Section 3.9    Compliance With Laws; Permits.
(a)    The Acquired Companies are and, during the last three (3) years have been, in compliance in all material respects with all applicable Laws and Orders. To the Knowledge of the Company, no Acquired Company is, and at any time in the last three (3) years, has any Acquired Company been under investigation with respect to or threatened to be charged with or given notice of any material violation of, any applicable Law. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation of any applicable Law by any Acquired Company. The Acquired Companies hold all governmental licenses, authorizations, permits, consents and approvals necessary for the operation of their business as presently conducted (the “Company Permits”), except for such Company Permits which the failure to hold would not, individually or in the aggregate, be material to the Acquired Companies. Each Acquired Company, as applicable, is (a) in compliance with the terms and conditions of each Company Permit, and, to the Knowledge of the Company, no suspension or cancellation of a Company Permit is threatened and (b) has made all notifications, registrations, certifications and filings with all Governmental Entities, necessary in all respects for the operation in accordance with applicable Law of the business of the Company, except where failure to do so would not, individually or in the aggregate, be material to the Acquired Companies. Section 3.9 of the Disclosure Schedules contains a correct and complete list of all of the Company Permits. The Company Permits are valid and in full force and effect. None of the Acquired Companies is in default in any material respect under, and no condition exists that with notice or lapse of time or both would constitute a default in any material respect under, any of the Company Permits. None of the Company Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transaction.
(b)    Each of the products and services marketed, licensed, sold, performed, distributed or otherwise made available by any Acquired Company has during the past three (3) years been at all times up to and including the sale, license, distribution or other provision thereof, marketed, licensed, sold, performed or otherwise made available in compliance in all material respects with all applicable Laws.
Section 3.10    Material Contracts.
(a)    Section 3.10(a) of the Disclosure Schedules sets forth a complete and correct list, under separate headings by subsection, of each Contract (other than any Company Benefit Plan) to which any Acquired Company is a party or to which an Acquired Company or its assets are bound (collectively, whether or not disclosed in the Disclosure Schedules, the “Material Contracts”):
(i)    with a Material Supplier or which otherwise requires any payments by or on behalf of any Acquired Company in excess of $500,000 per annum, as measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;

(ii)    other than Government Contracts, with a Material Customer or which otherwise provides for any Acquired Company to receive any payments in excess of $1,000,000 per annum, as measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;
(iii)    for any material lease of personal property from or to third parties, which require annual rental payments in excess of $250,000;
(iv)    which (A) contains any provision that restricts or limits the ability of any Acquired Company to compete in any line of business, with any other third party or in any jurisdiction or market (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any Company Owned Intellectual Property or any products or services of any Acquired Company) or solicit business from any customers, (B) contains any provision that restricts or limits the ability of any Acquired Company to acquire, develop, sell, distribute or perform any product or other asset or any service from, for or to any other third party, or otherwise transact business or deal in any other manner with any other third party (other than provisions restricting the direct solicitation of a counterparty’s employees that do not materially and adversely affect the operation of the business of the Acquired Companies), (C) restricts or limits the ability of any Acquired Company to solicit for employment or hire any individual (other than non-solicit provisions included in non-disclosure or confidentiality agreements), (D) contains any provision that restricts or limits the ability of any Acquired Company to develop or distribute any Company Owned Intellectual Property or any products or services of any Acquired Company, (E) contains a “most favored nation” provision or similar terms, or (F) which is a requirements contract, output contract, exclusive dealing arrangement, take-or-pay contract, or similar arrangement pursuant to which any Acquired Company is obligated to purchase or sell all or a specified portion of its requirements for, or output of, any product or service;
(v)    which grants any Acquired Company an equity interest in any partnership, joint venture or other similar arrangement involving a sharing of profits, losses, costs or liabilities with any other Person or for joint research, development, marketing or distribution or involving sharing of equity interests;
(vi)    pursuant to which (A) Intellectual Property is developed for any Acquired Company, excluding employee Intellectual Property rights agreements entered in the Ordinary Course of Business on a form previously made available to Buyer, (B) any Acquired Company licenses (whether or not such license is currently exercisable) or is granted rights in Intellectual Property from a third party or pursuant to which a third party has agreed not to enforce any Intellectual Property rights against an Acquired Company, in each case excluding licenses for commercially available Software on standard terms and conditions that are not incorporated into or bundled with Company Products, or (C) any Acquired Company licenses or grants rights in Company Owned Intellectual Property to a third party, or pursuant to which an Acquired Company has agreed not to enforce any Intellectual Property right against a third party, in each case excluding any Contract that contains a non-exclusive license granted to a third-party vendor or independent contractor solely for the purpose of performing services for or on behalf of an Acquired Company, or any Contract that contains a non-exclusive license granted to a customer of an Acquired Company in the Ordinary Course of Business that is limited to such customer’s use or receipt of a product or service of such Acquired Company;
(vii)    pursuant to which any Acquired Company has agreed to minimum purchase commitments, “take or pay” obligations, or similar terms;
(viii)    under which any Acquired Company has incurred or guaranteed any Indebtedness, or pursuant to which any Acquired Company has mortgaged, pledged or otherwise placed a Lien on any portion of its assets or property, in each case, other than Contracts relating to trade payables;
(ix)    all management agreements or other Contracts for the employment or consultancy of any current employee, officer, director, or other individual service provider of any of the Acquired Companies on a full time, part time or consulting basis with annual base compensation or fee in excess of $250,000 or providing for the payment of any cash or other compensation or benefits upon the sale of all or a material portion of the Company’s assets or a change of control or otherwise restricting any Acquired Company’s ability to terminate the employment or services of any current employee, officer, director, or other individual service provider of any of the Acquired Companies at any time without penalty or liability (other than at will employment agreements which do not commit the Acquired Company to severance, termination or other similar payments and which are terminable without prior notice), profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, or other material plan or arrangement for the benefit of a current employee, officer, director, or other individual service provider of any of the Acquired Companies;
(x)    which is a Collective Bargaining Agreement;
(xi)    which involves the disposition or acquisition of securities or material assets (other than the sale of inventory in the Ordinary Course of Business) of the Acquired Companies, taken as a whole, that have purchase price payment or adjustments, earnouts, indemnification obligations or other similar obligations that are still in effect as of the date hereof;
(xii)    which relates to any settlement of any Action with, or an Order of, a Governmental Entity pursuant to which any Acquired Company has material outstanding obligations in excess of $250,000;
(xiii)    which is a Real Property Lease;
(xiv)    which is a Related Party Agreement;

(xv)    which is a Current Government Contract (except Government Subcontracts), with a contract value in excess of $3,000,000; per annum, as measured by the trailing twelve (12) month period ending on the date of the Latest Balance Sheet;
(xvi)    which is a Government Bid reasonably expected to result in a Government Contract (except Government Subcontracts) with a total contract value in excess of $3,000,000 including the name of the counterparty and the period of performance, to the extent permitted by Law;
(xvii)    which relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into in the last three (3) years or pursuant to which any Acquired Company has any current or future rights or obligations;
(xviii)    which relates to the sale of any assets of any Acquired Company in the last three (3) years, in each case for consideration in excess of $1,000,000 (other than sales or dispositions of assets in the Ordinary Course of Business consistent with past practice);
(xix)    which relates to the acquisition, issuance or transfer of any Equity Interests of the Company or Subsidiary Securities (excluding award agreements for Company Benefit Plan and exercise agreements on the Company’s standard form) with unperformed or continuing obligations by any party thereto; or
(xx)    which relates to the voting of, and any other rights or obligations of a holder of, Company Equity Interests or any Subsidiary Securities;
(xxi)    under which (A) any Person has directly or indirectly guaranteed any liabilities of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed any liabilities of any other Person (in each case other than endorsements for the purposes of collection in the Ordinary Course of Business or in connection with the Strix Buyer Credit Agreement); or
(xxii)    which contains any provision requiring any Acquired Company to indemnify any other party excluding indemnities contained in agreements for purchase, sale, or license of products or services in the Ordinary Course of Business consistent with past practices.
(b)    None of the Acquired Companies (and, to the Knowledge of the Company, no other party) is in default in any material respect under any Material Contract. Each of the Material Contracts is in full force and effect, and is a valid, binding and enforceable obligation of the applicable Acquired Company party thereto, and to the Knowledge of the Company, of the other parties thereto, subject to the Enforceability Exception. The Company has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach thereunder. The Company has not received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract. Except a Material Contract that is a Classified Contract or Bid, true and complete copies of each Material Contract, including all amendments thereto have been made available to the Buyer. Section 3.10(b) of the Disclosure Schedules provides an accurate summary of the terms of each Material Contract that is not in written form.
Section 3.11    Real Property.
(a)    None of the Acquired Companies owns any real property. None of the Acquired Companies is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property (except under the Real Property leases).
(b)    With respect to each real property lease, sublease, license or occupancy agreement entered into by any Acquired Company (collectively, the “Real Property Leases”): (i) to the Knowledge of the Company, none of the Acquired Companies or any other party is in default thereunder and no event has occurred which, after notice or lapse of time or both, would constitute a default under any Real Property Lease by the applicable Acquired Company or any other party, (ii) each Real Property Lease is in full force and effect, and is the valid, binding and enforceable obligation of the applicable Acquired Company and to the Knowledge of the Company, the valid, binding and enforceable obligation of the other parties thereto, subject to the Enforceability Exception, (iii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (iv) the Company has delivered to Buyer a true, correct and complete copy of each of the Real Property Leases, and all amendments and modifications thereto to Buyer, (v) none of the Acquired Companies subleases or licenses any Leased Real Property to any Person, (vi) no Acquired Company’s possession and quiet enjoyment of the Leased Real Property under any Real Property Lease has been disturbed, and to the Knowledge of the Company, there are no Actions pending with respect to any Real Property Lease or any applicable Acquired Company’s interest in the Leased Real Property and (vii) with respect to each Real Property Lease, the applicable Acquired Company party thereto has a valid leasehold estate in the Leased Real Property demised under such Real Property Lease, which leasehold estate is free and clear of all Liens (other than Permitted Liens), but subject to the terms, provisions and conditions of such Real Property Lease. None of the Acquired Companies has assigned, transferred or pledged any interest in any of the Real Property Leases.
(c)    The improvements located at each portion of the Leased Real Property are in good condition and repair, ordinary wear and tear and repairs or maintenance to be performed in the Ordinary Course of Business excepted. All utilities and similar systems which are required for the operation of the business of the Acquired Companies at all the Leased Real Property are installed and operating and are sufficient to enable all Leased Real Property to continue to be used, occupied and operated in the manner currently being used, occupied and operated in connection with the businesses of the Acquired Companies.

Section 3.12    Employee Benefits.
(a)    As used herein, the term “Company Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, fringe benefit, bonus, commission, incentive, savings, retirement, deferred compensation, health or welfare (including retiree or post-employment welfare), life, disability, medical, prescription drug, dental, vision, vacation, leave, employee loan, Section 125 “cafeteria” or “flexible” benefit or other benefit plan, arrangement, agreement, program, policy or Contract, whether or not subject to ERISA and whether or not written, under (i) which any Company Service Provider has any present or future right to benefits, (ii) which is contributed to, sponsored by, administered or maintained by, or required to be contributed by, any Acquired Company, or (iii) which any Acquired Company has any direct or indirect liability (including contingent liability); provided, that the term Company Benefit Plan will not include any plan, program, policy or agreement mandated or maintained by any Governmental Entity. Section 3.12(a) of the Disclosure Schedules lists each material Company Benefit Plan. The Company has made available to Buyer with respect to each material Company Benefit Plan true, accurate and completed copies of, to the extent applicable: (A) the current plan document, including all currently effective amendments thereto (or with respect to any unwritten Company Benefit Plan, a written summary), (B) the most recent summary plan description and all currently effective summaries of material modifications with respect to the Company Benefit Plan, (C) the most recently received IRS determination or opinion or advisory letter for any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (D) the three (3) most recent annual reports (Forms 5500, with all applicable attachments), (E) trust agreements, insurance policies and other documents establishing funding arrangements, and (F) materials relating to any pending audit or investigation by a Governmental Entity or any pending submission under any Governmental Entity’s voluntary compliance procedures and any nonroutine, material correspondence from a Governmental Entity in the last six (6) years.
(b)    Each Company Benefit Plan has been established, administered, operated and maintained in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to subject any Acquired Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law.
(c)    Each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS or may rely upon a favorable opinion or advisory letter from the IRS to the effect that plan is so qualified under Section 401(a) of the Code, and to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination or opinion. Each trust established in connection with any Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Knowledge of the Company, no fact exists and no event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust.

(d)    None of the Acquired Companies, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any material non-exempt transaction with respect to a Company Benefit Plan that would subject any Acquired Company to any material Taxes or penalties imposed by ERISA, the Code or other applicable Law.
(e)    No event has occurred, to the Knowledge of the Company, and no condition or circumstance exists that would subject any Acquired Company to any material penalty or Tax under Sections 4980B, 4980D or 4980H, 6721 or 6722 of the Code (whether or not assessed).
(f)    None of the Company nor any Acquired Company nor any of its ERISA Affiliates has, within the past six (6) years, sponsored, maintained, contributed to, or been required to maintain or contribute to, or has had any liability (including on account of any ERISA Affiliate) with respect to or under any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (ii) multiemployer plan within the meaning of Section 4001(a)(3) of ERISA; (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; (iv) “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA; or (v) “funded welfare plan” within the meaning of Section 419 of the Code. No Company Benefit Plan provides retiree medical, health, or life insurance or other welfare benefits to any Person, except as in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state or applicable Law at the sole cost of the Person.
(g)    (A) No Actions (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan, and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such Actions, (B) no Company Benefit Plan has within the three (3) years prior to the date hereof been the subject of any Action by a Governmental Entity, and (C) all required benefits, contributions, premiums and other payments with respect to each Company Benefit Plan have been made on a timely basis or properly accrued in all material respects.
(h)    No Company Service Provider covered by any Company Benefit Plan resides outside of the United States, and no Company Benefit Plan is subject to any Law of a jurisdiction outside of the United States.
(i)    None of the Acquired Companies has current or contingent obligation to indemnify, gross-up, reimburse or otherwise make whole any Company Service Provider for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.
(j)    Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented, operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder.

(k)    The execution, performance or delivery of this Agreement or the consummation of the Transaction will not (whether alone or in combination with any other event) (i) entitle any Company Service Provider to any payment, benefit, vesting, distribution or increase in benefits, including under any Company Benefit Plan, (ii) accelerate the time of payment, funding, or vesting of, or increase the amount of compensation or benefits due to, any such Company Service Provider, including under any Company Benefit Plan, (iii) limit or restrict the ability of any Acquired Company, as applicable, to merge, amend or terminate any Company Benefit Plan, or (iv) result in the forgiveness of any loan to a Company Service Provider.
(l)    No payment or benefit, individually or together with any other payment or benefit, that has been or could be received or retained (whether in cash, property or the vesting of property) by any Company Service Provider who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of the Transaction, either alone or in combination with another event.
Section 3.13    Labor and Employment Matters.
(a)    Section 3.13(a) of the Disclosure Schedules contains a true, complete and accurate list of all employees of the Acquired Companies as of the most recent payroll date preceding the date hereof, setting forth the following information for each: (i) name or employee identification number; (ii) job title; (iii) hire date; (iv) status as full-time or part-time; (v) work location (by state or, if outside of the United States, country); (vi) exempt or non-exempt classification under wage and hour Law; (vii) leave status; (viii) base annual salary or hourly wage rate (as applicable), (ix) commission, bonus or other incentive based compensation eligibility, (x) commission, bonus or other incentive based compensation actually received in 2025, and (xi) indication of whether any employee is on a work visa as of the date of this Agreement.
(b)    Section 3.13(b) of the Disclosure Schedules contains a true, complete and accurate list of all individual independent contractors engaged by any of the Acquired Companies as of the most recent payroll date preceding the date hereof, setting forth the following information for each: (i) name (including name of their entity, as applicable); (ii) a description of the services provided; (iii) fee or compensation rate; and (iv) an indication of whether such contractor is subject to a written agreement with the Company.
(c)    None of the Acquired Companies is a party to, or bound by, any Collective Bargaining Agreement, and no employees of any Acquired Company are represented by any Union with respect to their employment with the applicable Acquired Company. No Union or group of employees of any Acquired Company has made a demand for recognition or certification to be the bargaining representative of employees of the Acquired Companies in the past three (3) years and there are no such representation or certification proceedings or petitions seeking a representation proceeding presently pending, threatened in writing or to the Knowledge of the Company, threatened otherwise to be brought or filed with the National Labor Relations Board or any similar Governmental Entity. To the Knowledge of the Company, there are no, and for the past three (3) years there have not been any, pending or threatened organizing activities with respect to any employees of any Acquired Company. There is no, and for the past three (3) years there has not been any, actual or, to the Knowledge of the Company, threatened concerted labor strikes or lockouts, picketing, handbilling, or concerted slowdowns or work stoppages or other similar labor disruption or dispute against any Acquired Company. No formal, written complaint against any Acquired Company is pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar Governmental Entity by or on behalf of any Company Service Provider.
(d)    Each Acquired Company is, and has been for the last three (3) years, in compliance in all material respects with all applicable Laws with respect to its engagement of temporary workers and individual independent contractors. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to any Action with the aforementioned workers (including their reclassification as permanent employees of any Acquired Company). There are no material liabilities, whether contingent or absolute, of any Acquired Company relating to the engagement by such Acquired Company of temporary workers or individual independent contractors.
(e)    During the last three (3) years, none of the Acquired Companies has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any Acquired Company or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Acquired Company.
(f)    Each of the Acquired Companies is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including provisions thereof relating to terms and conditions of employment, occupational health and safety, wages and hours (including the classification of individual independent contractors and exempt versus non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of visas), employment discrimination, harassment and retaliation, restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, affirmative action and affirmative action plan obligations, plant closures and layoffs (including the WARN Act), labor relations, employee leave issues, employee trainings and notices, automated employment decision tools and other artificial intelligence, workers’ compensation and unemployment insurance.
(g)    In the last three (3) years there has not been, nor are there currently, any Actions or internal investigations conducted by any Acquired Company, the board of directors or managers of any Acquired Company or any committee thereof (or any Person at the request of any of the foregoing) concerning allegations of any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, whistleblowing or other misfeasance or malfeasance issues by or against any Company Service Providers. To the Knowledge of the Company, there are no controversies currently pending or threatened between any Acquired

Company and any Company Service Provider that would reasonably be expected to result in an Action.
(h)    Each Acquired Company has reasonably investigated (and where reasonably determined by such Acquired Company, taken corrective action with respect to) all harassment, discrimination, sexual misconduct and retaliation allegations made against any Company Service Provider in the last three (3) years of which the Company has Knowledge. In the past three (3) years, there has not been any Action alleging harassment, discrimination, sexual misconduct, or retaliation against any Acquired Company, in each case, involving any Company Service Provider (in relation to his or her work at any Acquired Company), and none of the Acquired Companies has been party to any settlement agreement or similar out-of-court or pre-litigation arrangement with or related to any Company Service Provider to resolve allegations of sexual harassment or sexual misconduct in the last three (3) years. No such allegation of sexual or discriminatory harassment would reasonably be expected to result in any material loss or liability to the Company and no such allegations, if known to the public, would reasonably be expected to bring the Company into material disrepute.
Section 3.14    Environmental Matters.
(a)    Except as would not reasonably be expected to be material to the Acquired Companies:
(i)    Each of the Acquired Companies is, and for the past three (3) years has been, in compliance with all Environmental Laws.
(ii)    For the past three (3) years, each of the Acquired Companies has obtained and has been in compliance with all Environmental Permits required by Environmental Law as necessary for the ownership, lease, or operation of its respective business (as presently conducted) or of the Leased Real Property, as applicable.
(iii)    There has been no Release of Hazardous Materials with respect to the businesses or assets of the Acquired Companies or any real property owned, operated or leased by any of the Acquired Companies at any time, which Release was caused by the Acquired Companies, or to the Knowledge of the Company which Release was caused by any other Person, which could reasonably be expected to result in material liability for the Acquired Companies.
(iv)    Other than in the Ordinary Course of Business (including Contracts with customers entered into in the Ordinary Course of Business), none of the Acquired Companies has expressly assumed responsibility for, or agreed to indemnify any Person for, any liability of any Person arising under Environmental Laws.
(v)    No Acquired Company has generated, manufactured, used, transported, treated, stored, handled, disposed of, distributed, or arranged for the transport, treatment or disposal of any Hazardous Materials, except in compliance with all Environmental Laws and Environmental Permits.

(b)    The Company has made available to Buyer all environmental insurance policies and applications, and all material environmental reports (including Phase I environmental site assessment reports, Phase II environmental site assessment reports, soil and groundwater investigation reports, reports pertaining to Hazardous Material in, on, beneath or adjacent to any property currently owned, operated or leased by the Acquired Companies, and environmental compliance audits), investigations, tests, reviews, studies, records, sampling data, site assessments, and other similar documents related to the human health, occupational or worker safety, or environmental issues or conditions with respect to the business of the Acquired Companies or any owned, operated or leased real property which are in the possession or control of any of the Acquired Companies.
(c)    With regard to the Acquired Companies, neither Seller nor any of the Acquired Companies has received from any Person any Environmental Notice or Environmental Claim or written request for information pursuant to Environmental Law or written notice of investigation under any Environmental Law, which in each case either remains pending or unresolved or is the source of ongoing obligations or requirements.
(d)    There are no Environmental Notices or Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against any of the Acquired Companies, and (ii) none of the Acquired Companies have received any Environmental Notice alleging that any of the Leased Real Property has had a Release of Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, any of the Acquired Companies.
(e)    None of the Acquired Companies has received an Environmental Notice that any real property owned, operated, or leased in connection with the business of any of the Acquired Companies (including soils, soil vapor, indoor air, ambient air, groundwater, surface water, buildings, and other structures located on any such real property) has concentrations, mass or levels of any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or the terms of any Environmental Permit by, any of the Acquired Companies.
(f)    Section 3.14(f) of the Disclosure Schedules sets forth an accurate and complete list of all Environmental Permits issued to any Acquired Company.
Section 3.15    Insurance. Section 3.15of the Disclosure Schedules contains (a) a complete, correct and current list of all insurance policies of the Acquired Companies with respect to the properties, assets or business of any of the Acquired Companies, other than those relating to a Company Benefit Plan, each of which, to the Knowledge of the Company, are in full force and effect (the “Insurance Policies”) and (b) identifies each of the Insurance Policies under which, after the Closing, an Acquired Company will not continue to have coverage with respect to events occurring prior to the Closing. Such Insurance Policies are valid, binding and enforceable in accordance with their terms against the respective insurers. Complete copies of the Insurance Policies have been made available to Buyer. With respect to each Insurance Policy, (a) the applicable Acquired Company is not in breach or default, and none of the Acquired Companies has taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, except as would not have a Material Adverse Effect on the Acquired Companies, (b) to the Knowledge of the Company, no written notice of cancellation or termination, other than pursuant to the expiration of any such insurance policy in accordance with the terms thereof, has been received with respect to any such policy, (c) other than claims made in the Ordinary Course of Business, there are no pending claims under any Insurance Policies, including any claims for loss or damage to the properties, assets or business of the Acquired Companies, (d) to the Knowledge of the Company, there is no material claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights; and (e) all premiums payable under the Insurance Policies have been timely paid, and the Acquired Companies have otherwise complied fully with the terms and conditions of all such insurance policies and bonds.
Section 3.16    Taxes.
(a)    Each of the Acquired Companies has timely filed or caused to be timely filed (taking into account extensions of time to file a Tax Return requested or obtained in the Ordinary Course of Business) all income and other material Tax Returns required to be filed by it with the appropriate Tax Authority. All such Tax Returns are true, complete and accurate in all material respects and has been prepared in all material respects in compliance with all applicable Laws. None of the Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return (other than any extension of time to file a Tax Return requested or obtained in the Ordinary Course of Business). All Taxes due and owing by any of the Acquired Companies, whether or not shown on any Tax Return, have been paid.
(b)    There are no Liens for Taxes upon the assets of any of the Acquired Companies other than liens for current Taxes not yet due and payable that are adequately reserved for in the Latest Balance Sheet.
(c)    No deficiency for Taxes which has been proposed, asserted or assessed by any Tax Authority against any of the Acquired Companies remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to the assessment or collection of Taxes of any of the Acquired Companies (other than as a result of any extension of time to file a Tax Return requested or obtained in the Ordinary Course of Business). There are no Tax Proceedings ongoing or pending or threatened in writing, against any of the Acquired Companies.
(d)    All Taxes which the Acquired Companies are obligated to withhold from amounts paid or owing to any Company Service Provider, creditor, independent contractor, equity holder or other third party have been withheld and, to the extent required by applicable Law, paid to the applicable Tax Authority. The Acquired Companies have complied in all material respects with any information or other Tax reporting obligations required by applicable Law in connection with any such withholding.

(e)    None of the Acquired Companies is a party to any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than customary provisions in commercial Contracts entered into in the Ordinary Course of Business and not relating primarily to Taxes).
(f)    None of the Acquired Companies has liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract (other than customary provisions in commercial Contracts entered into in the Ordinary Course of Business and not primarily relating to Taxes) or (iv) otherwise pursuant to any Law.
(g)    None of the Acquired Companies has been a party to a “reportable transaction,” as such term is defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b)(1).
(h)    None of the Acquired Companies has been a member of an affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return (other than an affiliated group of which the Company is or was the common parent).
(i)    None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made or requested or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law); or (v) prepaid amount received or deferred revenue accrued on or before the Closing Date.
(j)    No claim has ever been made by a Tax Authority in a jurisdiction in which any Acquired Company does not file Tax Returns (or pay a particular type of Tax) that the applicable Acquired Company, as applicable, is or may be subject to taxation (or required to pay a particular type of Tax) by that jurisdiction.
(k)    Each of the Acquired Companies has at all times used proper accounting methods and periods in computing its liabilities for Taxes.
(l)    Each of the Acquired Companies has complied in all material respects with all applicable transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
(m)    None of the Acquired Companies has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than its country of formation.

(n)    There are no Tax credits, refunds owing, grants or similar amounts that are or would be subject to clawback or recapture as a result of the (i) the contemplated transactions herein or (ii) a failure by any of the Acquired Companies to satisfy one or more requirements on which the credit, refund, grant or similar amount is or was conditioned.
(o)    No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that would affect any of the Acquired Companies.
(p)    There are no accruals or reserves established or required to be established under GAAP with respect to any of the Acquired Companies for any contingent or uncertain Tax positions.
(q)    Each of the Acquired Companies has complied with all its obligations to collect and remit to the proper Tax Authority all material sales, use, value-added and similar Taxes pursuant to applicable Law or has properly received and maintained all documentation necessary to establish any exemptions therefrom under applicable Law.
(r)    No Acquired Company has been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed in whole or in part by Section 355 of the Code within two (2) years of the Closing Date.
Section 3.17    Intellectual Property, Information Technology and Data Privacy.
(a)    Section 3.17(a) of the Disclosure Schedules contains a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, (a) the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, (b) the owner of the Company Registered Intellectual Property, (c) the issuance, application, serial or registration number, (d) the date of application and issuance or registration and (e) with respect to domain names, the applicable domain name registrar. Each item of Company Registered Intellectual Property is valid and subsisting, to the Company’s Knowledge, enforceable. All necessary registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property have been timely made and paid, and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property and recognizing that any Acquired Company, as applicable, is the recorded owner of such Company Registered Intellectual Property. No application for, or registration with respect to, any Company Registered Intellectual Property has been abandoned, allowed to lapse, or rejected.
(b)    The Acquired Companies exclusively own and have good and exclusive title to each item of the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). Without limiting the generality of the foregoing: (a) any Acquired Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of its business that the applicable Acquired Company purports to own, and (b) any Acquired Company owns exclusively, and has good title to, all copyrighted works, including Software, that the applicable Acquired Company purports to own, as applicable, pursuant to applicable Law.
(c)    The Company Owned Intellectual Property and the Intellectual Property rights duly licensed to the Acquired Companies constitutes all Intellectual Property used in, held for use in or required for the operation of the business of the Acquired Companies as currently conducted.
(d)    No Company Owned Intellectual Property is subject to any Contract that materially limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Intellectual Property used or held for use in the conduct of the business of the Acquired Companies to any Person. No Person who has licensed Intellectual Property to any Acquired Company has ownership rights or license rights to derivative works or improvements made by or on behalf of any Acquired Company related to such Intellectual Property, and no Person has the right to make or own improvements or derivative works of Company Owned Intellectual Property.
(e)    The Acquired Companies have secured from all (i) current and former consultants, advisors, employees and contractors who independently or jointly contributed to or participated in the creation or development of any Intellectual Property for the Acquired Companies and (ii) named inventors of patents and patent applications owned or purported to be owned by the Acquired Companies (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property. Without limiting the foregoing, the Acquired Companies have obtained written proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions, and such proprietary information and invention disclosure and Intellectual Property assignments: (i) appropriately protect the confidentiality of all such information, and (ii) irrevocably, fully and validly assign to the Acquired Companies all right, title and interest in and to all such Intellectual Property created or developed by such Author for or on behalf of the Acquired Companies in the course of Author’s employment by or engagement with an Acquired Company including the rights to register, transfer, license, amend and modify such Intellectual Property Right. To the Knowledge of the Company, no Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in any Company Owned Intellectual Property.
(f)    To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, violation, dilution or misappropriation (collectively, “Infringement”) of any Company Owned Intellectual Property by any third party. None of the Acquired Companies has received a written notice from any third party challenging the use or ownership of any Company Owned Intellectual Property or alleging invalidity or unenforceability with respect to any Intellectual Property used by any of the Acquired Companies. No Action, suit, investigation, grievance, arbitration, alternative dispute resolution process is, or in the three (3) years prior to the date of this Agreement, has been, pending or threatened in writing that challenges the rights of any Acquired Company in or to the validity, enforceability, use or ownership of the Company Owned Intellectual Property.
(g)    There are no pending Actions, and in the three (3) years prior to the date of this Agreement, none of the Acquired Companies has received, any written notice of any threatened Actions alleging an Infringement of the Intellectual Property of any other Person by any of the Acquired Companies. The Company has made available to the Buyer a complete and accurate copy of each material letter or other written communication that has been sent or otherwise delivered by any Acquired Company in the past three (3) years regarding any actual, alleged, or suspected Infringement of any Company Owned Intellectual Property. The Company Owned Intellectual Property, the products and services of the Acquired Companies, and the conduct and operation of the business of each of the Acquired Companies as previously or currently conducted has not Infringed and does not Infringe the Intellectual Property rights of any other Person.
(h)    Each of the Acquired Companies has taken and currently takes reasonable steps to protect and maintain its trade secrets and confidential information and those of third parties provided to the Acquired Companies, including imposing and enforcing a requirement that employees and independent contractors or consultants involved in the development of or having access to the Company Intellectual Property execute a commercially reasonable form of nondisclosure and assignment of Intellectual Property agreement. All Persons who have been or are currently employed as an employee of any of the Acquired Companies or engaged as an independent contractor or consultant by any of the Acquired Companies and have contributed, developed or conceived any Intellectual Property for the benefit of the Acquired Companies have done so pursuant to a valid and enforceable agreement that protects the confidential information of such Acquired Company and grants the applicable Acquired Company exclusive ownership of such Person’s contribution, development or conception of such Intellectual Property. To the Knowledge of the Company with respect to breaches by third parties only, there has been no material breach of confidentiality obligations, including unauthorized disclosure or use of any material confidential information of the Acquired Companies, on the part of an Acquired Company or by any third party.
(i)    The Software included in the Company Owned Intellectual Property, products or services of any of the Acquired Companies and, to the Knowledge of the Company with respect to third-party Computer Systems, Computer Systems do not contain (i) any bug, defect or error that materially and adversely affects the use, functionality, or performance of such Software or any product or system containing or used in conjunction therewith, (ii) any limiting or disabling code, ransomware, adware, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable, or otherwise rendered incapable of performing materially in accordance with its performance specifications and descriptions or otherwise materially limit or restrict any Acquired Company’s or any Person’s ability to use such Software, the Company Owned Intellectual

Property or Computer Systems, or (iii) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other material changes to, such Software, Company Owned Intellectual Property or Computer Systems.
(j)    Except for non-exclusive licenses granted by any Acquired Company to its customers in the Ordinary Course of Business for Proprietary Software in object code format, no Proprietary Software has been delivered, licensed, or otherwise made available to any escrow agent or other Person. An Acquired Company possesses all source code and other related materials for the Proprietary Software. None of the Acquired Companies has a duty or obligation and is not subject to any agreement requiring such Acquired Company to disclose, deliver, license, deposit, release or otherwise make available, and has not disclosed, delivered, licensed, deposited, released, or otherwise made available, any source code for Proprietary Software to any Person (other than employees, contractors and consultants working for or on behalf of such Acquired Company that have entered into written confidentiality agreements governing such Person’s receipt and use of such source code).
(k)    No Software included in the Company Owned Intellectual Property, or any product or service of any of the Acquired Companies, includes or is distributed or performed with or is linked to any Open Source Materials in a manner that requires or conditions the use or distribution of such Software or product or service on (i) disclosing, licensing, distributing or making available any source code that embodies Company Owned Intellectual Property, (ii) making the source code or product of any of the Acquired Companies available at no charge or (iii) the granting to licensees of the right to make derivative works or to reverse engineer, reverse assemble or disassemble such Software or product or portions thereof. The Acquired Companies are in compliance with the terms and conditions of all licenses for the Open Source Materials.
(l)    No Acquired Company is or has been a member or promoter of, or a contributor to, any industry standards body or similar organization that could (i) require or obligate an Acquired Company to (A) grant or offer to any other Person any license or right to any Company Owned Intellectual Property; or (B) refrain from enforcing any Company Owned Intellectual Property; or (ii) otherwise impair any Acquired Company’s control of any Company Owned Intellectual Property.
(m)    Each of the Acquired Companies owns, leases, licenses, or otherwise has the legal right to use the Computer Systems, and such Computer Systems are sufficient for the needs of their businesses as currently conducted. Each of the Acquired Companies has implemented and maintains commercially reasonable data back-up, disaster recovery and business continuity plans, procedures and facilities. All Computer Systems are fully functional and operate and run in a reasonable business manner in all material respects. None of the Acquired Companies has experienced in the three (3) years prior to the date of this Agreement any material disruption to, or material interruption in, the conduct of their businesses attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other material failure or material deficiency on the part of any Computer System, Software or other technology used by such Acquired Company. Each of the Acquired

Companies exclusively owns, or has a valid right to use, all Computer Systems used or held for use in its respective businesses.
(n)    With respect to the Acquired Companies’ development, training, and any Processing of AI Models, each of the Acquired Companies has (A) complied with Privacy Requirements, and (B) implemented commercially reasonable policies and procedures designed to align with ethical and safe deployment and uses of such technologies consistent with general industry standards at the time of implementation. The AI Models developed by any of the Acquired Companies, if any, including any training data used therewith or content or materials generated thereby (1) do not violate, misappropriate or otherwise infringe any third party’s rights under applicable Law, including with respect to privacy, or publicity rights or Intellectual Property and (2) have not violated, misappropriated or otherwise infringed any third party’s data rights, privacy or publicity rights or Intellectual Property.
(o)    The Acquired Companies (i) use all AI Models in material compliance with the applicable license terms, consents, agreements and Laws, (ii) have not included any trade secrets or material confidential or proprietary information of the Company, or of any Person under a contractual obligation of confidentiality by the Company, in any prompts or inputs into any AI Models, except in cases where such AI Models do not use such information to train the machine learning or algorithm of such AI Models or improve the services related to such AI Models, and (iii) have not used AI Models to develop any Company Owned Intellectual Property in a manner that would affect the Company’s ownership or rights therein.
(p)    Neither this Agreement nor the transactions contemplated by this Agreement will, with or without notice or the lapse of time or both, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property, (ii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person, (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Company Intellectual Property, or (iv) any Company Intellectual Property becoming subject to any restriction with respect to its use in any line of business or market or with any Person or in any area. Neither this Agreement nor the transactions contemplated by this Agreement will impair any right of any of the Acquired Companies in or to any Company Intellectual Property, and the Company Intellectual Property will be owned, licensed, or available for use or Processing by the Acquired Companies immediately after the Closing Date on terms and conditions substantially similar to those under which the applicable Acquired Company owned, Processed or used the Company Intellectual Property immediately prior to the Closing Date. No Contract to which any of the Acquired Companies is a party would, upon closing, grant or purport to grant to any Person any licenses or other rights under the Intellectual Property owned by Buyer or any of its Affiliates (other than the Acquired Companies).
(q)    Each of the Acquired Companies, and to the Knowledge of the Company, all Data Processors, comply and have during the last three (3) years materially complied with all applicable (i) Privacy Laws, (ii) policies, notices, and/or statements related to privacy, security or the Processing of Personal Data (each, a “Privacy Policy”), and (iii) contractual commitments related to privacy, security, or the Processing of Business Data (collectively, the “Privacy Requirements”). Each of the Acquired Companies has during the last three (3) years provided a Privacy Policy to individuals prior to the collection of any Personal Data, and all such Privacy Policies are and have during the last three (3) years been accurate, consistent and complete and not misleading or deceptive, including by omission.
(r)    The execution, delivery, and performance of this Agreement and the Transaction do not and will not: (i) conflict with or result in a violation or breach of any Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Data; (iii) give rise to any right of termination or other right to impair or limit the Buyer’s rights to own and Process any Business Data used in or necessary for the operation of the Acquired Companies’ business; or (iv) otherwise prohibit the transfer of Business Data to the Buyer.
(s)    Each of the Acquired Companies has implemented and complied with procedures for conducting due diligence on all Data Processors to assess their Information Security Programs and compliance with Privacy Laws before allowing them to access, receive or otherwise Process Business Data. Each of the Acquired Companies has during the last three (3) years had contracts in place with all Data Processors which impose on such Data Processors obligations related to privacy, security, and the Processing of Business Data that, at a minimum, comply with Privacy Requirements.
(t)    Each of the Acquired Companies has at all times implemented, maintained and complied with, and required all Data Processors to at all times implement, maintain and comply with, technical, physical, and organizational measures, plans, procedures, controls, and programs, including an Information Security Program, that comply with Privacy Requirements and are designed to protect Business Data against Security Incidents. Each of the Acquired Companies regularly tests its Information Security Program by conducting security audits, penetration tests, and/or vulnerability scans, and none of the Acquired Companies has identified any medium, high, or critical vulnerabilities that have not been fully remediated. None of the Acquired Companies, or, to the Knowledge of the Company, any Data Processor with respect to its Processing of Business Data on behalf of the Acquired Companies, have experienced any Security Incidents.
(u)    In relation to any Security Incident and/or actual, alleged, or potential violation of a Privacy Requirement, none of the Acquired Companies or any Data Processor have during the last three (3) years (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person. Each of the Acquired Companies maintains, and has maintained during the last three (3) years, cyber liability insurance containing industry standard policy terms and limits that are appropriate to the risk of liability relating to any Security Incident, unauthorized Processing of Business Data, or violation of the Privacy Requirements, and no claims have been made under such insurance policy(ies) during the last three (3) years.

(v)    No Governmental Entity has intellectual property rights in any material Company Intellectual Property, except for: (i) limited commercial license rights established in a binding commercial license agreement, (ii) “Limited Rights” in technical data or “Restricted Rights” in computer software (as each term is defined in Federal Acquisition Regulation (“FAR”) 52.227-14 and Department of Defense FAR Supplement (“DFARS”) 252.227-7013 and -7014), or (iii) Small Business Innovation Research (“SBIR”) data rights in either technical data or computer software or other applicable equivalent data rights clauses prescribed by Law, including any applicable FAR supplements (collectively, “FAR Rights”). Otherwise, no Acquired Company has delivered or granted, agreed to deliver or grant, or entered into any Government Contract that requires the delivery or granting to any counterparty of (i) any source code; (ii) unlimited rights or government purpose rights in any material Company Intellectual Property or any portion thereof; or (iii) ownership of any portion of any material Company Intellectual Property.
(w)    Each of the Acquired Companies has complied, in all material respects, with each contractual obligation to timely disclose to the applicable Governmental Entity, timely file applications, and retain title to all subject inventions (as defined in 35 U.S.C. § 201(e)) and any other applicable Governmental Entity regulations when the subject invention is first conceived or reduced to practice under a Government Contract. Each of the Acquired Companies has complied, in all material respects, with obligations in a Government Contract to file reports for such subject inventions as required by applicable Law or by Contract.
(x)    Regardless of whether the Intellectual Property was delivered to a Governmental Entity, each of the Acquired Companies has accounting systems capable of segregating underlying costs of development of Intellectual Property (i) developed with funding received from any Governmental Entity, (ii) developed exclusively at private expense, or (iii) developed with mixed funding. For any Intellectual Property provided in connection with any Government Contract or Government Bid, the applicable Acquired Company has, in all material respects, accounted for development costs and funding sources to support any assertion of limited or restricted rights pursuant to a binding commercial license agreement or FAR Rights, and, to the Knowledge of the Company, no Governmental Entity has rejected any assertions of such rights in writing.
(y)    Each Acquired Company has included the proper and required restrictive legends on all copies of any material technical data, computer software, or computer software documentation delivered under any Government Contract. All such markings and rights were properly asserted and justified under the Government Contracts. None of the Acquired Companies has received any written requests for information regarding, challenges to, or claims pertaining to, such Acquired Company’s asserted restrictions on the use or disclosure of any Intellectual Property by any Governmental Entity.
Section 3.18    Brokers. Other than Baird, a copy of whose engagement agreement has been provided to Buyer prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company that is entitled to any fee or commission in connection with the Transaction to be paid by the Company for which Buyer or the Company would be liable following Closing.
Section 3.19    Related Party Transactions.
(a)    Except as set forth on Section 3.19(a) of the Disclosure Schedules, no officer, director, employee, or “associate” or member of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) nor equity holder of any of the Acquired Companies, nor any Affiliate of any of the Acquired Companies (each, a “Company Related Person”): (a) has any material interest in any asset, real or personal, owned or leased by any of the Acquired Companies or used in connection with the business of any of the Acquired Companies; (b) provides any material service, property, asset or loan to any of the Acquired Companies (other than as an employee thereof); (c) has entered into any Contract (other than any Company Benefit Plan) involving any Acquired Company that remains in effect; (d) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or otherwise related to the business of any Acquired Company; (e) to the Knowledge of the Company, is engaged, directly or indirectly, in any business that competes with the business of any Acquired Company; (f) to the Knowledge of the Company, has any claim or right against any Acquired Company (other than rights to receive compensation or benefits for services performed as a director, officer or employee of an Acquired Company and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course); (g) owes any money to any Acquired Company or is owed money from any Acquired Company (other than amounts owed for compensation, benefits or reimbursement pursuant to clause (f) above); or (h) provides services to any Acquired Company (other than services performed as a director, officer or employee of an Acquired Company) or is dependent on services or resources provided by any Acquired Company.
(b)    Section 3.19(b) of the Disclosure Schedules sets forth an accurate and complete list of all Contracts or other material transactions (other than Company Benefit Plans) between any Acquired Company, on the one hand, and any Company Related Person, on the other hand (each, a “Related Party Agreement”), including but not limited to any Contract or other arrangement: (i) providing for the furnishing of material services by or to any of the Acquired Companies; (ii) providing for the rental of real or personal property from or to any of the Acquired Companies; or (iii) otherwise requiring material payments from or to any such individual or any Person in which any such individual has an interest as an owner, officer, director, manager, trustee or partner or in which such Person has any direct or indirect interest, including pursuant to any loan, note receivable or note payable (“Affiliates Loans”). No Company Related Person has (x) any interest in any Asset owned by any of the Acquired Companies or used in connection with the business of any of the Acquired Companies, or (y) guaranteed any obligations of any of the Acquired Companies under any guarantee, letter of credit, bid bond or performance bond. All Related Party Agreements have been made on an arm’s length basis. To the Knowledge of the Company, no officer, director nor equity holder of any of the Acquired Companies possesses, directly or indirectly, any material financial interest in, or is an officer or director of, any Person that is a material client, supplier, customer, lessor, lessee, or competitor of any of the Acquired Companies.
Section 3.20    Customers and Suppliers.
(a)    Section 3.20(a) of the Disclosure Schedules sets forth the top ten (10) customers of the Acquired Companies (including distributors) (each, a “Material Customer”), based on the dollar amount of consolidated revenues earned by the Acquired Companies for the twelve (12)-month period ended June 30, 2026, and the revenues generated from such customers during such periods. In the last three (3) years, no Material Customer has cancelled or otherwise terminated or materially altered (including with respect to material increases or decreases in pricing) its business relationship with the applicable Acquired Company, or, to the Knowledge of the Company, threatened to, or notified the applicable Acquired Company in writing of its intent to cancel, terminate or materially reduce its business relationship with such Acquired Company. No Material Customer has notified the applicable Acquired Company in writing of any material breach or default under any Contract between such Material Customer and such Acquired Company, and there are no outstanding material disputes with any Material Customer.
(b)    Section 3.20(b) of the Disclosure Schedules sets forth the top ten (10) vendors, suppliers, resellers, service providers or other similar business relation of the Acquired Companies (each, a “Material Supplier”), based on the dollar amount of consolidated amounts paid by the Acquired Companies for goods or services from such Material Supplier for the twelve (12)-month period ended June 30, 2026, and the amounts owing to each such Material Supplier during such periods. In the last three (3) years, no Material Supplier has cancelled or otherwise terminated or materially altered (including with respect to material increases or decreases in pricing) its business relationship with the applicable Acquired Company, or, to the Knowledge of the Company, threatened to, or notified such Acquired Company in writing of its intent to, cancel, terminate or materially reduce its business relationship with such Acquired Company. No Material Supplier has notified the applicable Acquired Company in writing of any material breach or default under any Contract between such Material Supplier and such Acquired Company, and there are no outstanding material disputes with any Material Supplier.
Section 3.21    Government Contracts.
(a)    To the Knowledge of the Company, each Current Government Contract was legally awarded. The Company has delivered to the Buyer true and complete copies of all Current Government Contracts (except Government Subcontracts) and Government Bids, including any and all amendments and other modifications to the extent permitted by applicable Law. For such Current Government Contracts, Government Subcontracts and Government Bids which the Company has not delivered to the Buyer true and complete copies (each, as applicable, a Government Subcontract or a “Classified Contract or Bid”), no such Government Subcontract, Classified Contract or Bid contains (i) an agreement to acquire, sell, or lease any real property or (ii) any provision as described in Section 3.10(a)(iv) or Section 3.10(a)(v) of this Agreement. Any Government Contract or Government Bid that may not be disclosed under applicable Law yet which is required to be scheduled in response to any clause in this Section 3.21 shall be identified in the Disclosure Schedules as Restricted Contract A, Restricted Teaming Agreement

A, Restricted Government Bid A, or Restricted Government Vendor Subcontract A, Restricted Contract B, etc. to the extent permitted by Law.
(b)    None of the Acquired Companies is, and to the Knowledge of the Company, no current or former director, officer or employee, is under administrative, civil, or criminal investigation, indictment or information by any Governmental Entity, except as to routine security investigations by DCSA that are complete and did not result in any adverse findings. Except as would not reasonably be expected to be material to the Acquired Companies, to the Knowledge of the Company, (i) as of the date hereof, no Current Government Contract or Government Bid is the subject of bid or award protest proceedings; (ii) each of the Acquired Companies is and during the past six (6) years has been, in material compliance with the terms and conditions of any Government Contract and Government Bid, as applicable and with all Laws and Orders applicable to such Government Contracts and Government Bids; (iii) during the past six (6) years, neither the applicable Governmental Entity, nor any prime contractor, or subcontractor has notified any Acquired Company in writing that such Acquired Company has breached or violated any applicable Law or certification pertaining to such Government Contract or Government Bid; (iv) during the past six (6) years, none of the Acquired Companies has been made or is aware of any circumstances that would reasonably require it to make any mandatory or voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract or Government Bid, nor has any Acquired Company made such a disclosure; (v) during the past six (6) years, none of the Acquired Companies has received any show cause, cure, default, termination or similar notice relating to any Government Contract, nor has any termination for default or convenience, cure notice or show cause notice been threatened, in writing or, to the Knowledge of the Company, orally, with respect to any Government Contract or Government Bid and, to the Knowledge of the Company, no event, condition or omission has occurred or exists that would constitute grounds for such action; and (vi) during the past six (6) years, none of the Acquired Companies has conducted or initiated any internal investigation with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract or Government Bid.
(c)    Since September 1, 2023, no Government Contract was awarded on the basis of the applicable Acquired Company being a small business or having other preferential bidding status in U.S. federal government procurements as defined in the SBA regulations of the U.S. Small Business Administration at 13 C.F.R. Part 121 et seq. or similar rules applicable to procurements conducted by other Governmental Entities (“Preferred Bidding Status”). There are no outstanding Government Bids where Preferred Bidding Status is an eligibility requirement or a stated evaluation criteria or preference. To the extent that any Government Contract was awarded in reliance on a Preferred Bidding Status, each Acquired Company notified each relevant prime contractor, higher tier subcontractor, or Governmental Entity of the loss of such status as required by applicable terms of the relevant Government Contract.
(d)    During the past six (6) years, to the Knowledge of the Company, none of the Acquired Companies has taken any action and none of the Acquired Companies is, nor has been, a party to any litigation that could reasonably be expected to give rise to: (i) liability under the False Claims Act, (ii) a claim for price adjustment under the Truthful Cost or Pricing Data statute or FAR cost principles; or (iii) any other request for a reduction or cost adjustment in the price of any Government Contracts.
(e)    The Acquired Companies are currently subject to modified coverage under the federal Cost Accounting Standards (“CAS”). Except as would not reasonably be expected to be material to the Acquired Companies, (i) each of the Acquired Companies has complied with the applicable provisions of the CAS and the FAR Cost Principles (FAR Part 31 and implementing clauses), (ii) any and all reports and/or proposals related to costs incurred in connection with a Government Contract submitted by any of the Acquired Companies were true, accurate and complete as of the date submitted, and (iii) each of the Acquired Companies has the necessary systems and documentation to support costs that were incurred and charged to a Governmental Entity, including profit or fees. All invoices and claims (including, without limitation, requests for progress payments and provisional costs payments) submitted under each Government Contract were current, accurate and complete in all material respects.
(f)    To the Knowledge of the Company, no Current Government Contract has, to date, or is currently projected to have, fully burdened costs incurred in excess of the Current Government Contract fixed price, or, in the case of flexibly-priced or cost-reimbursement Contracts, fully burdened costs incurred in excess of the ceiling price or funded amount of the Government Contract.
(g)    No Acquired Company is subject to any forward pricing rate agreements as described in FAR Section 15.407-3 or FAR Subpart 42.17.
(h)    There are no financing arrangements or assignments of payments or proceeds with respect to any Government Contract.
(i)    Section 3.21(i) of the Disclosure Schedules, to the extent permissible by Law, sets forth (i) all FCLs held by an Acquired Company, and (ii) the number of PCLs held by employees of an Acquired Company to the extent such clearances are required in connection with any Government Contract or other classified work. Each employee of an Acquired Company possesses all PCLs required to perform the applicable Government Contracts or other classified work and each Acquired Company possesses all FCLs it is required to possess in order to perform the applicable Government Contracts or other classified work. Each of the Acquired Companies and to the Knowledge of the Company, each current employee of an Acquired Company who holds a PCL, is, and during the past six (6) years, has been, compliant, in all material respects, with all applicable National Security Laws, including (to the extent applicable) those specified in the NISPOM and related security regulations, including those contained in Title 32 of the Code of Federal Regulations. Neither DCSA, nor any other Governmental Entity has, for the past six (6) years, issued to any of the Acquired Companies any adverse findings or determinations in writing relating to compliance with applicable national industrial security program Laws, including such Acquired Company’s handling of classified or Controlled Unclassified Information (as defined in 32 C.F.R. § 2002.4). No PCLs previously possessed by any Acquired Companies’ current employee or FCLs held by any of the Acquired Companies have been revoked for any reason, other than lack of use. All requisite PCLs and FCLs are valid and in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, the Acquired Companies holding FCLs have no unresolved adverse audit or other findings with DCSA concerning its FCL and have had at least a “satisfactory” rating (or similar rating) from DCSA with respect to its FCLs for the past six (6) years. To the Knowledge of the Company, there is no existing information, fact, condition, or circumstance that could reasonably be expected to render any of the Acquired Companies ineligible for any FCL or national industrial security program authorization held by such Acquired Company.
(j)    Except for the DCSA Notification, and as set forth in Section 3.21(j) of the Disclosure Schedules, none of the execution, delivery, or performance of this Agreement will require (i) a request for novation or assignment of a Government Contract or Government Bid, (ii) consent of a counterparty to, or under, any Government Contract, Government Bid or any other person under a Government Contract or (iii) any notice disclosure, or approval of any FOCI to any Governmental Entity.
(k)    During the past six (6) years, each of the Acquired Companies (i) has maintained and implemented, in all material respects, all data security, cybersecurity, and physical security systems and procedures sufficient to satisfy all requirements imposed by Law and by each Government Contract; (ii) to the Knowledge of the Company, has not experienced any breach of data security or cybersecurity, whether physical or electronic; (iii) has reported any data security, cybersecurity, or physical security incident related to any Government Contract to the applicable Governmental Entity or higher-tier contractor, as required; (iv) is, and at all required times has been, in compliance, in all material respects, with all applicable FAR and DFARS requirements regarding cybersecurity and safeguarding information (including as applicable, FAR 52.204-21, DFARS 252.204-7012, the Cybersecurity Maturity Model Certification framework, National Institute of Standards and Technology Special Publication 800-171).
(l)    During the past six (6) years, (i) all personnel of the Acquired Companies who performed or are currently performing under any Government Contract met or meet all express qualification requirements for the labor categories under which they have been charged, or are being charged (ii) all personnel listed in any Government Bid or other bid, offer, or proposal meet all applicable requirements set forth in the applicable solicitation; (iii) none of the Acquired Companies has replaced any personnel performing a Government Contract without obtaining all required Approvals from the applicable Governmental Entity and any other Party whose consent is required for replacement of personnel, and (iv) each of the Acquired Companies has complied with all requirements of FAR 52.222-41 and FAR 52.222-43.
(m)    During the past six (6) years, each of the Acquired Companies and, to the Knowledge of the Company, their respective employees, officers, and agents have complied, in all material respects, with all timekeeping/time recordation requirements applicable to each Government Contract, and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in an investigation by any Governmental Entity based upon such Acquired Company’s failure to comply with such applicable timekeeping/time recordation requirements.
(n)    Except as set forth in Section 3.21(n) of the Disclosure Schedules, during the past six (6) years, none of the Acquired Companies has received or issued any written notice of any contract claims or other contract disputes relating to any Government Contract or Government Bid, and there are no such claims or other contract disputes pending against any of the Acquired Companies, and to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in any Governmental Entity, prime contractor, or higher-tier subcontract providing any such notice in the future.
(o)    None of the Acquired Companies, nor to the Knowledge of the Company, any of their respective officers, agents, or Principals (as defined in FAR 2.101) has been debarred, suspended, or proposed for suspension or debarment, declared not responsible or ineligible or otherwise excluded from participation in the award of any Government Contract. No debarment, suspension or exclusion Action has been initiated against any of the Acquired Companies, or to the Knowledge of the Company, any of their any of their respective officers, agents, or Principals in connection with the performance of their duties for or on behalf of the Acquired Companies.
(p)    None of the Acquired Companies performs activities under Government Contracts, and the Acquired Companies do not have other relationships with any other Person, that could result in an “organizational conflict of interest” as defined in Subpart 9.5 of the FAR and agency supplements thereto.
(q)    During the past six (6) years, no payment has been made by any of the Acquired Companies or, to the Knowledge of the Company, a Person acting on behalf of any of the Acquired Companies to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR), which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any Law.
(r)    During the past six (6) years, none of the Acquired Companies nor, to the Knowledge of the Company, any of their respective employees, officers, or agents has violated any legal, administrative, or contractual restriction concerning the employment of (or discussions concerning possible employment of) current or former government officials or employees.
(s)    During the past six (6) years, none of the Acquired Companies has received an adverse or negative government past performance evaluation or rating (including any “Marginal” or “Unsatisfactory” rating on any area of evaluation on a CPAR as those terms are defined in FAR 42.15) in writing that could reasonably be expected to adversely affect the evaluation of any Government Bid.
(t)    During the past six (6) years, no Governmental Entity has materially withheld or setoff or, to the Knowledge of the Company, attempted to withhold or setoff, monies due to any Acquired Company under any Government Contract.

(u)    No Acquired Company currently has any interest in any pending or potential claims against a Governmental Entity or against any prime contractor or subcontractor arising under any Government Contract, except for routine demands for payment.
(v)    No Acquired Company has entered into any material financing arrangements with respect to the performance of any Government Contract referenced in Section 3.10 of the Disclosure Schedules.
(w)    No Current Government Contract has incurred or currently projects to incur losses or cost overruns, nor will any Government Bid, if accepted or entered into, obligate an Acquired Company to deliver products or perform services that are reasonably expected to incur, or currently project, losses. The Acquired Companies are not subject to any “forward pricing” regulations or agreement.
(x)    For the past six (6) years, the Acquired Companies have been in compliance with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (“NDAA”) for Fiscal Year (FY) 2019, and any representations or certifications made or submitted by or on behalf of the Company in connection with its compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment, FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, and FAR 52.204-27, Prohibition on a ByteDance Covered Application, were true and accurate at the time of submission and the Company has complied in all material respects with such certifications.
Section 3.22    International Trade.
(a)    Notwithstanding Section 3.8, each of the Acquired Companies is, and has at all times, since April 24, 2019, (i) been in compliance in all material respects with all applicable Sanctions, (ii) not engaged in a transaction or dealing, directly or to the Knowledge of the Company indirectly, with or involving a Sanctioned Jurisdiction or Sanctioned Person, and (iii) to the Knowledge of the Company, not been the subject of or otherwise involved in an investigation or enforcement action by any Government Entity or other Action with respect to any actual or alleged violations of Sanctions, and, to the Knowledge of the Company, there are no such Actions pending or threatened against any of the Acquired Companies.
(b)    Notwithstanding Section 3.8, each of the Acquired Companies is, and has at all times in the past five (5) years (i) been in compliance in all material respects with all applicable International Trade Laws and Regulations, and (ii) to the Knowledge of the Company, not been the subject of or otherwise involved in an investigation or enforcement action by any Government Entity or other Action with respect to any actual or alleged violations of International Trade Laws and Regulations, and, to the Knowledge of the Company, there are no such Actions pending or threatened against any of the Acquired Companies. As required pursuant to the ITAR, each of the Acquired Companies is, and has at all times in the past five (5) years, been registered with the DDTC as a manufacturer and exporter pursuant to Section 122.1 of the ITAR, and such registration is current, valid, and has not been suspended or revoked.

(c)    None of the Acquired Companies has made a voluntary, involuntary or directed disclosure to any Governmental Entity regarding any actual or alleged non-compliance with Sanctions or International Trade Laws and Regulations.
(d)    Except as set forth in Section 3.22 of the Disclosure Schedules, each of the items (including goods, software, and technology) produced or exported by any of the Acquired Companies in the past five (5) years has been accurately and appropriately classified under all applicable International Trade Laws and Regulations. All duties, tariffs, penalties, interest and other charges and obligations related to the import and export of such items have been fully paid in a timely manner in accordance with all relevant Laws.
(e)    During the past five (5) years, each of the Acquired Companies has timely obtained all import and export licenses required in accordance with International Trade Laws and Regulations for the conduct of the business of such Acquired Company, and all such import and export licenses are set forth in Section 3.22 of the Disclosure Schedules.
(f)    Since April 24, 2019, none of the Acquired Companies nor any of their respective directors, officers, employees or, to the Knowledge of the Company, Representatives in each case acting on behalf of any Acquired Company in such capacity (i) has been a Sanctioned Person, (ii) has maintained employees or assets of any kind, or operated, in a Sanctioned Jurisdiction, or (iii) has directly or to the Knowledge of the Company indirectly provided any financing to or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction.
(g)    During the past five (5) years, none of the Acquired Companies nor any of their respective directors, officers, employees or, to the Knowledge of the Company, Representatives in each case acting on behalf of any Acquired Company in such capacity has (i) been subject to debarment or any list-based designations under any International Trade Laws and Regulations or (ii) imported, exported (including deemed exportation), re-exported (including deemed re-exportation) or transferred, directly or indirectly, any items (including goods, software, and technology) or services in violation of any applicable International Trade Laws and Regulations.
(h)    Each Acquired Company has maintained in place commercially reasonable controls designed to promote compliance with all applicable Sanctions and International Trade Laws and Regulations.
(i)    At all times during the past five (5) years, each Acquired Company as required by the ITAR has had a duly designated Empowered Official, as defined by 22 C.F.R. § 120.67 of the ITAR. Each Empowered Official so designated during the past five (5) years has (i) been a U.S. person (as defined in 22 C.F.R. § 120.62 of the ITAR), (ii) been legally empowered in writing by the applicable Acquired Company to sign license applications and other requests for approval on behalf of such Acquired Company, and (iii) understood the provisions and requirements of the ITAR, including the criminal and civil penalties for violations thereof.

Section 3.23    Anti-Corruption Matters.
(a)    In the past five (5) years, none of the Acquired Companies, nor any director, manager or officer, employee, nor to the Knowledge of the Company, any distributor, reseller, consultant, agent or other third party acting at the direction of any Acquired Company in such capacity (each a “Company Representative”), have directly or indirectly (i) used any corporate or other funds for unlawful gifts, entertainment, or donations; (ii) paid, promised, offered, given, or authorized the provision of anything of value (including money, meals, entertainment, travel expenses or accommodations, gifts, or commissions) to any Person, including a “foreign official” as defined by the FCPA, which includes any employees or officials working for state-owned or controlled entities, a foreign political party or candidate, or any individual employed by or working on behalf of a public international organization, or any Governmental Official, in any such case while knowing or having reason to know that all or a portion of such thing of value may be offered, given, or promised for the purpose of (A) obtaining or retaining business for or with, or directing business to, any Person, (B) influencing any act or decision of a Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official functions, (C) inducing a Person to do or omit to do any act in violation of his or her lawful duties, (D) inducing a Person to influence the act or decision of a Governmental Entity, (E) securing any improper advantage, or (F) that would constitute an improper rebate, commercial bribe, influence payment, extortion, kickback, or other illegal or improper payment in violation of the Anti-Corruption Laws; (iii) accepted or received any unlawful contributions, payments, gifts, or expenditures; or (iv) otherwise violated any provision of any Anti-Corruption Law.
(b)    In the past five (5) years, none of the Acquired Companies have conducted or been the subject of any internal or Governmental Entity-initiated investigation, received any allegations, whistleblower reports, or other complaints, or made a voluntary, directed, or involuntary disclosure to any Governmental Entity arising under or relating to actual, suspected, or potential non-compliance with Anti-Corruption Laws. The Acquired Companies have been in compliance with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001 and other Laws relating to anti-money laundering and similar matters. Each of the Acquired Companies has implemented, maintains in effect, and enforces written policies, procedures, and internal controls reasonably designed to prevent such Acquired Company from undertaking any activity, practice, or conduct that would constitute an offense under Anti-Corruption Laws.
(c)    The Acquired Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties, and Governmental Officials in accordance with generally accepted accounting principles. All books and records of the Acquired Companies accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds or assets, and there have been no intentionally false or fictitious entries made in such books or records relating to any illegal payment or secret or unrecorded fund, and none of the Acquired Companies has established or maintained a secret or unrecorded fund or engaged in any off-the-books transactions.

Section 3.24    Assets.
(a)    The Acquired Companies have good and marketable title to or, in the case of property held under a lease or other Contract, hold pursuant to valid and enforceable leases, in each case, free and clear of all Liens (other than Permitted Liens), all of the tangible assets, rights and personal property reflected (i) in the Latest Balance Sheet and (ii) used for the conduct of the business and operations of the Acquired Companies as currently conducted (collectively, the “Assets”), except for assets sold in the Ordinary Course of Business since the date of the Latest Balance Sheet. The Assets constitute all of the assets, properties, rights, and services necessary to operate the business of the Acquired Companies in all material respects.
(b)    All equipment and other items of tangible personal property and assets of the Acquired Companies (i) are in good operating condition and in a state of good maintenance and repair in all material respects, ordinary wear and tear excepted.
Section 3.25    Warranties. There is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any express or implied warranty relating to any products and services of any of the Acquired Companies that are currently marketed or sold. None of the Acquired Companies has material exposure to, or liability under, any such express or implied warranty beyond that which is typically assumed in the ordinary course of business by Persons engaged in businesses comparable in size and scope to the business of such Acquired Company.
Section 3.26    Books and Records. The Acquired Companies have made and kept financial books and records, personnel records, ledgers, sales accounting records, Tax records (including for the avoidance of doubt, Tax Returns and any other information and documents relating to Tax matters) and related work papers of the Company and its Subsidiaries that are complete and accurate in all material respects and accurately and fairly reflect, in all material respects, the business activities of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged in any material transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained books and records.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLER
Except as set forth in the Disclosure Schedules (which have been prepared in accordance with, and qualifies the representations and warranties contained in this Article IV in the manner provided in, Section 1.2(k)), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Due Organization of Seller; Right to Sell. Seller has all requisite corporate power and full legal right to enter into this Agreement and each Ancillary Agreement to which Seller is to be a party, to perform all of Seller’s agreements and obligations hereunder or thereunder in accordance with its terms, and to sell to Buyer all of the Shares. This Agreement has been, and each Ancillary Agreement to which Seller will be a party will be, duly executed and delivered by Seller, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Seller) and constitutes or will constitute, as applicable, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and Seller’s Organizational Documents (of which Seller is not in violation) are in full force and effect. Seller has made available to Buyer accurate and complete copies of (i) the Organizational Documents of Seller, including all amendments thereto and (ii) the equity ownership records of Seller.
Section 4.2    Title to Shares; Liens. Prior to the Pre-Closing Restructuring, Seller has record and beneficial ownership of the Shares. Following the Pre-Closing Restructuring and as of immediately prior to the Closing, the Seller Parties shall have record and beneficial ownership of the Shares. Upon the consummation of the Transaction, and payment by Buyer of the Purchase Price, Buyer will acquire legal and beneficial ownership of all of the Shares, free and clear of any Lien or any other restrictions on transfer, other than restrictions on transfer arising under applicable securities Laws, under the Organizational Documents of any of the Acquired Companies or created or imposed by Buyer. Except as provided in this Agreement, any Ancillary Agreement or the Organizational Documents of any of the Acquired Companies or the Seller Entities, the Seller Parties are not a party to or bound by any agreement or instrument affecting or relating to the Seller Parties’ right to transfer or vote the Shares owned by the Seller Parties.
Section 4.3    No Conflicts. None of the execution, delivery or performance by Seller of this Agreement and each other Ancillary Agreement to which Seller is a party, nor the consummation of the Transaction, will, with or without the giving of notice or the lapse of time or both, (a) assuming compliance with Section 4.4, contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to Seller or by which any property or asset of Seller is bound or affected, (b) violate any provision of the Organizational Documents of Seller, each as amended to date and as currently in effect, or (c) result in the creation of any Lien (other than Permitted Lien) on any property or asset of Seller, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the collective ability of Seller to consummate the Transaction.
Section 4.4    Governmental Consents. Except for compliance with (a) the HSR Act, (b) any other Filing made pursuant to any other Antitrust Laws and National Security Laws and (c) Governmental Entity Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the Transaction, there are no Governmental Entity Approvals required in connection with Seller’s execution and delivery of this Agreement or any Ancillary Agreement to which Seller is party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transaction.
Section 4.5    Litigation. No Action is pending or, to the Knowledge of the Seller, threatened, against Seller with respect to Seller’s execution, performance and delivery of this Agreement or any Ancillary Agreement to which Seller is to be a party or the consummation by

Seller of the Transaction. No Action is pending or, to the Knowledge of the Seller, threatened against Seller before any arbitrator or court or other Governmental Entity which (a) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith or (b) if adversely determined, would reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the Transaction.
Section 4.6    Brokers. Other than Baird, a copy of whose engagement agreement has been provided to Buyer prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of Seller or any of the Acquired Companies that is entitled to any fee or commission in connection with the Transaction to be paid by Seller or any of the Acquired Companies for which Buyer, the Company or any of the Acquired Companies would be liable following Closing.
Section 4.7    Closing Distribution Spreadsheet. As of the Closing Date, the Closing Distribution Spreadsheet will accurately and completely reflect the holdings of the Shares by the Seller Parties.
Section 4.8    No Other Representations or Warranties. Seller acknowledges and agrees that, except for the representations and warranties contained in Article V and in any Ancillary Agreement, neither Buyer nor any of its Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Buyer or any of its Affiliates, or with respect to any other information provided, or made available, to Seller or any of their Affiliates or Representatives in connection with the Transaction. Seller acknowledges and agrees that, except for the representations and warranties contained in Article V and in the Ancillary Agreements, neither Buyer nor any of its Affiliates, Representatives or any other Person will have, or be subject to, any liability or other obligation to Seller, its Affiliates or Representatives or any other Person resulting from Seller’s use of, or the use by any of their Affiliates or Representatives, of any information made available to Seller, its Affiliates or Representatives. Seller acknowledges and agrees that it is not relying on any representation or warranty of Buyer or any of its Affiliates or Representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article V or in any Ancillary Agreement. Seller acknowledges and agrees that Buyer and its Affiliates disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article V or in any Ancillary Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Company and Seller as follows:
Section 5.1    Due Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware. All corporate actions taken by Buyer in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 5.2    Power and Authority of Buyer.
(a)    Buyer has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Transaction, have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by each other Party, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.
Section 5.3    Non-Contravention; Governmental Consents.
(a)    None of the execution, delivery or performance by Buyer of this Agreement and each other Ancillary Agreement to which Buyer, respectively, is a party, nor the consummation of the Transaction, will, with or without the giving of notice or the lapse of time or both, (i) assuming compliance with Section 5.3(b), contravene, conflict with, or result in a violation of any Law or Order binding upon or applicable to Buyer or by which any property or asset of Buyer is bound or affected, (ii) violate any provision of the Organizational Documents of Buyer, each as amended to date and as currently in effect, or (iii) result in the creation of any Lien (other than Permitted Lien) on any property or asset of Buyer, in each case, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transaction.
(b)    Except for (i) compliance with the HSR Act or any other Filing made pursuant to any other Antitrust Laws, (ii) any other Filing made pursuant to any National Security Laws, (iii) the Required Regulatory Approvals; and (iv) Governmental Entity Approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transaction, there are no Governmental Entity Approvals required in connection with Buyer’s execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transaction.
Section 5.4    Brokers. None of Buyer nor any of its Affiliates has retained, utilized or been represented by, or has any liability or obligation to pay fees or commissions to, any broker, finder or agent in connection with the Transaction.
Section 5.5    Litigation. As of the date of this Agreement, no Action is pending or, to the Knowledge of Buyer, threatened against Buyer before any arbitrator or court or other Governmental Entity which (i) challenges the validity of this Agreement or any Ancillary Agreement or any action taken or to be taken in connection herewith or therewith or (ii) would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the Transaction.

Section 5.6    Investment; Independent Investigation.
(a)    Buyer is acquiring the Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Shares to any other Person.
(b)    Buyer acknowledges that (i) it has completed such inquiries and investigations as it has deemed appropriate into, and based thereon has formed an independent judgment concerning, the Company, the Subsidiaries and the business of the Acquired Companies, and (ii) it has been furnished with, and provided access to, all such documents and information about the Company, the Subsidiaries and the business of the Acquired Companies as it has requested. Buyer further acknowledges that, except for the representations and warranties expressly set forth in this Agreement (as modified by the Disclosure Schedules), none of the Seller, the Company, or any of their Representatives has made any other representation or warranty to Buyer with respect to Seller, the Shares or the Company, and the Buyer disclaims any other representation or warranty, including any representation or warranty as to the accuracy or completeness of any information regarding the Company or the Shares furnished or made available to Buyer and its Representatives (including any information, documents or material made available to the Buyer in the Data Room, management presentations or in any other form in expectation of the Transaction).
(c)    Buyer acknowledges that the Shares are not registered pursuant to the Securities Act or any other securities law and that none of the Shares may be transferred, except pursuant to an applicable exception under the Securities Act or the applicable securities law.
Section 5.7    Sufficient Funds; Solvency.
(a)    Buyer has, and will have as of the Closing Date, the necessary and immediately available funds and assets to satisfy its obligations to pay in full all amounts contemplated by Sections 2.1 and 2.3, and to: (i) pay all other amounts to be paid or repaid by Buyer under this Agreement (whether payable on or after the Closing); (ii) pay all of Buyer’s and its Affiliates’ fees and expenses associated with the Transaction; and (iii) satisfy all of the other payment obligations of Buyer and its Affiliates contemplated hereunder. The obligations of Buyer to consummate the Transaction are not, and will not be, subject to any conditions regarding Buyer’s, its Affiliate’s, or any other Person’s receipt of or ability to obtain any financing for the consummation of the Transaction.
(b)    Assuming the accuracy of the Seller’s and the Acquired Company’s representations herein, Buyer and its Subsidiaries (all taken as a whole), shall immediately following the consummation of the Transaction: (a) be able to pay their debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of any of Buyer and its Subsidiaries. In connection with the Transaction, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.8    Foreign Ownership and Interests. Neither Buyer, nor, to the Knowledge of Buyer, any of Buyer’s Affiliates, intend to cause or permit any direct or indirect transfer of any of the articles, software, or technology (including technical data) of the Acquired Companies to any foreign Person, whether located in the United States or elsewhere, which transfer would result in a violation of the International Traffic in Arms Regulations or the Export Administration Regulations.
Section 5.9    SEC Filings. Since January 1, 2023, Buyer has filed or furnished all forms, reports, schedules, statements, and other documents required to be filed or furnished by Buyer with the Securities and Exchange Commission (collectively, the “Buyer SEC Documents”). As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), each of the Buyer SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, at the time of filing (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.10    Valid Issuance. All shares of Buyer Common Stock to be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, fully paid and nonassessable and (b) issued in compliance with applicable securities laws.
Section 5.11    No Other Representations or Warranties; Non-Reliance; Investigation. Buyer acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV (as modified by the Disclosure Schedules) and in any Ancillary Agreement, neither Seller, the Company nor any of their respective Affiliates, Representatives or any other Person makes any express or implied representation or warranty with respect to Seller, the Acquired Companies or any of their respective Affiliates, or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the Transaction. Buyer acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV and in the Ancillary Agreements, neither Seller, the Company nor any of their respective Affiliates, Representatives or any other Person will have, or be subject to, any liability or other obligation to Buyer, its Affiliates or Representatives or any other Person resulting from Buyer’s use of, or the use by any of its Affiliates or Representatives, of any information made available to Buyer, its Affiliates or Representatives. Buyer acknowledges and agrees that it is not relying on any representation or warranty of Seller, the Company or any of their Affiliates or Representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article III and Article IV or in any Ancillary Agreement. Buyer acknowledges and agrees that Seller, the Company and their Affiliates disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article III and Article IV or in any Ancillary Agreement.
ARTICLE VI
COVENANTS
Section 6.1    Interim Operations of the Company.
(a)    From the date of this Agreement and until the Closing or the earlier termination of this Agreement in accordance with Article VIII (such period, the “Interim Period”), except (i) as contemplated by this Agreement or any Ancillary Agreement, (ii) as required by applicable Law, (iii) as set forth on Section 6.1(a) of the Disclosure Schedules, or (iv) with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of the other Acquired Companies to, (A) conduct its business in the Ordinary Course of Business and (B) use commercially reasonable efforts to (x) preserve intact its present business organization and goodwill, (y) maintain in effect all Company Permits, and (z) preserve the material business relationships of the Acquired Companies.
(b)    Without limiting the generality of Section 6.1(a) and except (i) as contemplated by this Agreement or any Ancillary Agreement, (ii) as expressly set forth on Section 6.1(a) of the Disclosure Schedules, (iii) as required by applicable Law, (iv) as pursuant to the Pre-Closing Restructuring, (for the avoidance of doubt, all actions of which shall be set out in Annex A), or (v) with the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed, and which consent may be provided by email), during the Interim Period, the Seller shall cause each of the Acquired Companies not to:
(i)    amend, modify, restate, waive, rescind or otherwise change such Acquired Company’s Organizational Documents (whether by merger, consolidation or otherwise);
(ii)    transfer, issue, pledge, encumber, assign, sell or dispose of, or authorize the issuance, delivery or sale of, or grant options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or securities convertible, exchangeable or exercisable therefor of such Acquired Company or other Equity Interests of the Company or the Subsidiary Securities, except Permitted Liens;
(iii)    effect any recapitalization, reclassification, reorganization or like change in the capitalization of such Acquired Company, or adopt a plan of complete or partial liquidation, dissolution, restructuring or reorganization;
(iv)    split, combine or reclassify any Equity Interests of such Acquired Company or declare, set aside or pay any dividend or other distribution (other than dividends or distributions to Seller payable solely in cash, in each case to the extent expressly permitted by the Company’s Organizational Documents and applicable Law) in respect of the Equity Interests of the Company, or split, combine, subdivide, reclassify, redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Equity Interests of any such Acquired Company;
(v)    create, incur, mortgage, pledge, permit, suffer to exist or subject to any Lien (other than a Permitted Lien) that is not in existence as of the date hereof on any of the assets, securities, properties, interests or businesses of such Acquired Company, in each case having a value in excess of $500,000 individually, or $1,000,000 in the aggregate, other than in the Ordinary Course of Business and consistent with past practice;
(vi)    sell, transfer, assign, license or otherwise dispose of such Acquired Company’s assets that are material to the Company, except any (A) sales of inventory to customers in the Ordinary Course of Business or (B) non-exclusive licenses of Intellectual Property granted to customers for Proprietary Software in the Ordinary Course of Business;
(vii)    sell, transfer, assign, license or otherwise dispose of any Company Owned Intellectual Property, other than non-exclusive licenses of Intellectual Property granted to customers for Proprietary Software in the Ordinary Course of Business;
(viii)    terminate, amend, fail to maintain, renew or preserve, or permit to lapse, expire or enter the public domain, any Company Registered Intellectual Property;
(ix)    establish, adopt, terminate, or materially amend any Company Benefit Plan or any other benefit or compensation plan, arrangement, agreement, program, policy or Contract that would be a Company Benefit Plan if in effect on the date hereof, except (A) to the extent required by Law or the terms of any Company Benefit Plan that has been disclosed to Buyer, (B) for at-will offer letters, entered in to with any employee hired as permitted by this Section 6.1(b), which do not commit the Acquired Company to severance, termination or other similar payments and which are terminable without prior notice, or (C) in connection with annual renewals of any health or welfare plans in the Ordinary Course of Business that do not materially increase the cost of such plans to the Company;
(x)    materially increase or accelerate the funding, payment or vesting of the compensation or benefits provided to any Company Service Provider (other than any increase in base compensation in respect of any Company Service Provider whose annual base compensation does not exceed $250,000), except (A) as may be required by applicable Law or the terms of any Company Benefit Plan or other Contract that has been disclosed to Buyer, or (B) in connection with annual renewals of any health or welfare plans in the Ordinary Course of Business;
(xi)    (A) incur or assume any Indebtedness or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of such Acquired Company, or mortgage, pledge, assign, transfer, incur or create a Lien (other than a Permitted Lien) or otherwise encumber any portion of the assets of any Acquired Company to secure any Indebtedness, in each case other than (i) draws on the revolving facility under the Strix Buyer Credit Agreement (as in effect on the date hereof) in the Ordinary Course of Business or (ii) additional Indebtedness in an aggregate outstanding principal amount not to exceed $500,000, or (B) amend or modify the terms of any contracts evidencing Indebtedness of the Acquired Companies in a manner materially adverse to the Acquired Companies;
(xii)    make any capital expenditures or incur any liabilities in respect thereof, except for (A) any capital expenditures that do not exceed the amounts set forth in the capital expenditure spend budget of the Acquired Companies attached on Section 6.1(b)(xii) of the Disclosure Schedules, for each period contemplated thereunder or (B) other unbudgeted capital expenditures not to exceed $250,000 individually or $1,000,000 in the aggregate;
(xiii)    change such Acquired Company’s methods of accounting or fiscal year, except as required by concurrent changes in GAAP as agreed to by its accountants;
(xiv)    commence, waive, release, compromise, settle, or offer or propose to settle, (A) any Action involving or against such Acquired Company, other than a settlement involving payment by such Acquired Company of less than $500,000 as its sole remedy and that does not impose any injunctive or equitable relief or admission of wrongdoing (B) any stockholder, member, or equityholder litigation or dispute against any Acquired Company or any of its officers, directors, or managers, or (C) any Action that relates to the Transaction;
(xv)    make any loan, advance, guarantee or capital contribution to or investment in any Person or forgive any Indebtedness owned by any Person, other than advancements or business expenses to employees in the Ordinary Course of Business consistent with past practice or loans under a Company Benefit Plan intended to be qualified under Section 401(a) of the Code;
(xvi)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses except (A) acquisitions that would be classified as capital expenditures permitted under Section 6.1(b)(xii) or (B) in the Ordinary Course of Business;
(xvii)    (A) make, change or revoke any income or other material Tax election, (B) change any material method of Tax accounting, (C) amend any material Tax Returns or file claims for material Tax refunds, (D) enter into any Tax indemnity, sharing or allocation agreement or any closing Contract, in each case, with respect to Taxes, (E) settle any material Tax claim, audit or assessment, (F) participate in any voluntary disclosure application or agreement or similar process, (G) apply for any Tax ruling, (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than any extension or waiver as a result of any extension of time to file a Tax Return requested or obtained in the Ordinary Course of Business), or (I) surrender any right to claim a material Tax refund, offset or other reduction in liability for Taxes;
(xviii)    negotiate, modify, extend, terminate or enter into any Collective Bargaining Agreement, or recognize or certify any Union or group of employees as the bargaining representative for any employees of such Acquired Company;
(xix)    implement or announce any employee layoffs, plant closings, or other personnel actions that trigger the notice requirements of the WARN Act;
(xx)    hire, engage or terminate the employment or engagement of any Company Service Provider with base annual compensation in excess of $275,000;
(xxi)    waive or release any rights under any noncompetition, nonsolicitation, nondisclosure or similar restrictive covenant obligation of any Company Service Provider;
(xxii)    form or acquire any Subsidiaries or acquire any equity interest or other interest in any other Person;
(xxiii)    enter into any new business line outside of the Acquired Companies’ existing business lines as of the date of this Agreement;
(xxiv)    cancel or terminate or allow to expire any Insurance Policies or any of the coverages thereunder (unless such insurance coverage is being replaced by an insurance policy with substantially similar coverage of such replaced policy); or fail to pay the premiums on any insurance policies, other than any cancellation or termination in the Ordinary Course of Business consistent with past practice; or
(xxv)    authorize, resolve, agree or commit to do any of the foregoing, or commit or agree to take actions, to do any of the foregoing.
(c)    Notwithstanding the foregoing, nothing in this Section 6.1 will give Buyer or any of its Affiliates any right to manage, control, direct or be involved in the management of any of the Acquired Companies or the business of the Acquired Companies prior to the Closing.
Section 6.2    Confidentiality; Access.
(a)    The entirety of the Confidentiality Agreement will continue in full force and effect in accordance with its terms, notwithstanding the execution and delivery of this Agreement, and will survive the Closing in accordance with its terms (except as expressly provided in Section 6.2(b)). The Parties acknowledge and agree that the existence of this Agreement and the Ancillary Agreements, the terms and conditions hereof and thereof, the negotiations hereof and thereof and Transaction, constitute “Transaction Information” under the Confidentiality Agreement; provided, however, that nothing in this Section 6.2(a) or the

Confidentiality Agreement shall prohibit either Party from disclosing information concerning this Agreement, the Ancillary Agreements and the Transaction to (i) its Representatives (as defined in this Agreement) or (ii) as may be required by Law or applicable stock exchange rules.
(b)    Notwithstanding anything to the contrary in Section 6.2(a) or the Confidentiality Agreement, any actions taken by a Party hereunder to the extent necessary in order to comply with their respective obligations under Section 6.2 will not be deemed to be in violation of this Section 6.2(b), Section 6.2(a) or the Confidentiality Agreement and effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate in its entirety with respect to information relating solely to the Acquired Companies. In addition, effective upon and only upon the Closing, each of Buyer’s and Seller’s obligations of confidentiality, non-disclosure and use under the Confidentiality Agreement with respect to any information concerning the other or any of their respective Affiliates (other than the Acquired Companies) will continue to remain subject to the terms and conditions of the Confidentiality Agreement.
(c)    Subject to the terms of the Confidentiality Agreement and other confidentiality obligations and similar restrictions that may be applicable to information in the possession of Seller or the Company that has been furnished by third parties from time to time, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article VIII, upon reasonable notice and during normal business hours, Seller will, and will cause the officers and employees of the Company to, afford the Representatives of Buyer, at Buyer’s expense, reasonable access to the offices, properties, senior executives, and books and records of the Acquired Companies, under the supervision of Seller or the applicable Acquired Company’s personnel and in accordance with reasonable procedures established by Seller; provided, that any such access will be conducted in such a manner as not to unreasonably interfere with the operation of the Acquired Companies. Notwithstanding anything to the contrary set forth in this Agreement, Seller and the Company will not be required to confer, afford such access or furnish such copies or other information (i) to the extent that doing so would contravene any Laws, (ii) that includes trade secrets or is otherwise competitively sensitive with respect to information solely of Seller and its Affiliates (other than the Acquired Companies), or (iii) the access or disclosure of which would reasonably be expected to jeopardize any legal privilege (including attorney-client privilege and attorney work product doctrine); provided, that in the event the restrictions set forth in clauses (i) – (iii) apply, Seller shall inform Buyer as to the general nature of what is being withheld and shall cooperate in good faith to attempt to design and implement alternative disclosure arrangements to enable Buyer to evaluate any such information without contravening any Laws or jeopardizing the attorney-client or other applicable privilege or protection.
(d)    Prior to the Closing, Seller shall consider in good faith any written request by Buyer to engage in coordinated communications with one or more customers, suppliers or employees of the Acquired Companies; provided, that (i) Buyer shall not engage in any such communications without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), (ii) Seller and the Company will be afforded a reasonable opportunity to participate in such communications and (iii) such communications shall be conducted in compliance with applicable Law and in a manner consistent with the Confidentiality Agreement.

(e)    After the Closing, the Buyer will cooperate with the Seller and its Affiliates, and will afford the Seller and its Affiliates and their respective Representatives reasonable access, during normal business hours to the books and records of the Acquired Companies (and will permit such Persons to examine and copy such books and records to the extent reasonably requested by such Person) and will cause the directors, officers and employees of the Acquired Companies to furnish all information reasonably requested by the Seller or its Affiliates and their Representatives in connection with third-party litigation and other similar business purposes; provided, that (i) such access shall not unreasonably interfere with the business operations of Buyer or the Acquired Companies, (ii) all such information shall be kept confidential by Seller and its Affiliates and their Representatives, and (iii) Seller shall reimburse Buyer for its reasonable out-of-pocket costs incurred in connection with providing such access. The Buyer will not destroy or dispose of, or permit the destruction or disposal of, any such books and records for a period of seven years after the Closing without the prior written consent of the Seller. Notwithstanding anything to the contrary set forth therein, nothing in this Agreement shall be interpreted to permit Seller or any of its Affiliates access to any Tax Return of Buyer or any of its Affiliates, including any consolidated, combined, affiliated or unitary group that includes Buyer or any of its Affiliates.
Section 6.3    Efforts Standard; Regulatory Approval Matters.
(a)    The Parties will use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do or cause to be done all things necessary, required or advisable to cause each of the conditions in Article VII to be satisfied and consummate and make effective the Transaction as promptly as practicable (and in any event prior to the Outside Date), including (i) making all Filings necessary in connection with the Transaction, including under any applicable Antitrust Laws and National Security Laws, and (ii) obtaining all Approvals necessary in connection with the Transaction, including any other applicable Antitrust Laws and National Security Laws (the Filings and Approvals described in this sentence, the “Required Regulatory Approvals”). Without limiting the generality of the Parties’ undertakings pursuant to the preceding sentence, each of Buyer and Seller will use commercially reasonable efforts to file as promptly as practicable (and in any event no later than ten (10) Business Days after the date of this Agreement), notifications under the HSR Act and any other Filings under any other applicable Antitrust Laws. Each of Buyer and Seller shall be responsible for fifty percent (50%) of all filing fees required to be paid in connection with any filings made pursuant to the HSR Act. Buyer shall be responsible for payment of any and all filing fees required in connection with obtaining the required National Security Approvals.
(b)    Buyer, Seller and their respective Affiliates will use their commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary under the Antitrust Laws and National Security Laws to consummate and make effective the Transaction in accordance with this Agreement as promptly as practicable (and in any event prior to the Outside Date), including (i) obtaining all Required Regulatory Approvals, and (ii) cooperating to resolve any objection asserted with respect to the Transaction under the Antitrust Laws and National Security Laws or in connection with obtaining the Required Regulatory Approvals raised by any Governmental Entity or other Person.

(c)    Without limiting the generality of Section 6.3(a) and (b): (i) Buyer shall, and shall cause its Subsidiaries and Affiliates to, use commercially reasonable efforts to promptly take all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act, and any applicable Antitrust Laws and National Security Laws that may be required by any Governmental Entity, so as to enable the Parties to cause the Closing to occur as soon as practicable and in any event prior to the Outside Date, including (A) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by Order, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of the assets or businesses of Buyer or the Acquired Companies (or, in the case of Buyer, its Affiliates), or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Buyer or any Acquired Company (or, in the case of Buyer, its Affiliates)), and if the offer is accepted, taking or committing to take such action; (B) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer or any Acquired Company (or, in the case of Buyer, its Affiliates); and (C) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (A) and (B) (provided, that neither Seller nor any Acquired Company shall be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Transaction), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act or other applicable Antitrust Laws and National Security Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the Transaction, or to avoid the commencement of any Action that seeks to prohibit the Transaction. Notwithstanding anything to the contrary in this Agreement, none of Buyer or any of its respective Subsidiaries or Affiliates shall be required to offer, agree, commit, undertake or become subject to any Burdensome Condition in connection with any Required Regulatory Approvals. In addition, the Acquired Companies may not offer, agree, commit, undertake, or become subject to any Burdensome Condition without the prior written consent of Buyer; provided, that if requested by Buyer, the Acquired Companies will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any Burdensome Condition so long as such Burdensome Condition is only binding on the Acquired Companies in the event the Closing occurs.
(d)    For the avoidance of any doubt, if any objections are asserted with respect to the Transaction under the HSR Act or other applicable Antitrust Laws or if any Action, whether judicial or administrative, is instituted by any Governmental Entity or any private party challenging any of the Transaction as violative of the HSR Act or other applicable Antitrust Laws, each of the Parties shall cooperate with one another, and Buyer shall use commercially reasonable efforts to (A) oppose or defend against any Action to prevent or enjoin consummation of the Transaction, and/or (B) take such action as necessary to overturn any Action by any Governmental Entity or private party to block consummation of the Transaction, including by defending any Action brought by any Governmental Entity or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Law or Order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Transaction, or in order to resolve any such objections or challenge as such Governmental Entity or private party may have to the Transaction under such Laws so as to permit consummation of the Transaction. Neither Buyer nor Seller shall take, or permit any of its Affiliates or Representatives to take, any action (including entering into any Contract or arrangement or consummating any transaction) that would reasonably be expected to prevent, delay or impede the expiration of the notice period or the receipt of clearance under the HSR Act or other applicable Antitrust Laws and National Security Laws (including, without limitation, the required National Security Approvals) or otherwise adversely affect the ability of the Parties to resolve any objections that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby under the HSR Act or any other applicable Antitrust Laws and National Security Laws. Notwithstanding anything to the contrary herein, Buyer shall not extend any waiting period or other applicable time period under the HSR Act or any applicable Antitrust Laws and National Security Laws or enter into any agreement with any Governmental Entity to delay, or otherwise not to consummate the Transaction, except with the prior written consent of the Seller, such consent not to be unreasonably conditioned or delayed.
(e)    To the extent permitted by applicable Law and subject to appropriate confidentiality protections and Section 6.3(f), each of Buyer and Seller will (i) keep the other party reasonably informed of all material matters, discussions and activities pursued under Section 6.3(a), (ii) promptly notify the other party of, and, if in writing, provide to the other party copies of (or in the case of oral communications, advise the other orally of) all material communications between it (or its Affiliates or Representatives) and any Governmental Entity or other Person challenging the Transaction and all information supplied by such party (or its Affiliates or Representatives) to such Persons, (iii) promptly notify the other party of the commencement or threatened commencement of any Action relating to the consummation of, or any challenges to, the Transaction, (iv) permit the other party to review and discuss in advance, and consider in good faith the views and proposals, if applicable, of the other party, (v) where reasonably practicable, prior to independently participating in any material meeting or substantive conversation with any Governmental Entity where such meeting or conversation is substantially related to any Required Regulatory Approvals or investigations relating thereto, provide notice to the other party of such meeting or conversation and, unless prohibited by such Governmental Entity or otherwise decided by Buyer under Section 6.3(f) the opportunity to attend or participate and (vi) furnish to the other Party such other necessary information and reasonable assistance as such other Party may reasonably request; provided, however, that, subject to compliance with the other provisions of this Section 6.3 and Section 6.11, Buyer shall have the right to control and make final decisions concerning the strategy and tactics as to the matters addressed in this Section 6.3 subject to prior consultation with Seller and Seller’s chosen regulatory counsel, the good faith consideration of Seller’s views, and the requirements, terms and conditions of this Section 6.3. In exercising the foregoing control, decision-making, and consultation right (as applicable) each Party covenants to promptly engage and cooperate with the other, and to take all reasonable actions required to satisfy the timing obligations set forth hereunder.

(f)    Each of Seller and Buyer may, as each deems advisable or necessary, reasonably designate any competitively sensitive material provided to the other as “Antitrust Counsel Only Material” or some similar notation agreed by the Parties. Such materials and the information contained therein will be given only to the outside antitrust counsel of the recipient and will not be disclosed by such counsel to employees, officers or directors of the recipient or its Affiliates unless express permission is obtained in advance from the source of the materials (the Company, Buyer or their respective Affiliates, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.3 and without limiting the restrictions on access and disclosure set forth in this Section 6.3(f), (i) materials provided to the other party or its counsel pursuant to this Agreement may be redacted (A) as necessary to comply with contractual requirements, (B) as necessary to address attorney-client or other privilege or protection or confidentiality concerns, and (C) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective, and (ii) Buyer shall not be obligated to disclose to Seller or its counsel, nor shall the Seller be obligated to disclose to Buyer or its counsel, any competitively sensitive material or “personal identifier information” required as part of the CFIUS notice or related CFIUS review and investigation.
Section 6.4    Public Disclosure. No press release or any public disclosure, either written or oral, of the Transaction or negotiations related thereto will be made by any Party or any of their respective Representatives, without the mutual prior written consent of Buyer and Seller, except for any press releases and public statements the making of which may be required by Law or any listing Contract with any national securities exchange. The Parties shall cooperate in good faith to jointly prepare and approve any press release or public statement regarding the Transaction. Notwithstanding the foregoing, Buyer, Seller and their respective Affiliates and Representatives shall be permitted to disclose information concerning this Agreement, the Ancillary Agreements, and the Transaction in connection with customary fundraising, marketing, information or reporting activities of Buyer, Seller or their Affiliates.
Section 6.5    Cooperation; Further Actions. Following the Closing, each of the Parties will, and will cause their respective Affiliates to, use commercially reasonable efforts to take or cause to be taken all actions, execute and deliver such additional instruments, documents, conveyances or assurances and to do or cause to be done all other things, necessary, proper or advisable, or otherwise reasonably requested by another Party, in order for such Party to fulfill and perform his, her or its obligations in respect of this Agreement and the Ancillary Agreements to which such Person is a party, or otherwise to consummate and make effective the Transaction and carry out the intent and purposes of this Agreement.
Section 6.6    Indemnification of Directors and Officers.
(a)    Buyer acknowledges and agrees that none of Buyer or the Company, or any of its or their respective Affiliates, shall make any claim against, or seek any indemnification from, any present or former partner, manager, director or officer of any of the Acquired Companies (each, a “D&O Indemnified Party”) with respect to the execution of their duties up to the termination of their appointment or under, in connection with, arising out of, resulting from, or in any way related to this Agreement, any other Ancillary Agreement, the Transaction, or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Ancillary Agreement, and the Transaction, or otherwise, except in all cases, in the event of a claim for Fraud.
(b)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Closing now existing in favor of the D&O Indemnified Parties, whether pursuant to Law, Contract, the Organizational Documents or otherwise, will remain obligations of the Acquired Companies and will survive the Closing and continue in full force and effect in accordance with their terms. Buyer shall not, and shall cause its Affiliates not to, without consent of Seller, amend, restate or repeal any Organizational Documents of any of the Acquired Companies within six (6) years after the Closing unless such Organizational Document (after giving effect to such amendment, restatement or repeal and applicable Law) would provide for such Acquired Company to indemnify and hold harmless each D&O Indemnified Party (in each case, when acting in such capacity) against, and advance expenses with respect to, any Damages incurred in connection with any Action arising out of matters in connection with acting in such capacity, to at least the same extent that such indemnification and advancement of expenses would be provided for under applicable Law or its Organizational Documents in effect on the Closing Date.
(c)    For the six (6)-year period commencing on the Closing Date, Buyer shall maintain in effect, through an extended reporting period endorsement purchased by the Acquired Companies at Buyer’s cost and expense a directors’ and officers’ liability insurance policy (the “D&O Tail Policy”) covering acts or omissions occurring at or prior to the Closing with respect to those Persons who are currently directors, managers, or officers of the Acquired Companies on terms and scope, and with respect to such coverage and amount, as reasonably acceptable to the Seller, provided, however that in no event shall Buyer be required to pay more than an amount equal to 300% of the current annual premiums paid by Acquired Companies for such insurance.
(d)    If, within the six (6)-year period following the Closing, Buyer (i) shall consolidate with or merge into any other corporation or other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Buyer shall expressly assume all of the obligations set forth in this Section 6.6.
(e)     Seller and Buyer hereby acknowledge and agree that from and after the Closing each of the D&O Indemnified Parties shall be an express third-party beneficiary of this Section 6.6. The rights of each of the D&O Indemnified Parties under this Section 6.6 shall be in addition to any rights such D&O Indemnified Parties may have under the Organizational Documents of the Acquired Companies or under any applicable Contracts or Laws; provided, however, that the rights of each of the D&O Indemnified Parties under the insurance referred to in Section 6.6(c) shall be the initial and primary basis for and means of recourse for such D&O Indemnified Parties with respect to the execution of their duties up to the termination of their appointment or under, in connection with, arising out of, resulting from, or in any way related to this Agreement, any other Ancillary Agreement, the Transaction, or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Ancillary Agreement, and the Transaction, or otherwise.
Section 6.7    Employee Matters.
(a)    For a period of at least twelve (12) months following the Closing Date or, if sooner, the termination date of such Continuing Employee (the “Continuation Period”), Buyer will cause to be provided to each employee of the Acquired Companies who continues to be employed by any of the Acquired Companies at the Closing (each, a “Continuing Employee”) during the portion of the Continuation Period that such Continuing Employee remains employed with any of the Acquired Companies, with (i) an annual base salary or base wage rate that is no less than the annual base salary or base wage rate as in effect immediately prior to the Closing, (ii) an annual target bonus opportunity (excluding any equity and long-term incentives and specific performance goals) that is no less than the annual target bonus opportunities of such Continuing Employee as in effect immediately prior to the Closing, and (iii) other employee benefits (excluding equity or equity-based compensation, long-term incentive compensation, change in control, retention or similar payments, severance or similar payments or benefits and nonqualified deferred compensation arrangements) that are substantially similar, in the aggregate, to the employee benefits being provided or made available to either, as determined in the Buyer’s sole discretion, (A) the Continuing Employee under the Company Benefit Plans immediately prior to the Closing (excluding equity or equity-based compensation, long-term incentive compensation, change in control, retention or similar payments, severance or similar payments or benefits, nonqualified deferred compensation arrangements, defined benefit pension benefits and post-employment or retiree health or welfare benefits) or (B) the similarly situated employees of Buyer and its Affiliates under the employee benefit plans of Buyer and its Affiliates (excluding equity or equity-based compensation, long-term incentive compensation, change in control, retention or similar payments, severance or similar payments or benefits, nonqualified deferred compensation arrangements, defined benefit pension benefits and post-employment or retiree health or welfare benefits).
(b)    For purposes of vesting, eligibility to participate, level of benefits and benefit accruals under the employee benefit plans of Buyer and its Affiliates providing benefits to any Continuing Employee after the Closing Date (the “New Plans”), each Continuing Employee will be credited with his or her years of service with the Acquired Companies or predecessors before the Closing Date, to at least the same extent as such Continuing Employee was entitled, before the Closing Date, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing will not apply with respect to any defined benefit pension plan, nonqualified deferred compensation, equity or equity-based plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Buyer will use commercially reasonable efforts to cause each Continuing Employee to be immediately eligible, without any waiting time, in any and all New Plans and (ii) for purposes of each New Plan providing welfare benefits to any Continuing Employee, Buyer will use commercially reasonable efforts to (A) cause all pre-

existing condition limitations or exclusions and actively-at-work requirements, and evidence of insurability requirements of such New Plan to be waived for such Continuing Employee and his or her spouse and covered dependents, to the extent such requirement was satisfied under a comparable Company Benefit Plan and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid under a New Plan in the plan year which includes the Closing Date to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions under any applicable New Plan to the same extent taken into account under the corresponding Company Benefit Plan immediately prior to the Closing Date.
(c)    Except as otherwise instructed by Buyer, the Company shall adopt written resolutions to terminate, effective as of no later than the day immediately before the Closing Date, any Company Benefit Plan that is intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Company 401(k) Plan”). No later than five (5) days before the Closing Date, the Company will provide Buyer with a copy of such proposed resolutions terminating such Company 401(k) Plan prior to adoption thereof and consider all reasonable comments from Buyer thereon, and the Company shall deliver evidence to Buyer that such resolutions were duly adopted by the appropriate governing body. If any Company 401(k) Plan is terminated prior to the Closing Date, Buyer agrees to cause Buyer’s or one of its Affiliate’s plans intended to qualify as a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept a “direct rollover” of the account balances (including, to the extent permitted by the Buyer 401(k) Plan, any in-kind rollover of promissory notes evidencing outstanding loans) of all Continuing Employees from the Company 401(k) Plan if such rollover is elected in accordance with applicable Law by such Continuing Employees, subject to the terms of the Buyer 401(k) Plan.
(d)    Nothing contained in this Section 6.7 or any other provision of this Agreement, express or implied, (i) is intended to confer upon any Company Service Provider or Continuing Employee any right to continued employment for any period or continued receipt of any specific benefit or compensation, (ii) constitutes an establishment of or amendment to or any other modification of any Company Benefit Plan or New Plan, or (iii) shall alter or limit Buyer’s, any Acquired Company’s or any of their respective Affiliates’ ability to amend, modify or terminate any particular Company Benefit Plan or New Plan. Further, this Section 6.7 is binding upon and will inure solely to the benefit of the Parties, and nothing in this Section 6.7, express or implied, is intended to confer upon any other Person (including any Continuing Employee) any rights or remedies of any nature (including third-party rights) under this Agreement.
Section 6.8    Exclusivity.
(a)    From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VIII, Seller shall not, and shall cause each of its Representatives and Affiliates (and each of their respective Representatives) not to, directly or indirectly, (a) solicit, initiate, facilitate, support, seek, induce, or knowingly encourage any inquiries, announcements or communications relating to, or the making of any submission, proposal or offer that constitutes or that would reasonably be expected to lead to, an Acquisition Proposal, (b) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Buyer or any of its Affiliates or their respective Representatives, (c) furnish to any Person other than Buyer, any of its Affiliates or any of their respective Representatives any information that Seller reasonably expects would be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal, or take any other action regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (d) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding (whether written or oral) providing for the consummation of any transaction contemplated by any Acquisition Proposal or otherwise relating to any Acquisition Proposal.
(b)    Seller shall, and shall cause each of its Representatives and Affiliates (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal, and shall promptly (and in any event within twenty-four (24) hours) provide Buyer with: (i) to the extent permitted by applicable Law and any existing confidentiality or similar agreements, a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal, or any request for information that would reasonably be expected to be used for the purposes of formulating any inquiry, proposal or offer regarding a possible Acquisition Proposal, that is received by Seller, any of Seller’s Affiliates or any of their respective Representatives from any Person (other than Buyer or any of its Representatives) on or after the date hereof, including in such description, the identity of the Person from which such expression of interest, inquiry, proposal, offer or request for information was received (the “Other Interested Party”) and the material terms of such expression of interest, inquiry, proposal, offer or request for information; and (ii) to the extent permitted by applicable Law and any existing confidentiality or similar agreements, a copy of each material written communication and a summary of each other substantive communication transmitted on behalf of the Other Interested Party or any of the Other Interested Party’s Representatives to Seller, any of Seller’s Affiliates or any of their respective Representatives or transmitted on behalf of Seller, any of Seller’s Affiliates or any of their respective Representatives to the Other Interested Party or any of the Other Interested Party’s Representatives.
Section 6.9    Certain Tax Matters.
(a)    Transfer Taxes. All Transfer Taxes incurred in connection with the purchase and sale of the Shares pursuant to this Agreement will be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and any Tax Returns with respect to such Taxes will be prepared and filed by the Party required to file such Tax Returns under applicable Law. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
(b)    Cooperation. Subject to any other provisions of this Agreement, Seller and its Affiliates will cooperate fully, as and to the extent reasonably requested by the Buyer and its

Affiliates, in connection with the preparation and filing of any Tax Returns and Tax Proceedings of the Acquired Companies.
(c)    Certain Elections and Actions. Following the Closing, and prior to the finalization of the Purchase Price adjustment pursuant to Section 2.4, without the prior written consent of Seller Parties’ Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause the Acquired Companies and any Affiliates of the foregoing to not (1) make any election under Sections 336 or 338 of the Code (or any corresponding provision of state, local or foreign Tax law) with respect to the acquisition of the Shares pursuant to this Agreement, (2) file, amend or otherwise modify any Tax Return relating to any Pre-Closing Tax Period except as otherwise required by applicable Law, (3) make or change any Tax election or accounting method that has any effect with respect to any Pre-Closing Tax Period, or (4) file any ruling or request with any Tax Authority (including in any voluntary disclosure or similar process) that relates to Taxes or Tax Returns of the Acquired Companies for a Pre-Closing Tax Period, in each case if such action could reasonably be expected to adversely affect the determination of the Pre-Closing Income Tax Amount or Net Working Capital, in each case as finally determined hereunder, or otherwise result in a reduction in the Final Purchase Price. For the avoidance of doubt, no action taken by Buyer in accordance with this Section 6.9(c) shall be deemed to modify the definition of the Pre-Closing Income Tax Amount.
Section 6.10    Representation and Warranty Insurance. At or prior to the Closing, Buyer will obtain and cause a buy-side representations and warranties insurance policy for its benefit in respect of the Transaction (the “R&W Insurance Policy”) to be bound. Buyer agrees that the R&W Insurance Policy will at all times provide that the insurer(s) thereunder (the “R&W Insurer”) will have no, and will waive and not pursue, any and all rights and claims of subrogation, contribution, indemnification, recourse and any other rights and claims of recovery against the Seller Parties and their respective past, present or future direct or indirect shareholders, members, directors, officers, employees, partners, heirs, agents or Representatives (collectively, the “Seller R&W Parties”) except in the case of Fraud, and the Seller R&W Parties will be third-party beneficiaries of such waiver. Any costs and expenses related to the R&W Insurance Policy, including the total premium, deductibles/retention amounts, underwriting costs, brokerage commissions, Taxes related to such policy and other fees and expenses of such policy will be borne by Buyer, and Buyer will pay all such amounts as and when due. Buyer will ensure that the R&W Insurance Policy (i) includes a provision stating that the Seller R&W Parties are express and intended third party beneficiaries of the R&W Insurance Policy, (ii) includes a provision stating that the subrogation waiver for the benefit of the Seller R&W Parties will not be terminated, cancelled, amended, waived, assigned or otherwise modified or revised in any way that adversely affects any of the Seller R&W Parties without prior written consent of Seller, and (iii) does not require Buyer or any of its Affiliates to make or bring any proceeding against any Seller R&W Party in respect of any breach of a representation or warranty by Seller in this Agreement or any Ancillary Agreement (other than in the case of Fraud by Seller). It is expressly acknowledged and agreed that (x) the R&W Insurance Policy does not provide for, or increase, any liability of Seller or any Seller R&W Party, or otherwise result in any of the foregoing incurring or suffering any liability or obligation hereunder or otherwise, and (y) Seller and the Seller R&W Parties do not have any actual or contingent liability or obligations to any R&W Insurer issuing the R&W Insurance Policy, except in the case of Fraud.
Section 6.11    DDTC Notification; DCSA Notification; CFIUS Notice.
(a)    Buyer shall, or shall cause their applicable Affiliates to, submit a “Material Change Notification” to the DDTC within five (5) days following the Closing to the extent required pursuant to ITAR § 122.4(a) (the “ITAR Notification”). Buyer shall, or shall cause its applicable Affiliates to, submit the necessary request to the DDTC or any other relevant Governmental Entity to amend any Export Control Authorizations. The Company, Seller, and Buyer shall undertake to act reasonably promptly and cooperatively in providing all such information required for the purposes of the ITAR Notification and any requests necessary to amend any Export Control Authorizations.
(b)    In furtherance of their obligations set forth in Section 6.3, Buyer and Seller shall use, and Seller shall cause the Acquired Companies to use, their respective reasonable best efforts to obtain the National Security Approvals. For purposes of this Section 6.11(b), reasonable best efforts shall include, without limitation: (i) cooperating to promptly (and in any event, no later than twenty (20) Business Days after the date hereof) prepare and submit to DCSA, to the extent applicable, or any other agency of the U.S. government, notification of the transactions contemplated by this Agreement pursuant to the NISPOM; (ii) promptly after the date hereof (and in any event, no later than fifteen (15) Business Days after the date hereof unless extended by written agreement of Buyer and Seller (which will not be unreasonably withheld, conditioned or delayed)) preparing and prefiling a draft notice, and promptly after receiving comments from CFIUS on such prefiling draft notice, filing with CFIUS a joint voluntary notice pursuant to the DPA with respect to the Transaction, and promptly providing any additional or supplemental information, documentation, certifications, agreements or other materials requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation (and in any event, within the timeframes required by the DPA); (iii) Buyer, with Seller’s and the Acquired Companies’ reasonable cooperation, taking such actions necessary to provide a commitment notice to, enter into a commitment letter with, or otherwise propose a plan (as prepared by Buyer and acceptable to Seller) to DCSA, including any board resolutions or other exclusionary actions or mitigation instruments (which, for the avoidance of doubt, shall not include any arrangement that would constitute a Burdensome Condition) as required or requested by or otherwise appropriate under guidance from DCSA, that effectively assures the mitigation of foreign ownership, control or influence over the business and assets of the Acquired Companies in accordance with the NISPOM (“FOCI Mitigation Commitment”); (iv) Buyer and the Acquired Companies entering into a national security agreement, mitigation agreement, letter of assurance or other similar arrangement or agreement with CFIUS in relation to the business of the Acquired Companies; (v) Buyer and the Acquired Companies proposing, negotiating, committing to and effecting any mitigation measures, conditions, restrictions, divestitures or other actions (other than any that would constitute a Burdensome Condition) that may be requested or required by CFIUS in connection with the Transaction; and (vi) responding to all requests for information from CFIUS or DCSA as promptly as practicable (and in any event within the period required by a

Governmental Entity, applicable Law, or regulation, including any approved extensions); provided that, for purposes of this Section 6.11(b), reasonable best efforts shall not include obligations of Buyer or any of its respective Subsidiaries or Affiliates to offer, agree, commit, undertake or become subject to any Burdensome Condition.
(c)    In furtherance and not in limitation of Section 6.11(b), each Party shall (i) promptly notify the other of any non-confidential substantive communication, inquiry or investigation received from, or proposed to be given by it to, DCSA or CFIUS or the UK Investment Security Unit or UK Secretary of State, (ii) not agree to participate in any non-confidential substantive meeting or discussion (including any telephone call) with DCSA or CFIUS or the UK Investment Security Unit or UK Secretary of State in respect of any filing, investigation or inquiry, concerning this Agreement or the transactions contemplated by this Agreement unless, to the extent reasonably practicable, it consults with the other Party in advance and gives the other Party the opportunity to attend and participate therein, and (iii) promptly furnish the other with copies of all non-confidential substantive correspondence, filings and written communications with DCSA or CFIUS or the UK Investment Security Unit or UK Secretary of State with respect to this Agreement and the transactions contemplated by this Agreement and provide for the other Party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii).
(d)    For the avoidance of doubt, nothing in Section 6.3 or this Section 6.11 shall require Buyer or any of its Affiliates to litigate, seek reconsideration of, appeal, or otherwise challenge any adverse ruling, injunction, or Order issued by any Governmental Entity or court in connection with obtaining CFIUS approval in connection with the Transaction.
Section 6.12    Release. In consideration for the agreements and covenants set forth in this Agreement, effective as of the Closing: (a) each Seller Party, on behalf of itself and each of its Affiliates, knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue, Buyer, the Acquired Companies, and their respective predecessors, successors, parents, Subsidiaries or other Affiliates, or any of their respective current and former representatives for or with respect to, any and all Actions and liabilities that such Seller Party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided; however, that solely with respect to the employees of the Acquired Companies, such releases will not extend to earned or accrued but unpaid compensation, accrued paid time off, expense reimbursement owed to such employee by an Acquired Company, and accrued vested benefits under a Company Benefit Plan; and (b) Buyer, on behalf of itself and each of its Affiliates, knowingly, voluntarily and unconditionally releases and forever discharges from and for, and covenants not to sue, Seller and their respective predecessors, successors, parents, Subsidiaries or other Affiliates, or any of their respective current and former representatives for or with respect to, any and all Actions and liabilities that Buyer has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that such releases will not cover any claims arising under this Agreement or any Ancillary Agreement, including any claims recoverable under the R&W Insurance Policy, or any claims based on Fraud.
Section 6.13    Payoff Letters. The Company shall deliver to Buyer, (x) at least five (5) Business Days prior to the Closing Date, drafts of Payoff Letters and related lien release documentation (including UCC-3 financing statements) and (y) at least two (2) Business Days prior to the Closing Date, the executed copies of the Payoff Letters (it being understood that the effectiveness of any related lien release documentation may be subject to the occurrence of the payoff), which Payoff Letters shall be in form and substance reasonably satisfactory to Buyer.
Section 6.14    Section 280G Matters. At least one Business Day prior to the Closing Date, the Company will (or will cause its applicable Affiliates to) (a) use commercially reasonable efforts to obtain from each person who the Company reasonably believes is, with respect to the Acquired Companies, a “disqualified individual” (within the meaning of Section 280G(c) of the Code) a waiver of such disqualified individual’s rights to receive or retain some or all payments or benefits that reasonably would be expected to be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code) (the “Waived 280G Benefits”), so that any remaining payments or benefits will not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code); and (b) thereafter, with respect to each individual who executes the waiver described in clause (a), submit to a vote of shareholders of the Company entitled to vote on such matters, in a manner intended to satisfy the requirements under Section 280G(b)(5) of the Code the right of any such disqualified individual to receive the Waived 280G Benefits. Before the vote is submitted to shareholders, the Company shall provide adequate disclosure to the shareholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. Buyer and its counsel shall have the right to review and comment on all documents to be delivered to the shareholders in connection with such vote and any required disqualified individual waivers or consents, in each case at least three (3) days prior to the time such documents are distributed to the shareholders or disqualified individuals from whom such consents or waivers are sought, and the Company shall reflect all reasonable comments of Buyer thereon. Prior to the Closing Date, the Company shall provide Buyer and its counsel with copies of all documents executed by the shareholders and disqualified individuals in connection with the vote provided under this Section 6.14. Prior to the Closing Date, the Company shall deliver to Buyer evidence that (i) the requisite number of votes of the shareholders of the Company was obtained with respect to the Waived 280G Benefits, or (ii) such approval was not obtained. The Buyer shall provide the Company, no later than ten (10) days prior to the Closing Date, with all relevant information and documentation relating to any and all payments and/or benefits to be provided by Buyer or any of its Affiliates (“Buyer Payments”) that could constitute “parachute payments” pursuant to Section 280G of the Code (including summaries of any such arrangements and calculations as to the value of any such arrangements for purposes of Section 280G of the Code). To the extent Buyer provides incorrect or incomplete information regarding the Buyer Payments that directly results in the Company making an incorrect determination that a “disqualified individual” under Section 280G of the Code is not entitled to “parachute payments” pursuant to Section 280G of the Code, and accordingly does not seek a waiver from such person, such failure to seek a waiver shall not by itself be a deemed breach of this Section 6.14. Notwithstanding anything to the contrary in no event shall (i) this Section 6.14 be construed to require the Company or any of its Affiliates to compel any individual to waive any existing rights under any agreement, arrangement, or contract that such individual has with the Seller, the Company or any of their Affiliates or any other person or (ii) the Company or any of their Affiliates be deemed in breach of this Section 6.14 if the shareholders fail to approve any Waived 280G Benefits as set forth herein.
Section 6.15    Termination of Related Party Agreements. On or prior to the Closing Date, Seller will, and will cause all other members of the Seller Group to, cause all Related Party Agreements set forth on Section 3.19 of the Disclosure Schedules to be settled (irrespective of the terms of payment), terminated and canceled without any further liability to, or obligation of, the Acquired Companies from and after the Closing (other than those Related Party Agreements set forth on Section 2.3(a)(x) of the Disclosure Schedules). Seller will provide evidence of such termination and cancellation, in form and substance reasonably acceptable to the Buyer, prior to the Closing.
Section 6.16    Data Room Information. Promptly following the execution of this Agreement and in no event later than ten (10) Business Days following the execution of this Agreement, Seller shall deliver to Buyer an electronic copy, whether by USB drive or other electronic means, of all documents and information contained in the virtual data room maintained by Datasite in connection with the Transaction as of no later than 12:01 a.m. Eastern Time on the date that is one (1) Business Day prior to the date hereof.
Section 6.17    Pre-Closing Restructuring. At least three (3) Business Days prior to Closing, the Seller Parties and the Seller Entities will implement the restructuring set forth on Annex A hereto (such steps, the “Pre-Closing Restructuring”), at which time, the Seller Parties shall collectively own all of the Shares, in the respective amounts set forth on the Closing Distribution Spreadsheet.
Section 6.18    Distribution Spreadsheet and Closing Agent Matters.
(a)    Preliminary Distribution Spreadsheet. No later than five (5) Business Days prior to the Closing Date, the Seller shall prepare in good faith and deliver to Buyer an estimated version of the Closing Distribution Spreadsheet (the “Preliminary Distribution Spreadsheet”) in a form reasonably agreed upon by the Parties, which, for the avoidance of doubt, shall provide for the following categories of information for each of the Seller Parties on an estimated basis:
(i)    the number of the Shares that will be held by each Seller Party as of the Closing Date;
(ii)    the allocation, in terms of US dollars, of the Closing Payments to be made, without duplication, to each Seller Party (which, for the avoidance of doubt, the total of such Closing Payments shall be equal to the Aggregate Closing Payment);

(iii)    the allocation, in terms of shares of Buyer Common Stock, of the Closing Issuances to be made, without duplication, to each Management Member (which, for the avoidance of doubt, the total of such Closing Issuances shall be equal to the Stock Purchase Price less the total number of any Unissued Fractional Shares); and
(iv)    the allocation, in percentile terms, of any payments and/or distributions pursuant to Section 2.4(f) to be made following the Closing (if any), without duplication, to each Seller Party (which, for the avoidance of doubt, the total of such allocations shall be equal to one hundred percent (100%)).
(b)    Closing Distribution Spreadsheet. No later than two (2) Business Days prior to the Closing Date (and following the completion of the Pre-Closing Restructuring), the Seller shall prepare in good faith and deliver to Buyer a spreadsheet (the “Closing Distribution Spreadsheet”), which shall be in all respects identical to the Preliminary Distribution Spreadsheet (except for the correction of any errors in the Preliminary Distribution Spreadsheet), except that such final Seller Party Share numbers, cash values and allocation percentages are subject to post-Closing adjustments pursuant to the determination of Final Purchase Price in accordance with Section 2.4.
(c)    Appointment of Closing Agents. Prior to the Closing, Buyer shall appoint (i) Continental Stock Transfer and Trust Company the transfer agent of Buyer (the “Transfer Agent”) for the issuance of the Closing Issuances as provided in ARTICLE II, and (ii) Western Alliance Bank as paying agent of the Buyer (the “Paying Agent”) for issuance of the Closing Payments as provided in ARTICLE II (the Paying Agent, together with the Transfer Agent, the “Closing Agents”). Immediately prior to the Closing, upon surrender by the Seller Parties to the Closing Agents for cancellation of all of the Shares (which surrender may be accomplished through written instructions or acknowledgment in accordance with the Closing Agent Materials), Buyer shall cause the Closing Agents to make the Closing Payments and the Closing Issuances as provided in ARTICLE II and in accordance with the Closing Distribution Spreadsheet.
(d)    Delivery of Closing Agent Materials. No later than ten (10) Business Days prior to the Closing Date, Buyer and the Closing Agents shall provide to the Seller Parties the form of the Closing Agent Materials. No later than four (4) Business Days prior to the Closing Date, the Seller Parties shall deliver to the Closing Agents the completed Closing Agent Materials; except for any elements thereof which, by necessity, are dependent on the prior delivery of the Closing Distribution Spreadsheet and which such elements shall be provided by the Seller Parties as an update to the Closing Agent Materials no later than two (2) Business Day prior to the Closing Date.
Section 6.19     Company Financials Covenants.
(a)    Seller shall use reasonable best efforts to cause to be prepared and to deliver to Buyer the Company Audited Financial Statements prior to the Closing Date. Seller and the Company shall, and shall cause their Representatives and independent accountants to, reasonably cooperate with Buyer and its Representatives in connection with any filings Buyer may be required to make with the Securities and Exchange Commission regarding, requiring or incorporating such financial statements. The costs and expenses of preparing the Company Audited Financial Statements (including any fees of independent accountants) shall be borne by Seller and shall constitute Transaction Expenses. Seller shall use reasonable best efforts to cause the Company Audited Financial Statements to be delivered to Buyer as promptly as practicable. Prior to and following the Closing, Seller will reasonably cooperate with Buyer to provide any additional information which may reasonably be required to permit Buyer to include the Company Audited Financial Statements in any filings required to be made with the Securities and Exchange Commission.
(b)    Prior to the Closing, Seller shall: (i) use its commercially reasonable efforts to cause the 2026 regular annual audit of the Acquired Companies to be conducted at the level of the Company, rather than Strix Intermediate, Inc., although such audit may otherwise be conducted in the ordinary course of business and consistent with past practice (the “2026 Audited Financial Statements”); and (ii) use its commercially reasonable efforts to deliver to Buyer unaudited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2026, prepared in accordance with GAAP applied on a consistent basis, as soon as available, although in no event shall Seller be required to make such delivery prior to January 31, 2027.
(c)    Seller shall use commercially reasonable efforts to deliver to Buyer at the close of each month prior to the Closing all monthly financial statements prepared in the ordinary course of business for the Company and at such time as such financial statements are provided to management in final form.
ARTICLE VII
CONDITIONS
Section 7.1    Conditions to Obligations of All Parties. The respective obligation of each Party to consummate the Transaction is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)    (i) The waiting period (and any extensions thereof) under the HSR Act will have expired or been terminated and (ii) all other Required Regulatory Approvals under any applicable Antitrust Laws will have been obtained and be in full force and effect.
(b)    There will be no Law in effect that makes illegal or otherwise prohibits the Transaction, and there will be no Order in effect issued by a Governmental Entity of competent jurisdiction that enjoins or otherwise prohibits the Transaction.
(c)    The National Security Approvals shall have been obtained or occurred.

Section 7.2    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transaction is further subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of each of the following conditions:
(a)    (i) The representations and warranties (A) set forth in Section 3.1 (Due Organization, Standing and Power), Section 3.2 (Power and Authority of the Company), Section 3.3 (Capitalization), Section 3.18 (Brokers), Section 4.1 (Due Organization of Seller; Right to Sell), and Section 4.2 (Title to Shares; Liens) will be true and correct in all respects as of the Closing Date, except for de minimis inaccuracies, and (B) Section 4.7 (Closing Distribution Spreadsheet) will be true and correct in all respects, except for de minimis inaccuracies, each (A) and (B) as if made at and as of such time (except to the extent such representation and warranty expressly speaks to a specific date or period, in which case such representation and warranty will be so true and correct as of such specified date or during such period) and (ii) all other representations and warranties of the Company and Seller contained in Article III and Article IV will be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications contained therein) as of the Closing Date, as if made at and as of such time (except to the extent such representation or warranty expressly speaks to a specific date or period, in which case such representation or warranty will be so true and correct as of such specified date or during such period), except where the failure of such representations and warranties to be so true and correct has not had a Material Adverse Effect.
(b)    The Company and Seller will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them at or prior to the Closing.
(c)    Seller will have furnished Buyer with a certificate dated the Closing Date signed on its behalf by a duly authorized executive of Seller to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied (provided, that if the Blackout Period applies, the certification with respect to the conditions set forth in Section 7.2(a)(ii) and Section 7.2(d) shall state that such condition was satisfied as of the date during the Blackout Period on which the Closing would have otherwise occurred).
(d)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(e)    Each of the consents set forth in Section 7.2(e) of the Disclosure Schedules shall have been obtained in form and substance reasonably satisfactory to Buyer and shall be in full force and effect.
(f)    None of the (i) Joinder, Lock-up and Release Agreements shall have been repudiated by the parties listed in Exhibit C-1, (ii) Restrictive Covenant Agreements shall have been repudiated by the Persons set forth on paragraph 1 of Exhibit A, and (iii) Alternative Restrictive Covenant Agreements shall have been repudiated by the Persons set forth on paragraph 2 of Exhibit A, and each such agreement shall remain in full force and effect (unless in each case such agreement was terminated or waived by Buyer).

(g)    Buyer shall have received a duly executed counterpart to the Escrow Agreement from Seller and the Escrow Agent.
(h)    Seller shall have provided evidence satisfactory to Buyer that all Related Party Agreements (other than those set forth on Section 2.3(a)(x) of the Disclosure Schedules) have been terminated without any further obligation binding on, or liability of, any Acquired Company from and after the Closing.
(i)    Buyer shall have received a certificate of good standing (or equivalent) from the Secretary of State (or equivalent Governmental Entity) of the jurisdiction of incorporation, formation or organization, as applicable, of each Acquired Company, dated within five (5) Business Days prior to the Closing.
(j)    Buyer shall have received a duly completed and properly executed Secretary Certificate.
(k)    The Pre-Closing Restructuring shall have been duly completed.
(l)    Prior to the Closing, Seller shall have delivered to Buyer the Company Audited Financial Statements.
Section 7.3    Conditions to Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the Transaction are further subject to the satisfaction, or waiver by Seller, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyer set forth herein will be true and correct in all respects (without giving effect to any material or “Material Adverse Effect” qualification contained therein) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where such failures to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay, materially impair or materially impede the performance by Buyer of its obligations under this Agreement or the ability of Buyer to consummate the Transaction.
(b)    Buyer will have performed or complied in all material respects with the covenants and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    Buyer will have furnished Seller with a certificate dated the Closing Date signed on its behalf by a duly authorized executive of Buyer or another senior executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing as set forth below:
(a)    by mutual written consent of Buyer and Seller;
(b)    by Seller or Buyer by giving written notice of such termination to the other party, if:
(i)    the Closing is not consummated by February 8, 2027 (the “Outside Date”), unless extended by written agreement of Buyer and Seller (or, with respect to Buyer’s right to terminate only, as automatically extended pursuant to Section 2.2); provided, that the right to terminate this Agreement under this Section 8.1(b)(i) will not be available to any Party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Closing to occur on or before such date and such action or failure to act constitutes a breach, or failure to perform or comply with any of its obligations under, this Agreement; provided, further, that if, on the Outside Date, all of the conditions to the Closing set forth in Article VII have been satisfied or duly waived by all Parties entitled to the benefit thereof (other than (1) the conditions set forth in Section 7.1(a), Section 7.1(b) (but solely in respect of such a Law or Order under the HSR Act or any other Antitrust Laws or National Security Laws), and/or Section 7.1(c) and (2) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing were the Outside Date)), then the Outside Date then in effect shall be automatically extended no more than two (2) times in the aggregate, each time by a period of thirty (30) calendar days (such extended date, the “Extended Outside Date”), and upon each such automatic extension, the Extended Outside Date shall apply for all purposes under this Agreement in lieu of the Outside Date; provided, further, that if, on the Outside Date, (A) all of the conditions to the Closing set forth in Article VII have been satisfied or duly waived by all Parties entitled to the benefit thereof (other than (1) the condition set forth in Section 7.1(c) (but solely with respect to obtaining CFIUS Approval), and (2) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing were the Outside Date)), (B) the parties are working in good faith to obtain the CFIUS Approval and satisfy the condition in Section 7.1(c) in accordance with the terms of this Agreement, and (C) at any time prior to the Outside Date when the Parties’ prefiling draft notice or joint voluntary notice to CFIUS filed in accordance with Section 6.11 was pending with CFIUS, the U.S. Department of the Treasury, or any other applicable U.S. government agency with responsibility for accepting, reviewing, or processing the CFIUS notice or related submissions was not accepting, reviewing, or processing notices, submissions, or other required documents due to a U.S. federal government shutdown, lapse in appropriations, or a substantially similar event or condition that results in such agencies’ not processing such notices, submissions, or documents, then the Outside Date shall be automatically extended on a day-for-day basis (not to exceed one hundred twenty (120) days) for each day during the time prior to the Outside Date when the Parties’ prefiling draft notice or joint voluntary notice to CFIUS filed in accordance with Section 6.11 was pending with CFIUS that such agencies were not processing such notices, submissions, or documents; or
(ii)    (A) there shall be any applicable Law in effect that permanently makes illegal or prevents, enjoins, restrains or otherwise prohibits the consummation of the Transaction, (B) any Governmental Entity shall have issued an Order or taken any other Action permanently restraining, enjoining or otherwise prohibiting the Transaction and such Order or other Action shall have become final and non-appealable, or (C) the President shall have issued an Order or Action restraining, enjoining or otherwise prohibiting the Transaction pursuant to the DPA; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Seller or to Buyer where the failure of Seller or the failure of Buyer, as applicable, to perform or fulfill any of its obligations under this Agreement, or such Party’s breach of any of its representations, warranties, covenants or agreements hereunder, has principally caused such Law, Order or Action;
(c)    by Seller, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Buyer, such that the conditions set forth in Section 7.1 or Section 7.3 would not be satisfied as of the time of such breach; provided, that if such breach by Buyer is curable prior to the Outside Date through the exercise of reasonable efforts, then Seller may not terminate this Agreement under this Section 8.1(c) prior to thirty (30) days following the delivery of written notice to Buyer by Seller of such breach (it being understood that Seller may not terminate this Agreement pursuant to this Section 8.1(c) if (i) such breach by Buyer is cured such that such conditions would then be satisfied or (ii) the Company or Seller is then in material breach of its obligations under this Agreement such that the conditions set forth in Section 7.1 or Section 7.2 would not be capable of being satisfied);
(d)    by Buyer, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or Seller, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach; provided, that if such breach is curable by the Company or Seller, as applicable, prior to the Outside Date through the exercise of reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(d) prior to thirty (30) days following the delivery of written notice to Seller by Buyer of such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if (i) such breach by the Company or Seller is cured such that such conditions would then be satisfied or (ii) Buyer is then in material breach of its obligations under this Agreement such that the conditions set forth in Section 7.1 or Section 7.3 would not be capable of being satisfied);
(e)    by Buyer if there shall have occurred a Material Adverse Effect; or
(f)    by Seller if (i) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to Section 2.2 (other than those conditions that by their terms are to be satisfied, and could have been satisfied, at the Closing), (ii) Seller irrevocably confirms to Buyer in writing that (A) all of the conditions to Seller’s obligations to consummate the Closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied, and could have been satisfied, at the Closing) and (B) Seller is ready, willing and able to consummate the Closing (iii) Buyer fails to consummate the Closing within five (5) Business Days after the later of (A) the date of delivery of the confirmation by Seller required by clause (ii) above and (B) the date by which the Closing should have occurred pursuant to Section 2.2, and (iv) at all times during the period contemplated by the foregoing clause (iii) Seller has remained ready, willing and able to consummate the Closing.
Section 8.2    Notice of Termination; Effect of Termination. If Seller or Buyer wish to terminate this Agreement pursuant to Section 8.1, then such Party will deliver to the other Party a written notice stating that such Party is terminating this Agreement and setting forth a brief description of the basis on which such Party is terminating this Agreement. Subject to the relevant periods and the receiving party’s right to cure pursuant to Section 8.1, any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other Parties. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, except (i) as set forth in Article I, Section 6.2(a), this Section 8.2, and Article IX, each of which will survive the termination of this Agreement, and (ii) nothing herein relieves any Party from liability for Fraud or Willful Breach. Nothing in this Section 8.2 shall relieve or release any Party of any liability (including damages based on the loss of the economic benefits of the Transaction) arising out of such Party’s Willful Breach of this Agreement prior to any such termination. For purposes of this Agreement, the failure to consummate the Closing pursuant to, and when required by, the terms of this Agreement shall constitute a Willful Breach of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    No Survival; Exclusive Remedy.
(a)    Except in the case of Fraud, no representations or warranties contained in this Agreement or any other Ancillary Agreement will survive beyond the Closing except that the representations and limitations set forth in Section 5.11 shall survive the Closing. Except in the case of Fraud, no claim for breach of any representation or warranty, detrimental reliance or other right or remedy (whether based in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto, and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing. All representations and warranties set forth in this Agreement and the other Ancillary Agreements are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting, and no Person or Party is relying on, the truth or accuracy of any factual statements contained in any representation and warranty set forth in this Agreement or any other Ancillary Agreement; rather, the Parties have agreed that should any representations and warranties of any Party prove inaccurate, the other Party shall have the specific remedies herein specified as the exclusive remedy therefor. Buyer hereby irrevocably and unconditionally acknowledges and agrees that, except in the event of Fraud, the sole and exclusive source of recovery and remedy for any Damages sustained, suffered, or incurred by Buyer or any of its Affiliates (including the Company) or any of its or their respective Representatives resulting from any breach, misstatement, misrepresentation, inaccuracy, or omission by the Company or Seller of any of their respective representations or warranties set forth in this Agreement or any other Ancillary Agreement, or from any failure by Seller or the Company to perform any covenant or agreement hereof or thereof that is required to be performed prior to the Closing contained herein or therein whether such Actions are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious, or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, shall be recovery against the R&W Insurance Policy in accordance with the terms thereof. For the avoidance of doubt, no Damages suffered or incurred by Buyer or any of its Affiliates (including the Company) or any of its or their respective Representatives resulting from any breach, misstatement, misrepresentation, inaccuracy, or omission by the Company or Seller of any of their respective representation or warranty set forth in this Agreement or any other Ancillary Agreement shall be recoverable through the Net Adjustment Amount, regardless of whether or not such breach, misstatement, misrepresentation, inaccuracy, or omission may have otherwise properly been included in the calculation thereof. Buyer shall not be entitled to a rescission of this Agreement, or to any further indemnification rights or other claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation, or otherwise), all of which Buyer hereby waives. For the avoidance of doubt, nothing in this Section 9.1 shall limit Buyer’s rights or remedies with respect to (i) any breach of any covenant or agreement by Seller that is required by its terms to be performed after the Closing or (ii) claims based on Fraud.
(b)    The covenants and agreements in this Agreement that contemplate actions (or inactions) to be taken (or not taken) prior to the Closing shall not survive the Closing, and, after the Closing, there shall be no liability on the part of, nor shall any claim be made by any Party or any of their respective Affiliates in respect of any such covenants or agreements to be performed prior to the Closing. The covenants and agreements that contemplate actions (or inaction) to be taken (or not taken) after the Closing pursuant to this Agreement or any other Ancillary Agreement, shall survive the Closing in accordance with their respective terms, and if no such term exists, such covenant shall survive for one (1) year after the Closing.
(c)    Except as expressly provided in this Agreement and except in the case of Fraud, the Parties hereby agree that no Party shall have any liability, and no Party shall (and each Party shall cause its respective Affiliates not to) make any claim, for any Damages or any other matter, under, relating to or arising out of this Agreement or any other Ancillary Agreement (including breach of representation, warranty, covenant or agreement), whether based in contract, tort, strict liability, other Laws, or otherwise; provided, however, that nothing herein shall prevent Buyer from seeking recovery, or recovering, under the R&W Insurance Policy in accordance with its terms.
Section 9.2    Amendment and Waivers. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by

Buyer, and Seller and specifically referencing this Agreement. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
Section 9.3    Expenses. Except as otherwise specifically provided herein, whether or not the Closing takes place, all fees, costs and expenses (including all legal, accounting, broker, finder and investment banker fees) incurred in connection with this Agreement and the Transaction are to be paid by the Party incurring such fees, costs and expenses.
Section 9.4    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by electronic mail, by nationally recognized overnight courier service or by registered mail and will be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 prior to 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (b) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 later than 5:00 p.m. (New York City time) on any date and earlier than 12:00 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), or (d) upon actual receipt by the party to whom such notice is required to be given if sent by registered mail (provided, in the case of clause (c) and (d) that a copy shall be contemporaneously delivered by electronic mail). The address for such notices and communications will be as follows:

(i)	if to Buyer or, after the Closing, the Company, to:

Joby Aviation, Inc.
333 Encinal Street
Santa Cruz, CA 95060
Email: legal@jobyaviation.com
Attention: Legal Department

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Email: Ross.McAloon@lw.com; Tessa.Bernhardt@lw.com
Attention: Ross McAloon; Tessa Bernhardt

(ii)	if to Seller or, prior to the Closing, the Company, to:

Strix Parent, LLC
c/o Cerberus Capital Management, L.P.
875 Third Avenue
New York, New York 10022
Attention: Michael Palmer; Jacob Hansen
Email: mpalmer@cerberus.com; jhansen@cerberusoperations.com

with a copy to:

King & Spalding LLP
1650 Tysons Boulevard, Suite 400
McLean, VA 22102
Attention: Charles W. Katz; Jeremy M. Schropp
Email: ckatz@kslaw.com; jschropp@kslaw.com
Section 9.5    Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, by the use of any electronic signature, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.6    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Disclosure Schedules), the Ancillary Agreements, and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except as set forth in this Agreement, including Section 6.6, is not intended to and will not confer upon any Person other than the parties and their permitted assigns any rights, benefits or remedies of any nature whatsoever.
Section 9.7    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible and the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
Section 9.8    Governing Law; Consent to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and the Transaction or in connection with to any matter which is the subject of this Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, will be construed in accordance with and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflict of laws provisions thereof that would apply the law of any jurisdiction other than the State of Delaware). The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or any applicable state appellate court therefrom within the State of Delaware, or in the event (but only in the event) such courts do not have (or otherwise decline) subject matter jurisdiction over a given matter, any federal court within the State of Delaware, or in the event (but only in the event) such courts do not have subject matter jurisdiction over a given matter, any state court within the State of Delaware (collectively, the “Chosen Courts”) over any action arising out of or in connection with this Agreement or the Transaction or related to any matter which is the subject of this Agreement and each Party hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such courts. The Parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such action brought in such court or any claim that such action brought in such court has been brought in an inconvenient forum. Each of the Parties agrees that a judgment in such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Law. Each of the Parties hereby irrevocably consents to process being served by any party to this Agreement in any action by delivery of a copy thereof in accordance with the provisions of Section 9.4 and consents to the exercise of jurisdiction of the Chosen Courts over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the Transaction or the enforcement of any rights under this Agreement.
Section 9.9    Assignment. This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of any Party may be assigned or delegated by such Party without the prior written consent of the other Parties, except that Buyer may transfer or assign its rights and obligations hereunder, in whole or from time to time in part, (i) prior to the Closing, to a wholly-owned subsidiary of Buyer, and (ii) after the Closing, to any Person; provided that such transfer or assignment shall not relieve Buyer of its obligations hereunder. No assignment pursuant to this Section 9.9 will limit any Party’s obligations hereunder. Any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Party in violation of this Agreement will be void and of no effect. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and permitted assigns.
Section 9.10    Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specified terms or were otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Transaction. It is accordingly agreed that prior to the Closing (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other form of equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of proving actual damages or posting any bond or other security, and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled hereunder or at Law or in equity and that this right shall include the right of the Company and Seller to cause Buyer to cause the Transactions to be consummated. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other form of equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. If, on or prior to the Outside Date, any Party brings any action, in each case in accordance with Section 9.10, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended (x) for the period during which such action is pending, plus twenty (20) Business Days, or (y) by such other time period established by the court presiding over such action, as the case may be.
Section 9.11    Non-Recourse. Except in the case of Fraud, notwithstanding any other provision of this Agreement or any rights of a Party at Law or in equity, this Agreement may only be enforced against, and any Action based upon, arising out of or related to this Agreement or the Transaction may only be brought against, the Persons that are expressly Parties (and their respective successors and permitted assigns pursuant to Section 9.9) and then only with respect to the specific obligations set forth herein with respect to such Party or assumed by such successor or permitted assign.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN THE PARTIES ARISING OUT OF OR RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE NEGOTIATION OF THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION.
Section 9.13    Waiver of Conflicts and Privilege.
(a)    After the Closing, it is possible that King & Spalding LLP (“K&S”) will represent Seller or its Affiliates (collectively, the “Seller Group”) in connection with the Transaction. Buyer and Seller hereby agree that K&S (or any successor) may represent all or a portion of the Seller Group or any director, member, manager, partner, officer, employee, other Representative, or Affiliate of the Seller Group who was directly and substantially involved in the negotiation and execution of the Transaction (any such Person, a “Designated Person”) in the future in connection with issues that may arise under this Agreement, including in connection with any Action or obligation arising out of or relating to this Agreement, the other Ancillary Agreements, or the Transaction (the “Post-Closing Representation”); provided, however, that K&S shall not undertake such representation if K&S then represents, or is then representing, Buyer or any of its Subsidiaries in any substantially related matters for which K&S would be obligated to obtain a conflict waiver from Buyer or any such Affiliate under applicable ethical rules in order to represent the Seller Group or any Designated Person. Each of the Parties consents to the Post-Closing Representation and waives any conflict of interest arising therefrom to the extent such conflict of interest is capable of being cured through consent and waiver, and each Party will cause any controlled Affiliate thereof to consent to waive any such conflict of interest arising from such Post-Closing Representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so. Notwithstanding the foregoing, if, following the Closing, K&S enters into a new engagement with Buyer or any of its Affiliates and, as a result of that engagement, K&S would be obligated to obtain a conflict waiver from Buyer or any such Affiliate under applicable ethical rules in order to represent the Seller Group or any Designated Person with respect to any of the foregoing matters, K&S shall first obtain such a conflict waiver before taking on any such representation, it being acknowledged and agreed that Buyer shall have no obligation under this Section 9.13 to provide such conflict waiver.
(b)    In connection with any Post-Closing Representation, including in connection with a dispute with Buyer and, following the Closing, with the Company, Buyer waives and will not assert, and agrees to cause the Company to waive and to not assert, as applicable, any attorney-client privilege with respect to any communication between K&S and any Designated Person that was subject to attorney-client privilege as of immediately prior to the Closing and related to (solely to the extent related to) the negotiation, preparation, execution, delivery and performance of this Agreement, the other Ancillary Agreements and the consummation of the Transaction and occurring during the period of time up to and through the Closing, it being the intention of the Parties that following the Closing all such rights to such attorney-client privilege and to control such attorney-client privilege shall be exclusively vested in and belong to Seller; provided, however, that the foregoing waiver and acknowledgement of retention shall not extend to (i) any communication not involving this Agreement, the other Ancillary Agreements or the Transaction, (ii) communications with any Person other than the Designated Persons and their advisors, or (iii) any communication relating to day-to-day operations of the business of any Acquired Company that does not relate to the Transaction. Nothing contained in this Section 9.13 shall prohibit Buyer or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) from asserting (but not waiving without the prior written consent of Seller) attorney-client privilege with respect to communications regarding the negotiation, preparation, execution, delivery, and performance of this Agreement, the other Ancillary Agreements, and the consummation of the Transaction, as applicable, to avoid disclosure to a third party, and Buyer or such Affiliate may assert the attorney-client privilege to prevent such disclosure to such third party, and if requested by Buyer or such Affiliate (in writing), Seller shall use commercially reasonable efforts to assert such privilege to the extent practicable and permitted by Law.
Section 9.14    Seller Parties’ Representative.
(a)    Appointment of Seller Parties’ Representative. By executing this Agreement or the Joinder, Lock-up and Release Agreement, each Seller Party shall be deemed to have approved Seller as the representative, agent and attorney-in-fact for each of the Seller Parties in connection with this Agreement and the Ancillary Agreements to take any and all actions and make decisions required or permitted to be taken by the Seller Parties pursuant to this Agreement, and to act as Seller Parties’ Representative under this Agreement and the Ancillary Agreements in accordance with the terms of this Section 9.14 and the Ancillary Agreements (the “Seller Parties’ Representative”). In the event of the resignation of the Seller Parties’ Representative, a successor Seller Parties’ Representative shall thereafter be appointed by Seller by execution of an instrument in writing delivered by Seller to Buyer.
(b)    Authority. Without limiting the foregoing, the Seller Parties’ Representative is hereby authorized and empowered to act for, and on behalf of, any or all of the Seller Parties in connection with such matters as are reasonably necessary for the consummation of the Transaction including, without limitation, (i) in connection with the Closing Distribution Spreadsheet, (ii) in connection with Purchase Price Adjustment procedures set forth in Section 2.4, (iii) to terminate, amend, waive any provision of, or abandon, this Agreement or any of the Ancillary Agreements (provided that this subsection shall not be construed to grant Seller Parties’ Representative any additional rights of termination, amendment, waiver or abandonment and any such action shall be undertaken strictly in accordance with the rights, procedures and limitations of this Agreement or such Ancillary Agreement, as the case may be), (iv) to act as the representative of the Seller Parties to review all claims and disputes or question the accuracy thereof, (v) to take such further actions as are authorized in this Agreement or the Ancillary Agreements, and (vi) in general, to do all things and perform all acts, including, without limitation, executing and delivering all agreements (including the Ancillary Agreements), certificates, receipts, consents, elections, instructions and other documents contemplated by or deemed by the Seller Parties’ Representative to be necessary in connection with this Agreement, the Ancillary Agreements and the Transaction. Buyer shall be entitled to rely on such appointment and to treat the Seller Parties’ Representative as the duly appointed representative of each Seller Party under this Agreement.
(c)    Release from Liability; Indemnification. The Seller Parties’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Seller Parties’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Seller Parties shall indemnify the Seller Parties’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller Parties’ Representative, the Seller Parties’ Representative will reimburse the Seller Parties the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Parties’ Representative or the termination of this Agreement.
(d)    Post-Closing Expense Fund. The Seller shall hold the Post-Closing Expense Fund in an account to be designated by the Seller as a fund from which the Seller Parties’ Representative shall pay any fees, expenses or costs it incurs in performing its rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant to this Agreement, in each case, by or on behalf of the Seller Parties. The Seller Parties’ Representative shall be permitted to retain accountants, legal or other third party advisors and consultants to assist with performing its rights, duties and obligations under this Agreement and, for the avoidance of doubt, shall be permitted to use funds from the Post-Closing Expense Fund to pay such accountants, advisors or consultants. At such time as the Seller Parties’ Representative determines in its good faith discretion that it has fulfilled all of its post-Closing obligations under this Agreement and the other documents and instruments executed and delivered pursuant to this Agreement, the Seller Parties’ Representative shall distribute to the Seller Parties any and all amounts remaining in the Post-Closing Expense Fund.
[Signatures on Following Page.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

BUYER:

JOBY AVIATION, INC.

By:	/s/ JoeBen Bevirt

Name:	JoeBen Bevirt

Title:	Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

COMPANY:

STRIX HOLDINGS, INC.

By:	/s/ Michael Palmer

Name:	Michael Palmer

Title:	President

SELLER:

STRIX PARENT, LLC

By:	/s/ Jeremy Micah North

Name:	Jeremy Micah North

Title:	Chief Executive Officer